Exhibit 14 (b)

Portions of the Annual Report to shareholders for 2003

See attachment.

Note: the attached portions of the Annual Report to Shareholders for 2003, consisting of the Management Report and the Financial Statements and Analysis, are furnished to the Securities and Exchange Commission for information only and are not filed except for such specific portions that are expressly incorporated by reference in this report on Form 20-F.

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Lighting

•	Lamps

•	Luminaires

•	Lighting Electronics

•	Automotive & Special Lighting

Consumer Electronics

•	Display

•	Video

•	Audio

•	Consumer Communications

•	Peripherals & Accessories

•	Licenses

Domestic Appliances and Personal Care

•	Shaving & Beauty

•	Oral Healthcare

•	Food & Beverage

•	Home Environment Care

Semiconductors

•	Consumer Systems

•	Communications

•	MultiMarket Semiconductors

•	Foundries

•	Assembly & Test

•	Mobile Display Systems

Medical Systems

•	X-ray

•	Computed Tomography

•	Magnetic Resonance

•	Ultrasound

•	Nuclear Medicine

•	Medical IT

•	Cardiac & Monitoring Systems

•	Dictation & Speech Recognition Systems

•	Personal Healthcare

•	Customer Financing

•	Document Management Services

•	Asset Management Services

Miscellaneous

•	Technology & Design

•	Corporate Investments

•	Shared Services

•	Navigation Technology

•	Optical Storage

11

Cooperative business activities and unconsolidated companies

Philips engages from time to time in cooperative activities with other companies. Philips’ principal cooperative business activities and participating interests are set out below.

LG.Philips LCD Co. is a 50/50 manufacturing joint venture with LG Electronics of South Korea and is the world’s No. 1 supplier of large-size TFT liquid-crystal display (LCD) panels.This joint venture has enabled Philips to become a leader in the area of active-matrix LCDs, a display technology that is rapidly migrating from notebook and desktop monitors to other areas, such as televisions.

LG.Philips Displays is a 50/50 joint venture with LG Electronics of South Korea and is a leading supplier of cathode ray tubes (CRTs) for televisions and desktop monitors.The joint venture combines the two companies’ complementary strengths and creates cost synergy potential in the mature CRT market. The company is in the midst of a large restructuring program to address the structural overcapacity in the industry and to reduce its operational costs.

Taiwan Semiconductor Manufacturing Company Limited (TSMC) is a semiconductor foundry operation in which Philips currently holds 19.1% of the total number of outstanding common shares. TSMC is the world’s largest dedicated semiconductor foundry, providing the industry’s leading process technology and the foundry industry’s largest portfolio of process-proven library, IP, design tools and reference flows. The company operates one advanced 300 mm wafer fab, five eight-inch fabs and one six-inch wafer fab. TSMC also has substantial capacity commitments at its wholly owned subsidiary, WaferTech, and its joint venture fab, SSMC. In early 2001,TSMC became the first IC manufacturer to announce a 90 nm technology alignment program with its customers. In November 2003, Philips sold 100 million American Depository Shares, each representing five common shares in TSMC. The principal reasons for the shareholding are to secure a strategic supply of wafers, to share and exchange technology and manufacturing knowledge, and to share the risk of capital.

Systems on Silicon Manufacturing Company (SSMC), a Singapore-based wafer fabrication firm, is a joint venture established by Philips (48%),Taiwan Semiconductor Manufacturing Company (TSMC: 32%) and the Economic Development Board of Singapore (EDB: 20%).The original USD 1.2 billion investment project led to the creation of a state-of-the-art wafer fabrication facility in Singapore’s Pasir Ris Wafer Fab Park, capable of producing semiconductor wafers with advanced sub-micron process technologies. Construction of the SSMC fab was completed in record time, setting a new benchmark in the semiconductor industry. The principal reasons for the shareholding are to secure a strategic supply of wafers and to limit loading risks and share the risk of capital.

In the Lumileds Lighting 50/50 joint venture, Philips and Agilent Technologies have the complementary strengths and positions to successfully develop the market for LED-based lighting products. The product portfolio has been extended from LED traffic signal products to a variety of other applications, including automotive, signaling, contour lighting and signs, illumination and LCD backlighting, demonstrating both parties’ confidence in the new technology. The operations are located in the USA, Malaysia and the Netherlands.

Atos Origin is a leading international IT services provider and a global supplier of business consulting and technology integration services. Atos Origin provides integrated design, build and operate solutions to a base of large clients in carefully targeted industry sectors in over 30 countries worldwide. At year-end 2003 Philips’ share in Atos Origin amounted to 44.7%. In 2003, Atos Origin announced that it had agreed to buy

36

Schlumberger Sema in 2004 with cash and new shares. Consequently, Philips’ stake will decrease from 44.7% to 31.8% and, based on current information, a dilution gain of approximately EUR 120 million is expected to be reported in the first quarter of 2004.

InterTrust Technologies Corporation

In January of the year under review Philips (49.5%) and Sony Corporation of America (49.5%), a subsidiary of Sony Corporation, and certain other investors (1%) acquired InterTrust Technologies Corporation.

InterTrust is a leading developer of DRM (Digital Rights Management) technologies and holds a key DRM patent portfolio, which covers a wide variety of secure digital distribution technologies, including digital media platforms, web services and enterprise infrastructure. An important objective of the acquisition is to ensure wider access to InterTrust’s key DRM intellectual property rights, so as to enable broad DRM-protected distribution of digital content for the benefit of content owners, service providers, device makers as well as consumers and enterprises.

FEI Company is a US-based company in which Philips holds 26% of the outstanding shares. FEI is the leading supplier of Structural Process ManagementTM solutions to the world’s technology leaders in the fields of semiconductors, data storage and biological structures.

Philips Medical Systems and Rabobank Group’s subsidiary De Lage Landen International set up a venture to provide financing throughout the United States for the purchase of the full range of diagnostic imaging equipment produced by Philips Medical Systems. The venture is called Philips Medical Capital and is based in Wayne, Pennsylvania. De Lage Landen owns a majority stake (60%) in the venture and has operational control. The venture became operational in the fourth quarter of 2002.

Philips Medical Systems and Société Générale have signed a memorandum of understanding to set up a venture to provide financing to customers in a number of European countries for the purchase of the full range of diagnostic imaging equipment produced by Philips Medical Systems. The venture is expected to become operational during the first half of 2004.

By year-end 2003 the Corporate Venturing portfolio comprised some 20 companies in which Philips has a minority stake and, in some cases, an active business relationship. The Company has stopped acquiring interests in new ventures under this Corporate program and is currently re-evaluating its position in this area.

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Board of Management

Gerard Kleisterlee 1946, Dutch
President/CEO and Chairman of the Board of Management and the Group Management Committee
President/CEO and Chairman of the Board of Management since April 2001; member of the Board of Management since April 2000;
member of the Group Management Committee since January 1999

After graduating in electronic engineering at Eindhoven University of Technology, Gerard Kleisterlee started his career with Philips in 1974 at Medical Systems. In 1981 he became general manager of Professional Audio Systems. In 1986 he joined Philips Components, and after becoming general manager of Philips Display Components for Europe, he was appointed managing director of Philips Display Components worldwide in 1994. He became president of Philips Taiwan and regional manager for Philips Components in Asia Pacific in 1996. He was also responsible for the activities of the Philips Group in China from September 1997 to June 1998. From January 1999 to September 2000 he was President/CEO of the former Philips Components division.

Gerard Kleisterlee is also Chairman of the Supervisory Board of Eindhoven University of Technology and non-executive director of Vivendi Universal	Jan Hommen 1943, Dutch
Vice-Chairman of the Board of Management and Chief Financial Officer
Vice-Chairman of the Board of Management since April 2002;
member of the Board of Management and the Group Management Committee and Chief Financial Officer since March 1997

Jan Hommen studied business economics at Tilburg University, before beginning his career as controller at Lips Aluminium in Drunen (The Netherlands) in 1970. This company was taken over by Alcoa in 1975, whereupon he became financial director of Alcoa Nederland. In 1978, Jan Hommen moved to Alcoa’s head office in Pittsburgh, USA, as assistant-treasurer, becoming vice-president and treasurer in 1986 and executive vice-president and chief financial officer in 1991.

Jan Hommen is also Chairman of the Board of the Philips US subsidiary MedQuist and member of the Supervisory Board of the former Philips subsidiary Atos Origin. He is also a member of the Supervisory Boards of Royal Ahold and TPG and Chairman of the Supervisory Board of the University Hospital of Maastricht.

Ad Huijser 1946, Dutch
Executive Vice-President and Chief Technology Officer
Member of the Board of Management since April 2002; Chief Technology Officer since May 2001; member of the Group Management Committee since April 1999 and CEO of Philips Research since 1998

After graduating from Eindhoven University of Technology, Ad Huijser gained a Ph.D. in applied physics from the University of Twente. He joined Philips in 1970 and held various positions in the Research Laboratories before becoming chief technology officer for the Consumer Electronics division in 1991. A year later he became managing director of R&D for the Television business group. In 1994 he returned to the Research Laboratories as managing director and chairman of the management committee, and in 1996 he was appointed senior adviser and director of Philips Multimedia Center in California.

Ad Huijser is also a member of the Supervisory Board of CQM (Centre for Quantitative Methods)	Gottfried Dutiné 1952, German
Executive Vice-President
President/CEO of the Consumer Electronics division since January 2003; member of the Board of Management since April 2002; member of the Group Management Committee since February 2002

Gottfried Dutiné holds a degree in electrical engineering and a Ph.D. in communications technology from the University of Darmstadt, Germany. He began his career at Rockwell-Collins in Frankfurt, where he was appointed director of engineering. In 1984 he joined Motorola, and in 1989 he went to Robert Bosch, where he held several positions before leaving for Alcatel in Paris at the end of 1997. At Alcatel he was appointed vice-president of the Telecom Board Committee and area president for Central & Eastern Europe and Russia.

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Group Management Committee

The Group Management Committee (GMC) is composed of the Board of Management and the following senior officers:

Arie Westerlaken 1946, Dutch
Member of the GMC since May 1998, Secretary to the Board of Management since 1997 and Chief Legal Officer since 1996
Arie Westerlaken graduated in law from the University of Utrecht. He joined Philips’ legal department in the Netherlands in 1973 and was appointed general counsel to Philips Japan in 1979. After six years in Japan and five years with the Corporate Legal Department in Eindhoven, he left Philips in 1990 to become director of legal affairs at DAF Trucks. Returning to Philips in 1994, he was appointed director of legal affairs.	Jan Oosterveld 1944, Dutch
Member of the GMC since May 1998; responsible for Corporate Strategy since 1997 and the Asia Pacific region since 2003
Jan Oosterveld studied mechanical engineering and factory automation at Eindhoven University of Technology and achieved an MBA at the Instituto de Estudios Superiors de la Empresa in Barcelona. He joined Philips in 1972 and held a variety of senior management positions in Spain and the Netherlands, before becoming R&D and industrial director of the VCR business in 1983. Appointed a director in 1984, Jan Oosterveld founded Philips Key Modules in 1989. He was appointed managing director in 1995.

Arthur van der Poel 1948, Dutch
Member of the Group Management Committee since May 1996; responsible for Sustainability and Quality Policy since 2002
Arthur van der Poel graduated in telecommunications engineering at Eindhoven University of Technology and began his career with the Dutch PTT. He joined Philips in 1984 and became a director of the Semiconductors division (responsible for the Consumer ICs business group) in 1991. Three years later he was appointed managing director of the Consumer ICs business group. He was CEO of Philips Semiconductors from 1996 until 2001 and a member of the Board of Management from May 1998 until April 2003.	Scott McGregor 1956, American
Member of the GMC since January 2002 and President/CEO of the Semiconductors division since 2001
Scott McGregor holds a B.A. in psychology and an M.Sc. in computer science and computer engineering from Stanford University. He joined Philips Semiconductors in 1998 with responsibility for the newly created unit Emerging Businesses, focusing on creating fast-growing markets such as smart cards, networking, digital media processing and computing. Prior to joining Philips, he held senior management positions at the Xerox Palo Alto Research Center, Microsoft, Digital Equipment and SCO.

Andrea Ragnetti 1960, Italian
Member of the GMC since January 2003 and Chief Marketing Officer since 2003
Andrea Ragnetti holds a degree in political science from Perugia University. He began his career in marketing at Procter & Gamble in 1987. In 1993 he joined Joh. A. Benckiser, becoming marketing vice- president, a position he held until 1997. He joined Telecom Italia in 1998 as executive vice-president of marketing for its Mobile division and took up a similar position with its Consumer division a year later.	Daniel Hartert 1958,German
Member of the GMC since August 2003 and Chief Information Officer since 2002
Daniel Hartert graduated in Computer Science and Business Administration in 1986. In the first six years of his professional career he held various technical positions with Robert Bosch GmbH and VLSI Technology GmbH in Munich. In 1992 he joined Bertelsmann AG as IT Director of its European music business. In 1995 he moved to New York as International CIO of Bertelsmann Music Group, before returning to Germany four years later to become Bertelsmann CIO and member of the Executive Board of Bertelsmann’s Direct Group. In 2001 he was appointed to the Executive Board of Arvato, the Services Division of Bertelsmann.

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Tjerk Hooghiemstra 1956, Dutch
Member of the GMC since April 2000; responsible for Human Resources Management since 2000
Tjerk Hooghiemstra graduated in economics from Erasmus University in Rotterdam in 1982. He spent three years with the Amro Bank before joining the Hay Group in 1986, becoming a member of its European Executive Board and a partner of the Hay Group Exempted Partnership. Joining Philips in 1996, he was appointed managing director of HRM for the Consumer Electronics division.	Johan van Splunter 1945, Dutch
Member of the GMC since August 2003 and President/CEO of the Domestic Appliances and Personal Care division since 2003
Johan van Splunter studied Business Economics at the University of Amsterdam. He joined Philips in 1969, holding positions in product management, marketing and general management in the fields of personal care and consumer electronics. In 1985 he was appointed Managing Director of Grundig Appliances in Germany and later became a member of the Board of Management of Grundig AG. In 1997, Johan van Splunter was named CEO of Philips South Africa. From October 2001 to December 2002, while in his position as Regional Executive, he was also CEO of Philips in Singapore.	Rudy Provoost 1959, Belgian
Member of the GMC since August 2003 and CEO of Philips Consumer Electronics Global Sales and Services since 2003
Rudy Provoost holds degrees in Psychology and Business Administration from the University of Gent. He began his career in 1984 with Procter & Gamble Benelux. In 1987 he joined Canon Belgium, in the field of sales and marketing, becoming General Manager of Marketing for all business operations in 1989. In 1992 Rudy Provoost joined Whirlpool Belgium as Managing Director, going on to become Vice President Whirlpool Brand Group Europe in 1999. He joined Philips in October 2000, when he was appointed Executive Vice President of Philips Consumer Electronics in Europe.

Jouko Karvinen 1957, Finnish
Member of the GMC since October 2002 and President/CEO of the Medical Systems division since 2002
Jouko Karvinen holds an M.Sc. in electronics and industrial economics from Tampere University of Technology in Finland. Before joining Philips in 2002, he was responsible for the Automation Division of ABB Group Ltd. and was a member of the ABB Group Executive Committee. Jouko Karvinen also served ABB Group in several international positions, with business responsibilities in marketing and sales, project management and operations. He has extensive experience in integrating businesses after acquisitions.	Barbara Kux 1954, Swiss
Member of the GMC since October 2003 and Chief Procurement Officer since 2003
Barbara Kux holds an MBA from INSEAD. She began her career with Nestlé Germany as marketing manager in 1979. In 1984 she joined McKinsey, handling global assignments in strategy and business transformation. Five years later she joined ABB as Vice President responsible for the company’s entry into Central and Eastern Europe. In 1993 she returned to Nestlé as Vice President of the company’s Central and Eastern Europe region. In 1999 she joined Ford Europe as Executive Director responsible for capturing corporate synergies and establishing common business processes and structures across all key functions, including procurement.	Theo van Deursen 1946, Dutch
Member of the GMC since April 2003 and President/CEO of the Lighting division since 2003
Theo van Deursen joined Philips in 1973 after graduating in Electronics and Business Administration at Eindhoven University of Technology. Since then, he has held a number of key management positions, including CEO of the Lighting Electronics and Automotive & Special Lighting business groups. In 2002 he was entrusted with responsibility for the dissolution of the Components division. In 1985 he graduated from IMD’s Executive MBA program and later complemented this study with an Executive MBA from the University of Virginia.

Frans van Houten 1960, Dutch
Member of the GMC since August 2003 and CEO of the Consumer Electronics Business Groups since 2003
Frans van Houten holds a degree in Economics, Marketing and Business Management. He joined Philips in 1986, working in sales and marketing, before moving to the US in 1992 to become CEO of Philips Airvision, a small in-flight entertainment start-up. From 1993 to 1996 he was Vice President Global Marketing and Sales of the Communication Network Systems division at PKI in Germany. In 1996 he joined Consumer Electronics (CE), setting up the Disc Systems business. In 1998 he became COO of the Digital Video Group in Palo Alto, California, before moving to Singapore in 1999 as Executive Vice President of CE’s country organizations and businesses in the Asia Pacific and Middle East & Africa regions. In 2002 he became General Manager of Global Business Creation for CE.

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Supervisory Board

L.C. van Wachem 1931, Dutch** ***
Chairman
Member of the Supervisory Board since 1993; third term expires in 2005 Former Chairman of the Committee of Managing Directors of the Royal Dutch/Shell Group and former Chairman of the Supervisory Board of Royal Dutch Petroleum Company. Former member of the Supervisory Boards of Akzo Nobel, Bayer and BMW and of the Board of IBM. Currently Chairman of the Board of Directors of Zürich Financial Services and of Global Crossing Inc., and member of the Board of Directors of ATCO	W. de Kleuver 1936, Dutch* *** Vice-Chairman and Secretary Member of the Supervisory Board since 1998; second term expires in 2006 Former Executive Vice-President of Royal Philips Electronics	L. Schweitzer 1942, French
Member of the Supervisory Board since 1997; second term expires in 2005
Chairman and Chief Executive Officer of Renault, President of Renault-Nissan and member of the Boards of BNP Paribas, Electricité de France and Volvo

Sir Richard Greenbury 1936, British**
Member of the Supervisory Board since 1998; second term expires in 2006
Former Chairman and Chief Executive Officer of Marks & Spencer and former director of Lloyds TSB, British Gas, ICI and Zeneca, and currently member of the Board of Electronics Boutique Plc	J-M. Hessels 1942, Dutch*
Member of the Supervisory Board since 1999; second term expires in 2007
Former Chief Executive Officer of Royal Vendex KBB and currently Chairman of the Supervisory Board of Euronext and member of the Supervisory Boards of Laurus, Amsterdam Schiphol Group, Royal Vopak, Heineken, Barnesandnoble.com and Fortis	Prof. K.A.L.M. van Miert 1942, Belgian*
Member of the Supervisory Board since 2000; first term expires in 2004
Former Vice-President of the European Commission and currently President of Nyenrode University, member of the Supervisory Boards of Wolters Kluwer, RWE, DHV, Agfa Gevaert, De Persgroep, Fraport, Munich Re and Anglo American

J.M. Thompson 1942, Canadian**
Member of the Supervisory Board since 2003; first term expires in 2007
Former Vice-Chairman of the Board of Directors of IBM; currently Chairman of the Board of Toronto Dominion Bank and a director of Thomson Corporation and Robert Mondavi Corporation	C.J.A. van Lede 1942, Dutch**
Member of the Supervisory Board since 2003; first term expires in 2007
Former Chairman of the Board of Management of Akzo Nobel and currently Chairman of the Supervisory Board of the Dutch Central Bank, member of the Supervisory Boards of Akzo Nobel, Heineken, KLM, Scania, Reed Elsevier, Sara Lee Corporation, Air Liquide, and Chairman of the Board of Directors of INSEAD.

*	Member of the Audit Committee

**	Member of the Remuneration Committee

***	Member of the Corporate Governance and Nomination & Selection Committee

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Supervisory Board Report

General

The supervision of the policies and actions of the executive management (the Board of Management) of the Company is entrusted to the Supervisory Board, which, in the two-tier structure prescribed by Netherlands law, is a separate body and completely independent from the Board of Management. This independency is also reflected in the requirement that members of the Supervisory Board be neither a member of the Board of Management, nor an employee of the Company. The Supervisory Board, acting in the interests of the Company and the Philips Group, supervises and advises the Board of Management in performing its management tasks and setting the direction of the Group’s business. It is empowered to recommend to the General Meeting of Shareholders persons to be appointed as members of the Supervisory Board or the Board of Management. Major management decisions, including the Group strategy, require the approval of the Supervisory Board. The Supervisory Board determines the remuneration of the members of the Board of Management. While retaining overall responsibility, the Supervisory Board assigns certain of its tasks to three permanent committees: the Corporate Governance and Nomination & Selection Committee, the Remuneration Committee and the Audit Committee. The separate reports of these committees are part of this report and published below.

As in 2002, with the US Sarbanes-Oxley Act, there were again developments on corporate governance in 2003. As part of the worldwide developments in this field, on December 9, 2003, a Dutch Corporate Governance Code was published. In several meetings, the Supervisory Board was informed about and discussed the consequences of this code – which was previously published in draft form – for the Company. Disclosure of the application of the code’s principles and best practices will be required for the fiscal year 2004. In line with the Company’s improved corporate governance in the last few years, Philips addresses the way it intends to further implement its overall corporate governance structure in this report (please refer to pages 146-159 of the separate booklet entitled ‘Financial Statements and Analysis’).

Meetings of the Supervisory Board

The Supervisory Board met six times in the course of 2003, including a two-day meeting on strategy; all of its members participated in five or more of these meetings. The members of the Board of Management were present at the meetings of the Supervisory Board except in matters regarding the composition and functioning of the Supervisory Board and its members. The Supervisory Board also met without the members of the Board of Management being present when they discussed the composition of the Board of Management and the Group Management Committee, as well as the remuneration and performance of members of the Board of Management and the Group Management Committee. During the course of the year the Supervisory Board was informed and consulted by the Board of Management on the course of business, important decisions and the Philips Group strategy. In addition to the scheduled meetings, the Chairman and other members of the Supervisory Board had regular contact with the President/CEO and other members of the Board of Management throughout the year.

Composition and remuneration of the Supervisory Board

Members of the Supervisory Board are appointed by the General Meeting of Shareholders on the joint recommendation of the Supervisory Board and the Meeting of Priority Shareholders. The Supervisory Board aims for an appropriate combination of knowledge and experience among its members in relation to the global and multi-product character

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of the Company’s businesses. Consequently the Board aims for an appropriate level of experience in marketing, manufacturing, technology, financial, economic, social and legal aspects of international business and government and public administration. The Supervisory Board further aims to have available appropriate experience within Philips by having one former Philips executive as a member on its Board. Members are appointed for fixed terms of four years and may be re-elected for two additional four-year terms.

The Supervisory Board currently consists of eight members. At the General Meeting of Shareholders held on March 27, 2003 Mr J.M. Hessels was re-elected and Messrs J.M. Thompson and C.J.A. van Lede were elected to the Supervisory Board. At the 2004 General Meeting of Shareholders the present term of Mr K.A.L.M. van Miert will end. In view of the knowledge, experience and contribution he brings to the Board and the Audit Committee, we, in agreement with the Meeting of Priority Shareholders, shall make a proposal at the General Meeting of Shareholders to be held on March 25, 2004 to re-elect Mr Van Miert.

In agreement with the Meeting of Priority Shareholders, we shall also make a proposal at the 2004 General Meeting of Shareholders to elect Mr E. Kist as a member of the Supervisory Board as from July 1, 2004. Mr Kist (1944) is currently Chairman of the Executive Board of Amsterdam-based ING Group. Through the years, he has held several managerial positions within the ING Group, including a 3-year term in Washington D.C. as President of ING’s US insurance operations. He is a board member of several Dutch organizations such as the Confederation of Dutch Employers, the Netherlands’ Red Cross and the National Fund for Aid to Victims. Internationally, he is a board member of the International Insurance Society in New York, the Peace Palace in The Hague and a member of the Geneva Association. Mr Kist will retire as Chairman of the Executive Board of ING Group as of June 1, 2004. Besides his managerial business experience, the Supervisory Board bases its recommendation to the General Meeting of Shareholders to appoint Mr Kist as a member of the Supervisory Board on his knowledge and experience of the financial and economic aspects of international business.

The remuneration of the members of the Supervisory Board is determined by the General Meeting of Shareholders of the Company. In accordance with the articles of association, the Supervisory Board has determined the additional remuneration for its Chairman and the members of its committees. Since 1998 the remuneration has been EUR 40,840 per year for members of the Supervisory Board and EUR 74,874 for the Chairman. For each committee membership the remuneration is EUR 4,538 per year; details are disclosed on pages 116 and 117 of the separate booklet entitled ‘Financial Statements and Analysis’.

Report of the Corporate Governance and Nomination & Selection Committee

The Corporate Governance and Nomination & Selection Committee consists of the Chairman and Vice-Chairman/Secretary of the Supervisory Board. In line with the New York Stock Exchange listing rules and other developments in the field of corporate governance, the Committee reviews the corporate governance principles applicable to the Company at least once a year, and advises the Supervisory Board on any changes to these principles as it deems appropriate. In 2003, the Committee discussed several times the consequences for the Company of the new Dutch Corporate Governance Code, the final version of which was published on December 9, 2003. A full description of the Company’s current corporate governance structure is published on pages 146-159 of the booklet ‘Financial Statements and Analysis’.

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In accordance with its charter, incorporated in the Rules of Procedure of the Supervisory Board, the Corporate Governance and Nomination & Selection Committee consulted in 2003 with the President/CEO and other members of the Board of Management on the election or re-election of candidates for Supervisory Board membership and candidates to fill current and future vacancies on the Board of Management and the Group Management Committee, and prepared decisions and advised the Supervisory Board on the candidates for appointment. As of 2004, it will further supervise the policy of the Board of Management on the selection criteria and appointment procedures for Philips Senior Management.

In respect of the Board of Management and Group Management Committee, the following changes occurred in 2003.

Mr A.P.M. van der Poel relinquished his membership of the Board of Management and became Senior Vice-President and a member of the Group Management Committee on a part-time basis as of May 1, 2003. He will leave the Company on April 1, 2004. As of January 1, 2003, Mr A. Ragnetti has been appointed as Chief Marketing Officer, a member of the Group Management Committee and Senior Vice-President. Mr A.H.A. Veenhof resigned as CEO of the Domestic Appliances and Personal Care division and a member of the Group Management Committee as of May 1, 2003. Mr D.C.M. Hamill stepped down as CEO of the Lighting division as of July 1, 2003, and resigned as a member of the Group Management Committee as of December 7, 2003. As of May 1, 2003, Mr J.A. van Splunter succeeded Mr Veenhof as CEO of the Domestic Appliances and Personal Care division, and effective August 1, 2003 he has been appointed as a member of the Group Management Committee and Senior Vice-President. As of April 1, 2003, Mr T.W.H. van Deursen has been appointed as a member of the Group Management Committee and Senior Vice-President, and as of July 1, 2003, he succeeded Mr Hamill as CEO of the Lighting division. As of August 1, 2003, Mr R. Provoost has been appointed as CEO of Consumer Electronics Global Sales and Service, a member of the Group Management Committee and Senior Vice-President, and as of the same date, Mr F.A. van Houten has been appointed as CEO of Consumer Electronics Business Groups, a member of the Group Management Committee and Senior Vice-President. Also as of August 1, 2003, Mr D.U. Hartert, Chief Information Officer, has been appointed as a member of the Group Management Committee and Senior Vice-President. As of October 1, 2003, Mrs. B. Kux has been appointed as Chief Procurement Officer, a member of the Group Management Committee and Senior Vice-President.

Report of the Remuneration Committee

The Remuneration Committee, currently consisting of four members who are listed on page 64, is responsible for preparing decisions of the Supervisory Board on the remuneration of members of the Board of Management and the Group Management Committee. It met four times in the course of 2003.

The Remuneration Committee proposes to the Supervisory Board the remuneration policies for members of the Board of Management – to be submitted to the 2004 General Meeting of Shareholders for approval – and other members of the Group Management Committee and reports annually to the Supervisory Board on the implementation of this remuneration policy. The Supervisory Board, through the Remuneration Committee, implements this policy and determines on the basis of this policy the remuneration of the individual members of the Board of Management and other members of the Group Management Committee. The Supervisory Board aims to have available appropriate experience within the Remuneration Committee. Currently, no member of the Remuneration Committee is a member of the management board of another listed company.

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The Remuneration Committee has been assigned its tasks as laid down in the Charter of the Remuneration Committee that forms part of the Rules of Procedure of the Supervisory Board. The Committee reviewed its Charter and will adjust it in line with best practice.

General remuneration policies

The objective of the remuneration policy for members of the Board of Management is in line with that for Philips Executives throughout the Philips Group: to focus them on improving the performance of the Company and enhancing the value of the Group, to motivate and retain them, and to be able to attract other highly qualified executives to enter into Philips’ service, when required.

In determining the remuneration policy, the Remuneration Committee ensures that a competitive remuneration package for Board-level executive talent is maintained and benchmarked with other multinational companies operating in global markets. The main focus is on companies with headquarters based in Europe. Total individual compensation is aimed at the median of comparable companies in the general industry. For that purpose, benchmark research is carried out each year on a great number of Dutch companies (among others Shell, Unilever and Akzo Nobel), other European companies (e.g. Siemens, Nokia, STM and Alcatel) and over ten global multinational companies (e.g. IBM, Intel and Motorola) of comparable size, complexity and international scope in the general industry. Additional market data on hundreds of companies in the general industry is provided by a number of independent external expert advisers.

In order to link executive remuneration to the Company’s performance, the remuneration package includes a significant variable part in the form of an annual cash bonus incentive and a long-term incentive in the form of restricted shares and stock options.

The total cash pay-out in any year is the sum of the base salary received in the year concerned and the bonus pay-out related to the previous year. For those current Board members who were also Board members on April 1, 2002, the variable performance-based-reward part and the total cash pay-out in 2003 (and previous two years) is presented in the table below.

	Variable remuneration as a
	% of total remuneration1)						Total cash pay-out
Members Board
of Management2)	2001		2002		2003		2001		2002		2003

G.J. Kleisterlee	73.3%		66.7%		49.1%		970,295	6)	807,069		1,185,890
J.H.M. Hommen	70.6%		66.7%		49.3%		1,005,917		672,573		973,463
G.H.A. Dutiné	–	4)	0%	3)	55.2%	5)	n.a		375,000	7)	661,750
A. Huijser	–	4)	0%	3)	53.3%	5)	n.a		337,500	7)	581,444

Total							5,066,533	8)	3,143,206	8)	3,841,276	8)

1)	Restricted shares based upon actual grant price and stock options based upon Black & Scholes value of the actual grant price in particular year (see Note 32 stock based compensation, Financial Statements and Analysis)

2)	Reference date for Board membership is December 31, 2003

3)	Due to incomplete calendar year as member of the Board of Management, no variable remuneration related to Board of Management period is mentioned

4)	Not a member of the Board of Management in 2001

5)	Including 9 months Annual Incentive related to period as member of the Board of Management (date of appointment April 1, 2002)

6)	Annual incentive related to period April – December 2000

7)	Related to period April – December 2002

8)	Including former members not listed in table

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Base salary

Base salaries are based on a function-related salary system. When first appointed, an individual Board member’s base salary will usually be below the maximum function-related salary.

	Maximum base salary

Board of Management	2001	2002	2003

Chairman	986,972	1,012,000	1,020,000
CFO/Vice-Chairman	–	835,000	840,000
CFO	635,292	–	–
Member	635,292	651,000	660,000

Normally (and subject to the decision by the Supervisory Board) the base salary will reach the maximum function-related salary level over a maximum 3-year period from appointment. In line with market developments shown by the benchmark research and the additional market studies, the maximum function-related salary levels in 2003 have been increased by less than 1% on average compared with those of 2002. In 2003, the (maximum) function-related salary of the President/CEO was EUR 1,020,000 and that of the Vice-Chairman/ CFO EUR 840,000; the (maximum) function-related salary of the other Board members was EUR 660,000. The annual review date for the base salary is April 1. Adjustment of individual salaries is influenced by the (annual) adjustment, if any, of the function-related salary levels and the progress to the (maximum) function-related salary level if this level has not yet been reached. The individual salary levels are shown in the table on page 114 of the separate booklet entitled ‘Financial Statements and Analysis’.

For 2004, only limited adjustment with respect to the salary levels is expected.

Annual Incentive (bonus)

Each year, a variable cash incentive (Annual Incentive) can be earned, based on factors such as the achievement of specific targets. These targets are set at a challenging level, taking into account general trends in the relevant markets, and are partly (70%) linked to the financial results of the Philips Group and partly (30%) to the set team targets based on the areas of responsibility monitored by the individual members of the Board of Management. The Annual Incentive criteria are 1) the financial indicators of the Company: net income and cash flow, and 2) team targets. The related targets for the members of the Board of Management are determined annually at the beginning of the year by the Remuneration Committee on behalf of the Supervisory Board and hence are linked to the Company’s financial performance, as well as to the team targets. The financial targets, based on US GAAP financial measures, pursue value creation as the main business objective.

The on-target Annual Incentive percentage is set at 60% of base salary, and the maximum Annual Incentive achievable is 90% of the annual base salary. In exceptional circumstances, the Remuneration Committee may decide to increase this percentage by 20% (resulting in an Annual Incentive percentage of 108%). The Annual Incentive pay-out in any year relates to the achievements of the preceding financial year versus agreed targets. As a result, Annual Incentives paid in 2003 relate to the salary levels and the performance in the year 2002. Similarly, the Annual Incentive payable in 2004 will be calculated on the basis of the 2003 annual results.

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The 2002 results led to an Annual Incentive pay-out in 2003, based on the degree of achievement of the financial targets and team targets for 2002. This pay-out and the pay-out in the previous two years are shown in the table below.

	Pay-out in 2001				Pay-out in 2002				Pay-out in 2003

	realized		as a % of		realized		as a % of		realized	as a % of
Members Board	Annual		base salary		Annual		base salary		Annual	base salary
of Management1)	Incentive		(2000)		Incentive		(2001)		Incentive	(2002)

G.J. Kleisterlee	248,520	2)	62.0%		0		0%		229,640	27.8%
J.H.M. Hommen	370,625		60.5%		0		0%		187,213	27.8%
G.H.A. Dutiné3)	n.a.	4)	n.a.	4)	n.a.	4)	n.a.	4)	158,000	42.1%
A. Huijser3)	n.a.	4)	n.a.	4)	n.a.	4)	n.a.	4)	93,944	27.8%

1)	Reference date for Board membership is December 31, 2003

2)	Related to period April – December 2000

3)	Related to period April – December 2002

4)	Not applicable due to the fact that the respective member was not a member of the Board of Management at that time

For 2004 the weight of the financial targets (70%) and the set team targets (30%) will be changed to 80% financial targets and 20% team targets.

Long-Term Incentive Plan (LTIP)

For many years Philips has operated a long-term incentive plan, which has served to align the interests of the participating employees with the shareholders’ interests and to attract, motivate and retain participating employees. Until 2002 the long-term incentive awards consisted exclusively of stock options, but several developments led to a search for alternatives.

In view of the extreme volatility of stock markets in recent years, which could lead to undesirable reward consequences for grantees, and the considerable future share overhang which could result from continuation of the old stock option plan, a long-term incentive plan has been designed consisting of a mix of restricted shares and stock options. Against the background of the continuous endeavors to improve our corporate governance Philips requested and obtained shareholder approval for this Long-Term Incentive Plan at the General Meeting of Shareholders in 2003.

For grantees, this Long-Term Incentive Plan results in less volatility in their income. For the Company the plan will reduce the impact of future share overhang, because restricted shares will partly replace the original number of stock options in each grant (1 restricted share for 3 stock options).

By granting additional (premium) shares after the grantees have held the restricted shares for 3 years after delivery, provided they are still in service, grantees will be more stimulated to focus on the longer term as shareholders of the Company. This is considered important to the success of our efforts to become world-class.

In 2003 stock options remained a part of the Long-Term Incentive Plan as the labor market trend towards more extensive use of restricted shares is at an early stage. Philips, as one of the first employers to introduce restricted shares on such a wide scale, will continue to monitor closely the trend towards employee long-term incentive plans during the coming period to secure its position in the labor market.

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The actual number of long-term incentives that will be granted to the members of the Board of Management, the other members of the Group Management Committee, Executives and other key employees depends on the team and/or individual performance of the team/individual and on the share performance of Philips.

The share performance of Philips is measured on the basis of the Philips Total Shareholder Return (TSR) compared to the TSR of a peer group of 24 leading multinational electronics/electrical equipment companies over a three-year periodI. The TSR performance of Philips and the companies in the peer group is divided into quintiles. Based on this relative TSR position at the end of December, the Supervisory Board establishes a multiplier which varies from 0.8 – 1.2 and depends on the quintile in which the Philips TSR result falls. For 2003 the Supervisory Board has applied a multiplier of 1.1, based on the Philips share performance over the period from the last working day in December 1999 to December 31, 2002. Based on this multiplier, the General Meeting of Shareholders approved a pool of 12 million stock options and 4 million restricted shares (based on a multiplier of 1.1, but excluding premium shares).

Every individual grant, the size of which depends on the positions (often job grade) and performance of the individuals, will be multiplied by the outcome of the multiplier.

In 2003, 7,522,845 stock options and 2,463,512 restricted shares were granted under the LTIP (excluding the premium shares to be delivered after a three-year holding period) (in 2002 some 22 million stock options were granted).

This LTIP will be continued in 2004 and onwards. If substantial changes are to be made, Philips will again seek shareholder approval.

Grants to members of the Board of Management under the Long-Term Incentive Plan

	20012)		20021)			2003
	stock		stock		restricted	stock
Members Board of Management	options		options		share rights	options

G.J. Kleisterlee	105,000		115,200		17,601	52,803
J.H.M. Hommen	70,000		96,000		14,667	44,001
G.H.A. Dutiné	n.a.		124,800	3)4)	11,736	35,208
A. Huijser	35,000	4)	76,800		11,736	35,208

1)	Stock Option Performance Factor of 1.2 applied

2)	Taking into account that 75% of the 2001 performance-related stock options will be eligible for vesting in 2004

3)	Including sign-on stock option grant

4)	Awarded before date of appointment as member of Board of Management

For more details of the Long-Term Incentive Plan, see pages 109-113 of the separate booklet entitled ‘Financial Statements and Analysis’.

In 2001, 50% of the granted stock options were awarded as fixed options and 50% as performance-related options, linked to the long-term Company performance relative to a defined group of peer companies. The Supervisory Board has decided that 75% of the performance-related stock options granted in 2001 will vest given Philips’ performance

I	Electrolux, Emerson Electric, Ericsson, General Electric, Gillette, Hitachi, IBM, Intel, LG Electronics, Lucent, Marconi, Matsushita, Motorola, NEC, Nokia, Philips, Samsung, Sanyo Electric, Sharp, Siemens, Sony, Texas Instruments, Tyco International, Whirlpool

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vis-à-vis the defined peer group (positioned in the second-top quintile of the list) during the observation period November 30, 2000 to November 30, 2003, as stated in the terms & conditions of the 2001 plan.

According to Philips’ Rules of Conduct with respect to Inside Information, members of the Board of Management (and the other members of the Group Management Committee) are only allowed to trade in Philips securities (including the exercise of stock options) during ‘windows’ of ten business days following the publication dates of annual and quarterly results (provided the person involved has no ‘inside information’ regarding Philips at that time).

The Long-Term Incentive Plan will essentially remain the same in 2004. To further align the interests of the members of the Board of Management and shareholders, restricted shares granted to these Board members shall be retained for a period of at least five years or until at least the end of employment, if this period is shorter. To further align the interests of other Philips Senior Executives and shareholders, compulsory share ownership for those individuals will be introduced in 2004.

A proposal to allocate a maximum of 2.5% of the annual LTIP pool-size to members of the Board of Management will be submitted to the 2004 General Meeting of Shareholders.

Pensions

The final-pay pensions of members of the Board of Management are funded by the Stichting Philips Pensioenfonds (the ‘Philips Pension Fund’) of the Netherlands. The conditions contained in the by-laws and the regulations of the Philips Pension Fund apply, with the proviso that the pensionable age – from the point of view of pension accrual – has been set at 60. If the contract of employment of members of the Board of Management continues after the age of 60, the pension payments are postponed accordingly, as provided for in the Philips Pension Fund by-laws and regulations. As the retirement age is different from the date of commencement of the state pension, the pension scheme provides for a bridging payment in order to compensate for the adverse effect. The Board of Management members’ own contribution comprises 4% of EUR 63,024 and 6% of the difference between the gross pensionable salary minus the franchise and the above-mentioned amount of EUR 63,024. A different arrangement resulting in additional pension benefits may apply in some cases as a result of past policies.

A review of the Dutch Executive pension plan, including Board of Management members and other Group Management Committee members, has been scheduled for 2004.

Additional arrangements

In addition to the main conditions of employment, a number of additional arrangements apply to members of the Board of Management. These additional arrangements, such as expense and relocation allowances, medical insurance, accident insurance and company car arrangements, are broadly in line with those for Philips Executives in the Netherlands. In the event of disablement, members of the Board of Management are entitled to benefits in line with those for other Philips Executives in the Netherlands. They also benefit from coverage under the Company’s Directors and Officers (D&O) policies.

The Company’s policy forbids personal loans to members of the Board of Management, and no loans have been granted to such members in 2003, nor are such loans outstanding as of December 31, 2003.

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Contracts of employment

Members of the Board of Management have a contract of employment with the Company. The form of contract used for members of the Board of Management is in line with the standard form used for other Philips Executives. As from August 1, 2003 for newly appointed members of the Board of Management and the other members of the Group Management Committee the term of the contract is set at 4 years; if the Company terminates the contract of employment the maximum severance payment is in principle limited to one year of base salary in line with the Dutch Corporate Governance Code issued on December 9, 2003.

The contract terms for current members of the Board of Management are presented in the table below.

Members Board of Management1)	end of term

G.J. Kleisterlee	May 1, 2005
J.H.M. Hommen	May 1, 2005
G.H.A. Dutiné	April 1, 2007
A. Huijser	April 1, 2006

1)	Reference date for Board membership is December 31, 2003

The maximum remuneration in the event of dismissal is one year’s base salary. If the maximum of one year’s salary would be manifestly unreasonable for a Board member who is dismissed during his first term of office, the Board member shall be eligible for a severance payment not exceeding twice the annual salary.

Report of the Audit Committee

The Audit Committee, currently consisting of three members of the Supervisory Board, assists the Supervisory Board in fulfilling its supervisory responsibilities for the integrity of the Company’s financial statements, the financial reporting process, the system of internal business controls and risk management, the internal and external audit process, the internal and external auditor’s qualifications, independence and performance, as well as the Company’s process for monitoring compliance with laws and regulations and the General Business Principles. The Audit Committee met five times in 2003 and reported its findings periodically to the plenary Supervisory Board.

In accordance with its charter, which is part of the Rules of Procedure of the Supervisory Board, the Audit Committee in 2003 reviewed the Company’s annual and interim financial statements, including non-financial information, prior to publication thereof. It also assessed in its quarterly meetings the adequacy and appropriateness of internal control policies and internal audit programs and their findings. In its 2003 meetings, the Audit Committee periodically reviewed matters relating to accounting policies and compliance with accounting standards, compliance with statutory and legal requirements and regulations particularly in the financial domain. Important findings and identified risks were examined thoroughly in order to allow appropriate measures to be taken. With regard to the internal audit, the Audit Committee reviewed the internal audit charter, audit plan, audit scope and its coverage in relation to the scope of the external audit, as well as the staffing, independence and organizational structure of the internal audit function. With regard to the external audit, the Committee reviewed the proposed audit scope, approach and fees (refer to page 43 of the separate booklet entitled ‘Financial Statements and Analysis’ for a summary

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of aggregate audit fees), the independence of the external auditors, their performance and their (re-) appointment, non-audit services provided by the external auditors in conformity with the Philips Policy on Auditor Independence, as well as any changes to this Policy. The Committee also considered the report of the external auditors with respect to the annual financial statements and advised on the Supervisory Board’s statement to shareholders in the annual accounts.

In 2003 the Audit Committee periodically discussed the Company’s policy on business controls, the General Business Principles including the deployment thereof, and the Company’s major areas of risk, including the internal auditor’s reporting thereon. It also discussed overviews on tax, IT, environmental exposures, financial exposures in the area of treasury, real estate and pensions. The Company’s internal and external auditors attended all Committee meetings in 2003, and the Committee met separately after each meeting with the President/Chief Executive Officer, the Chief Financial Officer, the internal auditor and the external auditors.

2003 financial statements

The financial statements of Koninklijke Philips Electronics N.V. for 2003, as presented by the Board of Management, have been audited by KPMG Accountants N.V., independent auditors. Their report appears on page 145 of the separate booklet entitled ‘Financial Statements and Analysis’. We have approved these financial statements, and all individual members of the Supervisory Board (together with the members of the Board of Management) have signed these documents.

We recommend to shareholders that they adopt the 2003 financial statements as presented in the full Annual Report for the year 2003. We likewise recommend to shareholders that they adopt the proposal of the Board of Management to pay a dividend of EUR 0.36 per common share.

Finally, we would like to express our thanks to the members of the Board of Management, the Group Management Committee and all employees for their continued contribution during the year.

February 6, 2004

The Supervisory Board

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Operating and Financial Review and Prospects

All amounts are expressed in millions of euros unless otherwise stated

The following discussion is based on the consolidated financial statements and should be read in conjunction with those statements and the other financial information.

Philips’ consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP). These accounting principles differ in some respects from generally accepted accounting principles in the Netherlands (Dutch GAAP). In addition to the US GAAP consolidated financial statements, Dutch GAAP financial statements on a consolidated and single company basis are provided. A reconciliation of material differences between the two is provided in the separate section entitled ‘Dutch GAAP information’ on page 128. For purposes of Dutch corporate law, the Company’s balance sheet under Dutch GAAP is determinative of the amount available for distribution to shareholders.

Net income determined in accordance with Dutch GAAP amounted to a profit of EUR 705 million in 2003, compared with a loss of EUR 3,602 million in 2002. These aggregate amounts result in basic earnings per common share of a profit of EUR 0.55 in 2003 and a loss of EUR 2.83 in 2002. Diluted earnings per common share amounted to a profit of EUR 0.55 in 2003 and a loss of EUR 2.83 in 2002.

The Company believes that an understanding of sales performance is enhanced when the effects of currency movements and acquisitions and divestitures (changes in consolidation) are excluded. Accordingly, in addition to presenting ‘nominal growth’, ‘comparable growth’ is also provided.

Comparable sales levels exclude currency and consolidation effects.

As indicated in the Accounting Policies, sales and income are translated from foreign currencies into the reporting currency of the Company, the euro, at weighted average exchange rates during the respective years. As a result of the significant currency fluctuations during the years presented, the effects of translating foreign currency sales amounts into euros had a material impact that has been excluded in arriving at the comparable sales level in euros. Currency effects have been calculated by translating previous years’ foreign currency sales amounts into euros at the current year’s exchange rates in comparison with the sales in euros as historically reported. The years 2001 through 2002 were characterized by a number of acquisitions and divestments, as a result of which activities were consolidated or deconsolidated as disclosed in note 1 to the consolidated Financial Statements of the Philips Group on pages 66 through 71 of the 2003 Annual Report – Financial Statements and Analysis. The effect of consolidation changes has also been excluded in arriving at the comparable sales level.

Philips discontinues consolidating companies (‘deconsolidation’) under the following circumstances. On sale of a controlling interest in a subsidiary to unrelated parties, the sold entity is excluded from the consolidated results prospectively from the date of sale. On contribution of a previously consolidated subsidiary to a joint venture, consolidation is discontinued as of the formation of the joint venture.

Special items, as presented in the Report on the performance of the Philips Group, relate to income and expenses resulting from normal business operations, which, because of their size or nature, are disclosed separately to give a better understanding of the underlying result for the period. Special items are items such as restructuring and impairment charges, acquisition-related charges and significant gains and/or losses on the disposal of businesses or participations and real estate.

As of January 1, 2003, the Components division was dissolved. Parts of the division’s activities were moved to Semiconductors, Consumer Electronics and the Miscellaneous sector. Also as of January 1, 2003 the activities belonging to Digital Networks have been relocated within the Consumer Electronics sector and partly to the Miscellaneous sector.

As a consequence, segment reporting for Semiconductors, Consumer Electronics and Miscellaneous has been restated retroactively to 2002 and 2001.

Management Summary

Over the past year the Company has made considerable progress on its journey to create One Philips – a single, focused and clearly identifiable company geared to sustained profitability. Strict financial discipline, focused execution of the management agenda and resolute pursuit of the strategy have guided us in this endeavor.

In 2003 the change programs and the asset management and cost control measures implemented over the previous two years delivered significant benefits. Excluding the impact of the weakening of the US dollar and related currencies (10%) and the impact of various divestments (3%), comparable annual sales rose by 4%, reversing the downward trend of the last two years. Nominal sales in 2003 declined by 9% compared to 2002. Income from operations totaled EUR 488 million (2002: EUR 420 million), driven by an improved performance from Medical Systems, Consumer Electronics (including Licenses) and Semiconductors. Income from operations benefited from significant cost savings resulting from the various cost-saving programs implemented over the last two years. The improvement in income was, however, negatively affected by restructuring and impairment charges, as well as higher pension costs. Especially encouraging is the fact that in the fourth quarter all five product divisions delivered healthy levels of profitability. The unconsolidated companies, in particular TSMC and LG.Philips LCD, made strong contributions. The other joint venture with LG – LG.Philips Displays – had a more diffcult year, forcing us to take a non-cash impairment charge. Group net income rose sharply to EUR 695 million.

Cash flow from operating activities totaled EUR 2 billion, as a result of the Company’s improved operating performance combined with its undiminished focus on supply chain management and tight capital management.

Delivering on commitments

A year ago, the Company committed to delivering on the following management agenda:

•	achieve cost savings of EUR 1 billion

•	restore Semiconductors to profitability by the end of the year

•	bring Consumer Electronics in the USA to full profitability from the fourth quarter onward

•	improve Medical Systems’ profitability

•	make Philips a truly market-driven company.

Achieve cost savings of EUR 1 billion

In 2003, the Company again made excellent progress with its two-year program to cut costs, exceeding its ambitious target of EUR 1 billion savings by the end of the year. During the past year alone, the Company achieved consolidated savings of EUR 486 million. The savings were realized through a reduction in overhead costs, post-merger integration savings at Medical Systems, and other initiatives designed to lower the cost base, e.g. in the fields of non-product-related purchasing and R&D. However, this was more than a cost-cutting exercise: it was an essential part of the program to create a simpler, more responsive organization.

The Company anticipates that the continued implementation of shared services in Finance and HRM will deliver additional benefits in the future.

Restore Semiconductors to profitability

Semiconductors delivered on all points of their improvement plan, resulting in a profitability level of 11% in the fourth quarter. Capacity was rationalized, primarily through the closure of the production facilities in San Antonio and Albuquerque. R&D efforts have been focused on connected consumer applications, structures simplified and throughput times reduced. Most importantly, sequential revenue in the fourth quarter increased 22% in USD terms, signaling good market acceptance of the system solutions based on the Nexperia platform. This gives the Company confidence for the future.

Consumer Electronics in the USA

Consumer Electronics made progress in 2003, with its US operations reaching break-even in the fourth quarter while taking additional measures to further lower the cost base for 2004. On a global level, Consumer Electronics has in recent years continually lowered its risk exposure and reduced costs. As a result, the division has emerged a good deal leaner and fitter, and it expects to be able to achieve further annual savings of EUR 400 million within two years by executing the business renewal program. On the revenue side, the division is focusing on winning market share in key categories, with exciting, leading-edge products such as our Flat TV and DVD+RW ranges.

Improved profitability for Medical Systems

Medical Systems progressed according to plan, realizing synergy benefits of almost EUR 350 million. Income from operations (IFO) increased by 39% to EUR 431 million and is on track for the EBITA objective of 14% in 2004 (equal to 12.2% IFO).

Having completed the imaging portfolio with the recent acquisitions, and inspired by a long-term vision of removing traditional healthcare boundaries, the focus over the coming years will shift to expanding customer services and healthcare IT while developing new initiatives in the areas of personal healthcare and molecular medicine.

An important step in 2003 was the alliance with Epic Systems Corporation to provide enterprise software, medical imaging and monitoring IT solutions that integrate patient information enterprise-wide.

Making Philips a truly market-driven company

The objective of transforming Philips into a truly market-driven company involves an ongoing effort to build strong customer intimacy across the entire organization, develop a superior brand strategy and foster best-in-class marketing competencies to drive profitable growth. The Company made good progress on this front in 2003, strengthening the key account management, identifying the core target group for the marketing message, and developing a clear positioning for the Philips brand, which will be rolled out in 2004. The Company also consolidated to one advertising agency to enhance consistent delivery.

Group performance

Sales

	2002 versus	2003 versus
	2001	2002

Nominal growth	(1.6)	(8.7)
Impact of:
Consolidation changes	2.6	(3.0)
Currency effects	(3.5)	(9.9)

Comparable change	(0.7)	4.2

Sales in 2003 totaled EUR 29,037 million, 8.7% less than in 2002. Due to the depreciation of the US dollar in 2003 the improving market trends are not reflected in nominal sales: slightly more than half of our business is done in US dollar and US dollar-related currencies. Translation of these sales into euros reduced total sales by 9.9%. Various divestments had a negative effect of 3.0%. Comparable sales increased 4.2%, reversing the downward trend from the two years before.

Sales in euros decreased in all sectors. On a comparable basis, sales in all sectors excluding Miscellaneous rose, predominantly in Semiconductors and Medical Systems.

Semiconductors (11%) benefited from a market that improved rapidly in the second half of the year and from increased Nexperia product sales, predominantly in mobile communications. Strong comparable sales growth in Medical Systems (7%) was the result of increased revenue synergies in the sales organization. DAP posted 3% comparable growth based on successful new product introductions. Consumer Electronics’ growth (2%) was mainly driven by Television and DVD in the second half of the year. Lighting’s growth (2%) exceeded the soft lighting markets.

Sales in 2002 totaled EUR 31,820 million, 1.6% lower than in 2001. Changes in consolidation had a net positive effect of 2.6%, while the weakening of the dollar and related currencies had a 3.5% negative effect, particularly in the second half of the year. Growth in 2002 was mainly achieved in the sectors DAP and Medical Systems. Sales were somewhat lower at Lighting and Semiconductors. The lower sales in the Consumer Electronics sector were caused by lower volumes for mobile phones and set-top box products (as a consequence of the changed business models in 2001) which were not offset by solid growth in TV and DVD products in particular.

Below, a breakdown of the components of the sales development and a reconciliation of nominal sales to comparable sales is presented:

Sales growth composition 2003 versus 2002 (in %)

	Nominal	Currency	Consol.	Comparable
Sectors	growth	effects	changes	growth

Lighting	(6.7)	(9.1)	–	2.4
Consumer Electronics	(6.8)	(8.6)	(0.5)	2.4
DAP	(6.2)	(8.7)	(0.5)	2.9
Semiconductors	(0.9)	(12.3)	–	11.4
Medical Systems	(12.5)	(12.7)	(6.6)	6.8
Miscellaneous	(25.3)	(6.3)	(13.8)	(5.2)
Philips Group	(8.7)	(9.9)	(3.0)	4.2

Sales growth composition 2002 versus 2001 (in %)

	Nominal	Currency	Consol.	Comparable
Sectors	growth	effects	changes	growth

Lighting	(4.7)	(3.3)	0.8	(2.2)
Consumer Electronics	(7.3)	(2.8)	(0.1)	(4.4)
DAP	2.2	(3.2)	(0.9)	6.3
Semiconductors	(1.2)	(3.3)	0.0	(2.1)
Medical Systems	41.6	(4.6)	41.3	4.9
Miscellaneous	(33.5)	(3.8)	(25.3)	(4.4)
Philips Group	(1.6)	(3.5)	2.6	(0.7)

Income from operations

The following overview aggregates sales, income from operations and net operating capital by product sector.

	2003

		income (loss)
		from	net operating
	sales	operations	capital

Lighting	4,522	577	1,521
Consumer Electronics	9,188	248	(82)
DAP	2,131	398	464
Semiconductors	4,988	(342)	2,676
Medical Systems	5,990	431	3,671
Miscellaneous	2,218	(263)	150
Unallocated	–	(561)	(329)

Total	29,037	488	8,071

	2002

		income (loss)
		from	net operating
	sales	operations	capital

Lighting	4,845	602	1,723
Consumer Electronics	9,855	208	46
DAP	2,273	401	529
Semiconductors	5,032	(524)	3,814
Medical Systems	6,844	309	4,849
Miscellaneous	2,971	(246)	(181)
Unallocated	–	(330)	(241)

Total	31,820	420	10,539

	2001

		income (loss)
		from	net operating
	sales	operations	capital

Lighting	5,083	582	1,979
Consumer Electronics	10,633	(585)	655
DAP	2,224	334	652
Semiconductors	5,094	(716)	4,993
Medical Systems	4,834	(163)	5,418
Miscellaneous	4,471	(726)	477
Unallocated	–	(121)	135

Total	32,339	(1,395)	14,309

Special items significantly affecting the comparability of the income from operations reported in 2001, 2002 and 2003 are as follows:

	2001	2002	2003

Write-down of inventories in connection with restructuring (cost of sales)	(307)	(10)	–
Restructuring and impairment charges	(786)	(503)	(555)
Acquisition-related costs incl. in-process R&D	(437)	(96)	–
Gain on sale of participations/fixed assets	295	569	124

Income from operations totaled EUR 488 million in 2003, an increase of EUR 68 million compared to the previous year. Cost savings resulted in a significant increase in income from operations. The improvement was partly offset by an increase in pension costs amounting to EUR 312 million and special charges of EUR 431 million, while in 2002 net charges totaled EUR 40 million.

Over the last two years overhead cost reductions yielded savings of EUR 425 million to date, while Medical Systems delivered savings of EUR 342 million. Including savings in R&D and other projects, the overall cost reduction program surpassed the target of EUR 1 billion savings by the end of 2003.

Medical Systems improved its income from operations by EUR 122 million compared to the previous year as cost and revenue synergies started to take effect. The division recorded a goodwill impairment charge of EUR 139 million for MedQuist in 2003. Despite difficult market conditions, Lighting and DAP were able to mirror the previous year’s outstanding results. Product innovation, improved customer service and supply chain performance together with the continuing focus on cost management, drove the margin improvements.

Semiconductors increased profitability during the year as a result of higher sales, lower R&D expenditures and the benefits of the wafer-fab restructurings. Semiconductors reduced capacity in order to be better aligned with market demand, which resulted in restructuring and impairment charges of EUR 290 million, compared to charges of EUR 167 million the previous year. Benefits of the restructuring became visible in the fourth quarter, with the division posting a EUR 166 million profit.

Consumer Electronics’ income from operations increased by EUR 40 million as a result of higher license income. The division suffered from increased competition and accelerated product life cycles, but margins increased throughout the year, led by strong sales of televisions. The fourth quarter was clearly better than the previous year. During 2003 Consumer Electronics launched a renewal plan to further improve profitability.

The Company slowed down its divestment program in 2003 in response to difficult market conditions. Vocon/Telephony and the remaining part of Philips Contract Manufacturing Systems were the only businesses that were divested in 2003, which resulted in a gain of EUR 35 million. Sale of real estate resulted in a gain of EUR 88 million.

In 2002, the Company realized net gains of EUR 569 million from the sale of certain businesses and fixed assets. However, the impact on income from operations was offset by restructuring, impairment and acquisition-related charges of EUR 609 million. In 2002 the divestment program resulted in a gain of EUR 311 million related to a number of disposals. The gain related to the sale of real estate in 2002 amounted to EUR 65 million.

Restructuring and impairment charges

During 2003, the Company continued its efforts to realign its portfolio, further improve efficiency and develop a more flexible cost base. A net charge of EUR 407 million was recorded for restructuring and impairments. Additionally, the Company recorded goodwill impairment charges aggregating to EUR 148 million. The components of restructuring and impairment charges recognized in 2001, 2002 and 2003 are as follows:

	2001	2002	2003

Personnel lay-off costs	437	245	173
Write-down of assets	240	214	254
Other restructuring costs	136	103	63
Release of excess provisions	(27)	(78)	(83)

Net restructuring charges	786	484	407

Goodwill impairment	–	19	148

Total restructuring and impairment charges	786	503	555

For a presentation of the December 31 balances and rollforwards of the activity during the year with respect to the restructuring projects listed hereafter, refer to note 2 of the consolidated financial statements.

The most significant new projects in 2003 were:

•	In Semiconductors the market situation remained soft during the first half of 2003. This required a further reduction of excess capacity in the USA and of overhead and R&D costs in the Netherlands and France. Related restructuring costs recognized in the 2003 income statement amounted to EUR 309 million and consisted of:

Lay-off costs	EUR 50 million related to 1,100 people
Asset write-downs	EUR 209 million
Other costs	EUR 50 million (contract obligations)

Annual savings for the Philips Group are expected to total approximately EUR 185 million. At year-end 2003 the outstanding accrual amounted to EUR 44 million.

•	In Consumer Electronics, the European television supply base was adapted to meet future market demand, while the Monitor activities in Hungary and Taiwan were relocated to China. Moreover overhead costs in the USA and Asia were further reduced. The charge for these restructurings to the income statement amounted to EUR 72 million and consisted of:

Lay-off costs	EUR 58 million related to 1,500 people
Asset write-downs	EUR 10 million
Other costs	EUR 4 million

Annual savings for the Philips Group are expected to total approximately EUR 50 million. At year-end 2003, the outstanding accrual amounted to EUR 30 million.

•	Within Lighting, further rationalization took place in Lamps and Luminaires through the downsizing of capacity and through activity transfers to low-wage countries. Costs related to these actions recognized in the 2003 income statement amounted to EUR 29 million and consisted of:

Lay-off costs	EUR 20 million related to 1,000 people
Asset write-downs	EUR 5 million
Other costs	EUR 4 million (contract obligations)

Annual savings for the Philips Group are expected to total approximately EUR 25 million. At year-end 2003, the outstanding accrual amounted to EUR 9 million.

•	Within Miscellaneous, the Philips Business Communication activities were restructured to change the business model from OEM (Original Equipment Manufacturer) to VAR (Value Added Reseller) in order to reduce the required R&D investment and to adjust it to the lower sales level. Additionally, the activities of Research in Redhill, United Kingdom, were further downsized. Also, an impairment charge for a building was incurred. Total charges to the income statement for these and a number of smaller projects came to EUR 62 million and consisted of:

Lay-off costs	EUR 31 million related to 800 people
Asset write-downs	EUR 30 million
Other costs	EUR 1 million (contract obligations)

Annual savings for the Philips Group are expected to total approximately EUR 35 million. At year-end, the outstanding accrual amounted to EUR 23 million.

•	The remaining restructuring projects in 2003 for the Philips Group amounted to EUR 18 million and covered a number of smaller projects.

Restructuring projects started in 2003 will lead to a headcount reduction of approximately 4,900 persons (total lay-offs in 2002 approximately 6,700 persons, and in 2001 approximately 10,800 persons).

The following table presents the changes in the restructuring liability during 2003:

Total Group

	Dec. 31,				other	Dec. 31,
	2002	additions	utilized	released*	changes	2003

Personnel costs	257	173	(226)	(45)	(4)	155
Asset write-downs	15	254	(269)	–	–	–
Other costs	155	63	(86)	(38)	(8)	86

Total	427	490	(581)	(83)	(12)	241

*	In 2003, releases of surplus provisions amounted to EUR 83 million and were caused by reduced lay-off costs. Natural turnover and the possibility to find other employment elsewhere within the Company for certain people, scheduled to be laid off, made it possible for the restructuring provision to be reduced and released. Moreover the San Antonio site in the USA was sold before dismantling, which caused certain restructuring liabilities to be released.

Restructuring and impairment charges in 2002 amounted to EUR 503 million, consisting of additions totaling EUR 562 million and impairment charges of EUR 19 million, partly offset by releases of EUR 78 million.

The most important projects in 2002 were in:

•	Semiconductors, to adjust capacity to the decline in the market. Total costs were EUR 180 million;

•	Optical Storage, in relation to the decision to cease CD/RW and Combo drive development and production in Belgium, Hungary and China for a total amount of EUR 104 million;

•	Philips Contract Manufacturing Services (EUR 96 million), to reduce activities to the level agreed with Jabil Circuit, Inc. who purchased the PCMS activity from Philips;

•	Components (EUR 78 million), in connection with the decision to dissolve the division, close certain activities and transfer certain businesses to other product sectors.

The following table presents the changes in the restructuring liabilities during 2002:

	Dec. 31,				other	Dec. 31,
	2001	additions	utilized	released*	changes**	2002

Personnel costs	326	245	(235)	(61)	(18)	257
Asset write-downs	6	214	(194)	(7)	(4)	15
Other costs	110	103	(44)	(10)	(4)	155

Total	442	562	(473)	(78)	(26)	427

*	In 2002, releases of surplus provisions amounted to EUR 78 million. They were primarily related to Miscellaneous, Consumer Electronics, Components, Semiconductors and Lighting, and were for the greater part caused by reduced severance payments.

**	other changes primarily related to translation differences

Restructuring and impairment charges in 2001 amounted to EUR 786 million. The most significant projects were the outsourcing of mobile phone development and manufacturing for EUR 318 million and reduction of fab capacity to a lower market demand in Semiconductors (EUR 204 million) and Components (EUR 167 million).

The following table presents the changes in the restructuring liabilities during 2001:

	Dec. 31,				other	Dec. 31,
	2000	additions	utilized	released*	changes**	2001

Personnel costs	67	437	(166)	(12)	–	326
Asset write-downs	22	240	(253)	(3)	–	6
Other costs	11	136	(66)	(12)	41	110

Total	100	813	(485)	(27)	41	442

*	Releases of surplus restructuring provisions in 2001 totaled EUR 27 million. The releases were primarily related to Lighting and Components.

**	relates to transferred provisions to the joint venture LG.Philips Displays and restructuring recorded in conjunction with the acquisition of Marconi

In general, restructuring plans lead to cash outflows in the year in which they are recognized and in the following years, and are financed from the normal cash flow from operations. Estimated cash outflows relating to projects started in 2003 and previous years can be summarized in the following table:

	of which

	total
	charges	non-cash	cash 2001	cash 2002	cash 2003	cash 2004*

Restructuring 2003	490	293	–	–	82	115
Restructuring 2002	562	352	–	21	85	104
Restructuring 2001	813	275	124	235	157	22

*	Future cash outflows are based on estimates.

The Company performed the annual goodwill impairment tests in the second quarter of 2003 for all reporting units. This assessment resulted in no goodwill impairment. In the second half of the year the Company was faced with underperformance at MedQuist and had to conclude that MedQuist would be unable to achieve Philips’ expectations for the immediate future. In view of this, the value of the goodwill was reassessed and an impairment charge of EUR 139 million was recognized in the fourth quarter of 2003. In addition, goodwill impairment charges were recognized at Ishoni (EUR 8 million) and in Turkey (EUR 1 million), bringing total goodwill impairment charges for 2003 to EUR 148 million. In 2002 goodwill impairment charges of EUR 19 million were recognized in relation to HCP Medical Systems.

Philips’ share in restructuring and impairment charges recognized by unconsolidated companies amounted to EUR 417 million and as such is included in the results relating to unconsolidated companies. For the years 2002 and 2001 these impairment charges amounted to EUR 301 million and EUR 89 million respectively. Additionally, the Company recognized impairment charges amounting to EUR 431 million (2002: EUR 1,305 million; 2001: EUR 119 million).

For further details of restructuring charges, see notes 2 and 5 to the consolidated financial statements.

Financial income and expenses

Financial income and expenses consist of the following items:

	2001	2002	2003

Total interest expense, net	(391)	(384)	(328)
Impairment loss on available-for-sale securities	(526)	(1,955)	–
Income from non-current financial assets	67	107	148
Other financial income and expenses	(65)	5	(64)

Total	(915)	(2,227)	(244)

The following special items significantly affect the comparability of the financial income and expenses reported in 2001, 2002 and 2003:

	2001	2002	2003

Income from non-current financial assets:
Gain on sale of JDS Uniphase shares	–	–	13
Gain on sale of ASML shares	–	67	114
Gain on sale of Vivendi shares	–	–	19
Impairment losses on available-for-sale securities:
Vivendi Universal	(440)	(1,855)	–
JDS Uniphase	–	(73)	–
Great Nordic	(86)	(27)	–

Excluding the effect of the non-cash impairment losses recorded on security investments, financial income and expenses decreased in 2003 by EUR 28 million compared to the previous year. Net interest expense in 2003 amounted to EUR 328 million, a decrease of EUR 56 million from 2002. The decrease is primarily attributable to a reduction in average net debt outstanding.

Income from non-current financial assets amounting to EUR 148 million includes gains totaling EUR 146 million in 2003, resulting from the sale of shares in ASML, Vivendi Universal and JDS Uniphase.

Other financial income and expenses in 2003 represented a loss of EUR 64 million, mainly caused by an IT deficiency in an automated currency conversion system.

In 2002, a EUR 67 million gain on the sale of ASML shares was recorded. In 2003 no dividend was received on the Vivendi Universal shares, while in 2002 and 2001 dividends totaling EUR 33 million were received.

Income tax

The income tax benefit totaled EUR 15 million in 2003, compared with an expense of EUR 27 million in 2002 and a benefit of EUR 428 million in 2001.

Excluding non-tax deductible impairment charges for MedQuist and non-taxable gains on the sale of shares in JDS Uniphase, ASML and Vivendi Universal, the tax benefit in 2003 corresponds to an effective tax benefit of 6% compared with a projected effective tax charge for 2003 of 25%. The positive deviation is the consequence of an improved performance in certain fiscal jurisdictions (amongst others Navigation Technologies Corporation EUR 149 million), which resulted in a release of valuation allowances that more than offset additions to provisions to cover certain fiscal contingencies.

For 2004 an estimated tax rate of 30% on pre-tax income is expected.

Excluding the non-tax deductible charges for impairment of securities, the effective tax rate in 2002 would amount to 18%, compared with 24% in 2001.

Refer to note 4 of the consolidated financial statements.

Results relating to unconsolidated companies

	2001	2002	2003

LG.Philips LCD	(210)	169	382
LG.Philips Displays	(175)	(558)	(796)
SSMC	(84)	(54)	(7)
Others	(139)	(903)*	927 **

Total	(608)	(1,346)	506

*	Includes Atos Origin’s impairment charges of EUR 921 million

**	Includes EUR 695 million gain from sale of TSMC shares

Results relating to unconsolidated companies were influenced by the following special items which affect the comparability of the amounts reported.

	2001	2002	2003

Impairment charges recorded by the Company	(119)	(1,305)	(431)
Restructuring and impairment charges recorded by the unconsolidated company	(89)	(301)	(417)
Gain on sale of shares	20	5	715
Equity non-operating dilution (losses) gains	(60)	(12)	53

The operating results of most unconsolidated companies improved in 2003 compared to the previous year.

During the second half of 2003 the LCD industry witnessed capacity shortages due to the explosive rise in demand. LG.Philips LCD benefited from timely investment in new factories and became the market leader in terms of both revenue and volume. Average prices of LCD panels increased by over 35% during the year. Philips’ 50% share in the LCD joint venture resulted in a contribution to net income of EUR 382 million.

LG.Philips Displays had to reorganize its activities to face a tough and declining market. Largely due to the success of LCD products, demand for products based on cathode ray tubes (CRTs) is declining and the industry is facing structural overcapacity. Along with other major players, LG.Philips Displays is reducing its capacity and has taken restructuring and impairment charges of EUR 417 million (Philips’ share).

In view of the deteriorated CRT market, the Company reassessed the value of its investment in the CRT joint venture with LG Electronics, which resulted in a further impairment charge of EUR 411 million at year-end.

Driven by increased demand in the second half of the year, capacity utilization at Taiwan Semiconductor Manufacturing Company (TSMC) improved to 101% in the fourth quarter, compared with 66% the previous year. The operating results of TSMC almost doubled from the previous year. The contribution to Philips’ net income included a gain on the sale of shares amounting to EUR 695 million.

The joint venture with STMicroelectronics and Motorola for the development of new semiconductor technology in Crolles, France, advanced to the test production stage during the year. Philips’ share in the costs since then amounted to EUR 45 million.

Results from unconsolidated companies included a non-cash dilution gain of EUR 68 million related to Atos Origin. This gain was due to an increase in the value of Philips’ equity in Atos Origin as a result of a mandatory conversion into stock of Atos Origin’s convertible bonds, issued in connection with an acquisition.

In January 2003, the Company acquired 49.5% of InterTrust, which develops and licenses intellectual property relating to Digital Rights Management (DRM) and trusted computing. InterTrust performed in line with expectations.

In general, operational results at unconsolidated companies in 2002 improved compared to 2001.

The operational performance of LG.Philips LCD improved due to a strong overall LCD market with significantly better price levels, particularly in the first half of 2002, and much higher volumes.

LG.Philips Displays’ income was negatively impacted by restructuring and asset impairment charges of EUR 301 million. These restructurings were carried out to transfer operations to lower cost regions.

The present value of the future net cash flows of LG.Philips Displays was not sufficient to cover the carrying value of Philips’ investment in the joint venture. An impairment charge of EUR 275 million was recognized in this respect.

Taiwan Semiconductor Manufacturing Company (TSMC) maintained profitability despite suffering from declining markets in the second half of the year.

The investment in Atos Origin was written down by EUR 921 million as a consequence of an other-than-temporary decline of the Atos Origin share price. The results relating to unconsolidated companies included amortization of goodwill of EUR 24 million that was related to Atos Origin’s fourth quarter of 2001 due to the fact that its results are reported on a three-month delay basis.

Minority interests

In 2003, the share of minority interests in the income of group companies amounted to EUR 56 million, compared with a share in the income of EUR 26 million in 2002 and a share in losses of EUR 15 million in 2001. Minority interests in the income of the group companies included EUR 24 million in respect of improved results at NavTech, which were partly attributable to a tax benefit.

Net income

Income before the cumulative effect of a change in accounting principles amounted to a profit of EUR 709 million (EUR 0.55 per common share – basic), compared to a loss of EUR 3,206 million in 2002 (EUR 2.51 per common share – basic) and a loss of EUR 2,475 million (EUR 1.94 per common share – basic) in 2001.

There were no extraordinary items in the year under review or the previous two years.

Net income in 2003 amounted to a profit of EUR 695 million (EUR 0.54 per common share – basic), compared to a loss of EUR 3,206 million in 2002 (EUR 2.51 per common share – basic) and a loss of EUR 2,475 million (EUR 1.94 per common share – basic) in 2001.

Cash flows

Condensed consolidated statements of cash flows for the years ended December 31, 2003, 2002 and 2001 are presented below:

Condensed cash flow statements	2001	2002	2003

Cash flows from operating activities:
Net income (loss)	(2,475)	(3,206)	695
Adjustments to reconcile net income to net cash provided by operating activities	3,723	5,434	1,297

Net cash provided by operating activities	1,248	2,228	1,992
Net cash (used for) provided by investing activities	(4,564)	(248)	742

Cash flows before financing activities	(3,316)	1,980	2,734
Net cash provided by (used for) financing activities	3,159	(897)	(1,355)

Cash (used for) provided by continuing operations	(157)	1,083	1,379
Effect of changes in exchange rates on cash positions	(42)	(115)	(165)
Cash and cash equivalents at beginning of year	1,089	890	1,858

Cash and cash equivalents at end of year	890	1,858	3,072

Cash flow from operating activities

Net cash provided by operating activities amounted to EUR 1,992 million, compared to EUR 2,228 million in 2002 and EUR 1,248 million in 2001. The decrease in 2003 compared to 2002 was mainly attributable to a reduced amount of cash generated in 2003 through working capital reductions (EUR 307 million), after substantial reductions had already been achieved in 2002 (EUR 815 million). In 2003, working capital reductions resulted from a decrease in inventories (EUR 11 million) and receivables (EUR 57 million) and an increase in payables (EUR 239 million). Philips continued its tight working capital management in 2003. Significant contributions were made by Lighting and Medical Systems.

Inventories as a percentage of sales at the end of 2003 stood at 11.0%, which compared favorably to 11.1% for 2002 and 13.3% for 2001.

Philips was able to generate an improved operating cash flow of EUR 2,228 million in 2002, compared to EUR 1,248 million in 2001. The cash conversion cycle improvement program led (excluding currency and consolidation effects) to lower inventories (EUR 173 million), higher payables (EUR 545 million) and lower receivables (EUR 97 million). Consumer Electronics in particular drastically reduced its working capital requirements to a level close to nil.

Please refer to the ‘Supplemental disclosures to consolidated statements of cash flows’ on page 51 for the components of working capital reductions.

Cash flow from investing activities

In 2003, net cash provided by investing activities amounted to EUR 742 million. In 2002 and 2001, net cash required by investing activities amounted to EUR 248 million and EUR 4,564 million respectively. The improvement in 2003 compared to 2002 is mainly attributable to increased proceeds from the sale of interests in businesses and higher proceeds from other non-current financial assets. In 2003, the Company received EUR 908 million from the sale of 100 million American Depository Shares (ADS), each representing five common shares of TSMC and EUR 357 million from the redemption of preference shares by TSMC. Additionally, proceeds from the sale of shares of Vivendi Universal, ASML and JDS Uniphase amounting to EUR 272 million were received.

Furthermore, EUR 391 million was received due to the resetting of currency swaps. In 2003, gross capital expenditures were held to a low level, similar to 2002. The ratio of gross investments to depreciation was 0.6 for 2003, which approximates to the level of 0.7 in 2002 and is significantly lower than the ratio of 1.1 for 2001. For the longer term it is expected that gross investments will be approximately equal to depreciation.

During 2003, EUR 470 million was used for investments in business interests, the most significant of which were a 49.5% investment in InterTrust (EUR 202 million), an expansion of the investment in Crolles2 (EUR 99 million) and a loan to the Company’s Lumileds joint venture (EUR 54 million).

During the year 2002, EUR 626 million was used for the purchase of businesses and investments in unconsolidated companies. An amount of EUR 250 million was used for a settlement associated with the establishment of the joint venture LG.Philips Displays, including a subsequent cash injection. Additionally, a final payment of EUR 90 million was made to Agilent in respect of the 2001 acquisition of HSG. A capital injection of EUR 69 million in Systems on Silicon Manufacturing Company (SSMC) was made and also a number of smaller investments were made. These outflows were offset by proceeds from the sale of various businesses in 2002 totaling EUR 813 million, primarily the sale of Philips Contract Manufacturing Services (PCMS), X-ray Analytical, Communications, Security and Imaging (CSI), the HCP group of Medical Systems, Philips Broadband Networks and TechnoFusion. Furthermore, the final instalment of EUR 63 million on the 2001 sale of Philips Broadcast was collected. In addition, EUR 422 million was received from the resetting of currency swap transactions, while proceeds from the sale of shares (of which ASML shares of EUR 72 million) amounted to EUR 98 million.

During the year 2001, Philips invested EUR 3,636 million in businesses operating in strategic areas to further strengthen its global market position. The investments included the purchase of the assets of the Healthcare Solutions Group of Agilent (EUR 1,943 million) and the acquisition of the medical systems activities of Marconi for EUR 1,245 million. In 2001, LG Electronics redeemed its 7.5% redeemable preferred shares. This redemption resulted in a cash inflow of EUR 486 million. In addition, EUR 200 million was generated by the sale of a portion of the shares in FEI and the repayment by FEI of loans from Philips. Furthermore, EUR 295 million was generated by the sale of the Glass business to LG.Philips Displays.

As a result of the items mentioned above, cash flows before financing activities were a positive EUR 2,734 million in 2003, compared with a positive EUR 1,980 million in 2002 and a negative EUR 3,316 million in 2001.

Cash flow from financing activities

In 2003 net cash flow used for financing activities amounted to EUR 1,355 million. This included a EUR 944 million change of debt, primarily due to a one-year early redemption of a EUR 1 billion floating rate note and a EUR 139 million repayment of maturing bonds. In 2003 Philips entered into a USD 151 million 7-year floating unsecured bullet loan from the EIB (European Investment Bank) and a USD 100 million syndicated loan in the Philippines. Philips shareholders were paid a distribution in cash totaling EUR 460 million. Sales of treasury stock led to a cash inflow of EUR 49 million.

In 2002 net cash used for financing activities amounted to EUR 897 million. This included the issuance of a EUR 300 million eurobond in August, the proceeds of which were used for repayment of short-term debt. Philips shareholders were paid a distribution in cash totaling EUR 459 million. Treasury stock was purchased for an amount of EUR 19 million.

In 2001 net cash flows provided by financing activities amounted to EUR 3,159 million. This includes EUR 4,250 million from the issuance of two tranches of two bonds each and EUR 521 million from the issuance of commercial paper. Philips shareholders received dividends of EUR 458 million. Treasury stock transactions totaled an outflow of EUR 336 million.

Employment

The number of employees at the end of December 2003 totaled 164,438, a decline of 5,649 from December 31, 2002. The reduction was most obvious in the area of manufacturing, as a result of greater use of outsourcing.

On a comparable basis, the largest reduction occurred at Lighting (2,859) and at Semiconductors, due to the closing of the San Antonio and Albuquerque sites. Moreover, the sale of the remainder of PCMS and the streamlining of activities in Corporate Investments resulted in a headcount reduction of 843 and 347 respectively.

In geographic terms, the headcount decreased in Western Europe and North America, which was offset by new hirings in Eastern Europe and Asia Pacific.

The number of temporary employees increased.

The number of employees at the end of December 2002 totaled 170,087, a decline of 18,556 from December 31, 2001. Part of the reduction (9,514) was caused by consolidation changes. Excluding these changes, the headcount reduction came to 9,042, mainly centered on Consumer Electronics, Semiconductors and Corporate Investments. The headcount at Medical Systems increased by 846 employees as a result of expansion of the business.

In geographic terms, Europe and Asia Pacific accounted for most of the decrease. The headcount reduction was most significant in the production and general administrative areas, while the R&D area was less affected.

changes in number of employees

	2001	2002	2003

Nominal position, beginning of year	219,429	188,643	170,087
Consolidation changes:
- new consolidations	15,470	254	–
- deconsolidations	(27,684)	(9,768)	(1,630)
Comparable changes	(18,572)	(9,042)	(4,019)

Nominal position, at year-end	188,643	170,087	164,438

employees by product sector

	At the end of

	2001	2002	2003

Lighting	47,922	46,870	43,800
Consumer Electronics	29,645	21,018	19,111
DAP	9,527	8,766	8,180
Semiconductors	35,956	34,225	33,177
Medical Systems	30,993	31,027	30,611
Miscellaneous	29,137	23,866	27,086
Unallocated	5,463	4,315	2,473

Total	188,643	170,087	164,438

employees by geographic area

	At the end of

	2001	2002	2003

Netherlands	30,982	29,260	27,688
Europe (excl. Netherlands)	57,100	48,267	46,174
USA and Canada	36,411	34,196	28,111
Latin America	15,239	13,424	14,714
Africa	518	450	409
Asia Pacific	48,393	44,490	47,342

Total	188,643	170,087	164,438

Performance by Sector

Lighting

	2001	2002	2003

Sales	5,083	4,845	4,522
% nominal (decrease) increase	1	(5)	(7)
% comparable (decrease) increase1)	0	(2)	2
Income from operations*	582	602	577
as a % of sales	11.4	12.4	12.8
Net operating capital	1,979	1,723	1,521
Employees (FTEs)	47,922	46,870	43,800

*) Incl. amortization of goodwill	(8)	–	–

1)	Please see page 9 for a reconciliation to nominal sales for the most directly comparable US GAAP measure.

Market developments

The lighting market was generally soft over the past year. However, automotive and special lighting markets held up well, while LED technology also continued to develop at a fast pace. The Asia Pacific lighting market showed the fastest growth.

Strategy

The Lighting division’s strategy is to focus on end-user-driven innovation, marketing excellence, delivery reliability and people, while pursuing a policy of continuous improvement and strict control of costs and assets. It seeks to increase volumes in high-end products and aims to excel in innovative new products, for example HID, automotive and UHP lamps. Innovation is key for Lighting to expand its leading position in lighting systems for fast-growing consumer electronics applications (video projection systems) and to develop solid-state lighting (LED) activities in conjunction with Lumileds, the 50/50 joint venture with Agilent Technologies.

Growth is to be achieved by working with leading key accounts, enhancing the position in the value chain towards professional customers and end-users, and expanding in the fast-growing economies, especially China.

Financial performance

Despite the generally weaker markets, comparable sales increased by 2%, fueled by increases at Automotive & Special Lighting and Lighting Electronics. Sales in Asia Pacific and North America rose and European levels recovered, while demand in Latin America remained weak. Income from operations amounted to EUR 577 million, compared to EUR 602 million in 2002. Despite the decline, income from operations as a percentage of sales increased from 12.4% in 2002 to 12.8% in 2003, as a result of an increased focus on marketing management, tight cost control and increasing volumes in high-end products. Net restructuring charges of EUR 27 million mainly related to projects in India, Canada and Venezuela. The Lumileds joint venture, an unconsolidated company, achieved substantial increases in sales and posted an operating profit.

Sales at Lighting in 2002 totaled EUR 4,845 million and were on a nominal basis 5% and on a comparable basis 2% lower than in 2001. Luminaires, in particular, had to contend with difficult market conditions, while Automotive & Special Lighting continued to show growth through innovation. Sales growth in Asia Pacific continued, while Latin American sales levels remained weak. The market slowdown in Europe and North America had a negative impact on sales. The 2002 result included net restructuring charges of EUR 13 million for the discontinuation of various activities in the Netherlands.

Consumer Electronics

	2001	2002	2003

Sales	10,633	9,855	9,188
% nominal (decrease) increase	(15)	(7)	(7)
% comparable (decrease) increase1)	(15)	(4)	2
Income (loss) from operations*	(585)	208	248
as a % of sales	(5.5)	2.1	2.7
Net operating capital	655	46	(82)
Employees (FTEs)	29,645	21,018	19,111

*) Incl. amortization of goodwill	(1)	–	–

1)	Please see page 9 for a reconciliation to nominal sales for the most directly comparable US GAAP measure.

Market developments

The increasing velocity of the innovation-to-commoditization cycle is challenging the entire industry. Moreover, markets are witnessing increased competition with the entrance of PC suppliers, leading to further convergence of the PC and consumer electronics industries. In dollar terms, markets stabilized after two years of decline. Recovery became visible in the second half of the year, strongly supported by LCD, television and DVD sales. Monitor markets experienced an accelerated shift from CRT to LCD. DVD continued to grow, negatively impacting CD/Audio and VCR markets.

Strategy

Consumer Electronics (CE) has been repositioned for future growth, having migrated from analog to digital, from manufacturing to marketing, and from a broad to a more focused product portfolio. CE will continue to focus on its Connected Planet vision, establish partnerships with leading retailers, enter into innovative alliances and introduce new sales channels. CE aims to make the organization more market-oriented and less complex, to achieve EUR 400 million savings on a run rate basis by the end of 2005. The profitability target is 4% to 4.5% operating margin, of which 2% will be generated by Licenses. CE is further reducing its asset base by outsourcing and shifting its manufacturing to lower-cost countries.

Financial performance

Comparable sales were up slightly (2%) after years of decline, and in line with market growth. Nominal sales were heavily impacted by the lower US dollar. Growth was strong in Asia Pacific (17%). The second half of the year saw growth, with Television, LCD Monitors, DVD and GSM in particular posting improved results. Generally, margins were under pressure, especially in the first half of the year. Innovative new products helped Television to increase margins during the year. Income from operations excluding Licenses amounted to a loss of EUR 49 million. Net restructuring charges totaled EUR 58 million, and mainly related to Television (Dreux) and Monitors.

At year-end, working capital was negative for the first time in the division’s history. Driven by past-use payments of EUR 121 million, Licenses’ income increased to EUR 297 million. CD-R/RW and DVD programs were the main contributors.

Sales in 2002 decreased by 4% excluding currency effects. In Europe, CE performed very well, while the performance in the USA improved compared with 2001. Television sales improved, driven by the introduction of PixelPlus and the extension of the Flat TV product range. DVD, including DVD+RW, showed double-digit growth, taking share from the VCR business. Measures taken in 2001 to rescale GSM and Set-top Boxes had a negative effect on sales.

Most of the improvement in income from operations came from Television, VCR and Set-top Boxes. Net restructuring charges, mainly relating to PCMS, amounted to EUR 100 million. The sale of the PCMS activities resulted in a gain of EUR 83 million. Licenses’ income in 2002 decreased to EUR 188 million, a decline of EUR 163 million compared to 2001. The 2001 figures included an amount of EUR 82 million in respect of past-use payments. The decline was also attributable to the expiration of basic CD patents in certain regions, which was only partly offset by increased income from the DVD and CD-R/RW licensing program.

CE reduced its asset base through optimized supply chain management, an ODM (Original Design Manufacturing) business model philosophy and outsourcing. In 2002 this resulted in a net operating capital of virtually zero.

Domestic Appliances and Personal Care

	2001	2002	2003

Sales	2,224	2,273	2,131
% nominal (decrease) increase	6	2	(6)
% comparable (decrease) increase1)	0	6	3
Income from operations*	334	401	398
as a % of sales	15.0	17.6	18.7
Net operating capital	652	529	464
Employees (FTEs)	9,527	8,766	8,180

*) Incl. amortization of goodwill	(12)	–	–

1)	Please see page 9 for a reconciliation to nominal sales for the most directly comparable US GAAP measure.

Market developments

Global economic weakness, low consumer confidence and the effect of SARS negatively affected consumer spending in the first half of the year. However, markets in China rebounded strongly in the second half. The domestic appliances market witnessed aggressive marketing investments during the year 2003. The shaving business, particularly in North America, experienced intensified competition.

Strategy

Domestic Appliances and Personal Care delivers a wide range of products that are used by consumers on a daily basis to manage their homes and enhance personal wellness. To this end the division focuses on breakthrough innovations designed to delight consumers and to generate profitable growth. The division intends to expand its portfolio with sustainable, differentiated appliance-consumable propositions. It also intends to step up its marketing investments to generate top-line growth resulting in an improved bottom line. DAP plans to extend the reach of its Oral Healthcare products globally.

Financial performance

Despite market weakness and a weakening US dollar, DAP was able to mirror the previous year’s excellent result. Comparable sales growth was 3%. Oral Healthcare showed strong growth of 24%, and Food & Beverage set the pace for the industry with its 6% growth, both on a comparable basis.

Profitability in 2003 increased from 17.6% to 18.7%. Higher margins and strict cost control enabled higher profitability despite lower nominal sales. Continued focus on asset management has led to a lower net operating capital and strong cash flow.

In 2002 sales adjusted for currency effects increased by 6%. The expansion was above the market growth, due to a number of exciting innovations in the various markets coupled with successful regional market penetration (Senseo coffeemaker, Sonicare toothbrush, Sensotec shaver). Income from operations increased sharply to a new record high.

The improvement was driven by sales expansion, margin improvement and successful cost-reduction programs and was particularly visible in the businesses Oral Healthcare and Food & Beverage. Restructuring charges amounted to EUR 9 million.

Strong focus on efficient utilization of capital in 2002 reduced working capital by 13% compared to 2001.

Semiconductors

	2001	2002	2003

Sales	5,094	5,032	4,988
% nominal (decrease) increase	(26)	(1)	(1)
% comparable (decrease) increase1)	(28)	2	11
Segment revenues	5,661	5,482	5,159
Income (loss) from operations*	(716)	(524)	(342)
as a % of sales	(14.1)	(10.4)	(6.9)
as a % of segment revenues	(12.6)	(9.6)	(6.6)
Net operating capital	4,993	3,814	2,676
Employees (FTEs)	35,956	34,225	33,177

*) Incl. amortization of goodwill	(49)	–	–

1)	Please see page 9 for a reconciliation to nominal sales for the most directly comparable US GAAP measure.

As a result of the high level of sales of products and services to other Philips product sectors, income from operations is also expressed as a percentage of segment revenues. Segment revenues are the total of sales to third parties and intersegment sales.

The Mobile Display and Telecom Speakers business units, formerly part of the Components product division, were transferred to the Semiconductors product division as Mobile Display Solutions (MDS).

Market developments

While there were a number of broader economic challenges throughout 2003, such as the Iraq conflict, SARS and a weak US dollar, the semiconductor markets recovered in the second half of the year. The growth in 2003 in USD was 18%, mainly driven by Asia Pacific. The television market showed weakness during the first half of 2003, impacting the sale of TV solution products. Strong growth was achieved in the wireless communication segment (above 20%) and the computing segment (approximately 15%). The market for standard products also grew. The mobile phone market ended the year at a level of 470 million pieces. The mobile displays market experienced an accelerated shift from monochrome to color, the latter now accounting for more than 60% of the market.

Strategy

Semiconductors is actively managing a balanced portfolio spanning emerging, mature and multi-market products, and is servicing the consumer, communication, automotive and computing markets. The focus in the coming period will be on the development of Nexperia-based customer solutions that combine semiconductors, software and services. In this respect, the division aims to grow particularly in DVD+RW, LCD TV and communication products.

Semiconductors has adopted a capital-efficient manufacturing strategy in order to be more flexible and effective throughout future industry cycles. Having rationalized its own wafer capacity, it will outsoure a larger percentage of future capacity needs. In 2003, the division reduced R&D, IT and infrastructure costs significantly and extended the useful life of its facilities to further lower the break-even point. Business and sales staff will be concentrated to a greater extent in the Asia Pacific region.

The division also partners with leading customers, content and service providers, the aim being to increase share of business from key customers from 55% (in 2001) to 70% by the end of 2006. It is already benefiting from a technology partnership with STMicroelectronics and Motorola at Crolles. The division will continue to invest in more advanced capacity through SSMC, which will be consolidated in early 2004 following the application of new accounting standards.

Financial performance

Semiconductors’ share of the market it serves declined over the year from 5.3% to 4.6%. The loss of share occurred primarily in the first half of the year. However, based on successful consumer and communication sales, the division managed to improve its market share from 4.5% in the third quarter to 5.0% in the fourth quarter. The utilization rate increased continuously through the year to reach a level of 84% in the fourth quarter. Consumer and Mobile Communications posted strong growth. MDS sales increased by 31%, mainly due to the accelerated adoption of color displays in new handsets. In volume terms, MDS increased its market share by 4%.

Income from operations in the fourth quarter totaled EUR 166 million. The profit was the result of increased sales, lower R&D spending and the benefits of the wafer-fab restructuring. Net restructuring and impairment charges totaled EUR 290 million for the year.

Net operating capital continued to decrease. Net capital expenditures were maintained at a low level of EUR 205 million. In addition, the cash flow used for investing activities related to Crolles2 recorded by the Philips Group amounted to EUR 99 million.

After experiencing the worst downturn in the history of the semiconductor industry in 2001, markets more or less stabilized in 2002. A sales decline was noted among all businesses except MDS, which enjoyed sales growth of 34%. On a total available market (TAM) basis, market share declined by 0.1% to 3.1% (Source WSTS). Saturation in the PC and handset markets and a weak financial position of telecom operators and service providers had an adverse effect on semiconductor industry growth. Semiconductors maintained its strong position in the profitable analog markets.

In 2002 factory utilization was only 56%. As a result, significant losses were incurred. Morover, losses were incurred in growth areas such as digital consumer and networking as a result of continued R&D efforts. Special items amounted to EUR 160 million. To reduce overcapacity, it was decided to close the fab in Albuquerque. R&D and overhead were further streamlined. The total cost of these measures in 2002 was EUR 169 million.

Medical Systems

	2001	2002	2003

Sales	4,834	6,844	5,990
% nominal (decrease) increase	59	42	(12)
% comparable (decrease) increase1)	9	5	7
Income (loss) from operations*	(163)	309	431
as a % of sales	(3.4)	4.5	7.2
Net operating capital	5,418	4,849	3,671
Employees (FTEs)	30,993	31,027	30,611

*) Incl. amortization of goodwill	(104)	–	–

1)	Please see page 9 for a reconciliation to nominal sales for the most directly comparable US GAAP measure.

Market developments

Expressed in local currencies, all Medical Systems’ markets grew, except for Europe. Growth was fueled by new technologies for faster, earlier and more accurate diagnoses, as well as for new diagnostic procedures (e.g. for heart disease and cancer). In the USA, new hospital construction is creating demand for larger, multi-year arrangements. Leading hospitals are also seeking research partnerships to develop next-generation medical procedures. Large-scale genomic and proteomic research projects are being launched in order to enhance the understanding of disease on a cellular level. This is expected to lead to new procedures to detect and treat disease very early, thus reducing chronic disease, improving patients’ quality of life and reducing expensive treatments. It is expected that this will create a new dynamic in the market over the next several years.

Strategy

Medical Systems’ strategy is aimed at maintaining its leadership in many modalities and in cardiology and critical care, while growing market share continuously in radiology and healthcare IT. This will be achieved by an innovation program that focuses on clinical excellence and product rejuvenation. This is illustrated by the introduction of new families of high-speed, high-performance CT and MR scanners in 2003. Philips is also expanding its service offering in order to increase customer contracts. In IT, a strategic alliance with Epic, the highly respected North American healthcare IT company, was announced. In response to the market demand for large multi-year partnerships, a dedicated group was established, which concluded many significant deals with leading healthcare enterprises, such as the Cleveland Clinic. In molecular medicine, a number of strategic partnerships with highly innovative start-ups were established to develop early-detection molecular-diagnostic procedures.

In financial terms Medical Systems continued on its path of continuous improvement towards its EBITA target of 14% of sales in 2004.

Financial performance

Sales increased by 7%, excluding the effect of the divestment of Health Care Products (HCP) in 2002 and currency movements. Sales were strong at Patient Monitoring, Medical IT and Customer Services. All regions contributed to the comparable sales growth.

Income from operations totaled EUR 431 million, including an impairment charge of EUR 139 million for MedQuist, and net restructuring charges of EUR 7 million. In addition, a valuation adjustment of EUR 35 million, related to the alignment of inventory valuations across the Medical Systems business, impacted income from operations unfavorably. Cardiac and Monitoring Systems, Ultrasound and Healthcare IT were the main drivers of income improvements in 2003. Positive synergy effects yielded EUR 342 million savings, close to the target of EUR 350 million.

Supply chain management resulted in a EUR 248 million reduction in working capital, mainly in net inventories.

In 2002 sales increased by 5%, excluding the effect of acquisitions and currency movements. X-ray, Computed Tomography, Nuclear Medicine, Cardiac and Monitoring Systems and Customer Services drove the sales increase. From a regional perspective the growth was strongest in North America.

Improved sales and performance at X-ray, Customer Services, Cardiac and Monitoring Systems all contributed to the increase in income from operations. Acquisition-related charges amounted to EUR 84 million. Impairment charges for HCP amounted to EUR 47 million. There were a number of non-recurring charges amounting to EUR 73 million, mainly following the Marconi and Agilent acquisitions, and charges taken for the exposure related to Argentina. Positive synergy effects amounted to EUR 173 million.

Net operating capital was significantly lower due to the weaker dollar and the sale of HCP.

Miscellaneous

	2001	2002	2003

Sales	4,471	2,971	2,218
% nominal (decrease) increase	(46)	(34)	(25)
% comparable (decrease) increase1)	(24)	(4)	(5)
Income (loss) from operations*	(726)	(246)	(263)
as a % of sales	(16.2)	(8.3)	(11.9)
Net operating capital	477	(181)	150
Employees (FTEs)	29,137	23,866	27,086

*) Incl. amortization of goodwill	(3)	–	–

1)	Please see page 9 for a reconciliation to nominal sales for the most directly comparable US GAAP measure.

Introduction

This sector comprises four main groups of activities: Corporate Technology (such as Philips Research, Intellectual Property & Standards, Philips Centre for Industrial Technology and Philips Design), Corporate Investments (such as Assembléon and Philips Enabling Technologies Group), Shared Services for IT, Finance, HRM and Real Estate, and Other activities (Optical Storage and NavTech). In addition, there are activities that are being redesigned, or disentangled and prepared for divestments.

Corporate Investments

Within the Corporate Investments portfolio, most businesses improved, except for the semiconductor- and technology-related activities, such as Assembléon and Philips Enabling Technologies Group. Additional restructurings have been carried out in order to align capacity with demand and to ensure that full advantage is taken of any upswing in economic activity.

Due to the economic downturn and the absence of a genuine revival in the technology sector, the divestment program was slowed down. The Vocon/Telephony business was divested in 2003, resulting in a EUR 20 million gain.

Corporate Technology

The loss from operations related to Corporate Technology increased during 2003. This was largely due to the higher level of expenditures made in start-up projects such as LCoS and PolyLED. In the last quarter of 2003, CINEOS Microdisplay Television, based on LCoS technology, was successfully introduced in the United States. In 2003, PolyLED completed the installation of a color production line. The first commercial products will be brought to market in the course of 2004. Research costs of Corporate Technology were in line with the previous year. Total Philips R&D expenditures were reduced to EUR 2.6 billion from EUR 3.0 billion in 2002. In spite of lower R&D expenditures, Philips was able to maintain its high level of first filings of patents. The high level of patent filings over the last three years has resulted in a portfolio, which in 2003 surpassed the level of 100.000 patent rights worldwide.

Shared Service Centers

In order to build a more cost-effective and process-focused organization, the Company created three new shared service centers (Accounting & Reporting Services, People Services and IT Services) during the year, in addition to the centers for Global Real Estate and Non-Product-Related Purchasing.

Start-up costs for the new shared service centers and special items in Global Real Estate resulted in a loss for the shared service centers of EUR 23 million. The special items included an impairment loss for a building (EUR 30 million), which was more than offset by a gain on the sale of real estate (EUR 46 million).

Other activities

The restructuring programs initiated in 2002 restored Optical Storage to profitability in 2003, with income from operations of EUR 51 million (driven by its Automotive Playback Modules and Audio/Video operations), which represents an improvement of EUR 253 million compared to the previous year.

NavTech is a leading provider of digital map information and related software and services used in a wide range of navigation mapping and geographic applications. Over several years NavTech invested in building a database with a high level of detailed road and related information. The demand for road navigation systems is still increasing. In 2003 sales rose by EUR 67 million to EUR 242 million, while income from operations increased by EUR 45 million to EUR 56 million.

In addition the Company released a provision amounting to EUR 50 million; this provision related to the sale of shares in NavTech to the Oranje Nassau Groep consortium in 1999, whereby the consortium received a put right on Philips for approximately one-third of its shareholding in NavTech. Due to the positive trend within NavTech, this put right is no longer expected to have a negative impact, and the provision has been reversed.

Unallocated

This sector comprises the costs of the corporate center – including the Company’s global brand management and sustainability programs – as well as country and regional overhead costs. Income from operations amounted to a loss of EUR 561 million in 2003, compared to a loss of EUR 330 million in 2002 and a loss of EUR 121 million in 2001.

Corporate overhead costs continued to be aggressively reduced during 2003, offset by a large increase in pension costs. Pension costs increased by EUR 256 million and include postretirement benefit costs relating to inactive employees, which are not attributable to the product divisions.

Performance by region

	2001		2002		2003

		income		income		income
		(loss) from		(loss) from		(loss) from
	sales	operations	sales	operations	sales	operations

Europe/Africa	14,157	(497)	13,456	888	12,768	916
North America	9,296	(851)	9,804	(521)	7,911	(411)
Latin America	1,918	(13)	1,513	23	1,236	(27)
Asia Pacific	6,968	(34)	7,047	30	7,122	10

Total	32,339	(1,395)	31,820	420	29,037	488

Sales

Sales in 2003 in Europe declined by 5%, partly due to the effect of divestments and weaker currencies (e.g. the pound sterling). Semiconductors’ sales increased again following stronger market demand, particularly in Mobile Display Systems. Medical Systems also recorded strong sales growth, while sales were significantly weaker in Consumer Electronics and Miscellaneous. The Netherlands, Germany and the UK recorded the weakest sales performance, partly offset by a strong rise in Eastern Europe.

Sales in North America decreased by 19%, mainly due to the weaker US dollar. Deconsolidations had an additional downward effect of 6%, mainly related to the divestment of HCP in 2002. On a comparable basis, sales increased by 5%. This was attributable to all sectors except Semiconductors, which continued to suffer from weak market demand, especially in the first half of the year. Sales in Latin America declined by 18%, mainly as a result of significantly weaker currencies following the collapse of the Argentinian and Venezuelan economies. All sectors were affected.

Sales in Asia Pacific increased by 1%, hampered by the negative effect of weaker currencies following the decline of the US dollar. On a comparable basis, sales grew by 16%, headed by soaring sales in China (34% higher). Excluding the effects of changes in consolidations and currencies, sales in all sectors except DAP increased strongly, in particular at Semiconductors, in the second half of the year.

In 2002, sales in Europe declined by 5%, partly due to the unfavorable effect of consolidation changes. Additionally, the weak economy in Germany had a downward effect on sales. Sales in North America increased by 5%, lifted by the new consolidations at Medical Systems, but partly offset by a weaker US dollar and weak semiconductor demand. Sales in Latin America were 21% lower, due, in particular, to the economic downturn in Argentina and Venezuela.

Sales growth in 2001 in Asia Pacific, at 1%, was impacted by the negative effect of deconsolidations and weaker currencies. On a comparable basis, sales increased by 8%. Strong growth was posted in China (26%) and South Korea (22%), while sales declined in Japan.

Income from operations

The improvement in income from operations in 2003 on a global level was mainly attributable to Europe and North America.

Despite the considerable improvement in North America, this region is still loss-making, due to restructuring charges at Semiconductors and an impairment charge for MedQuist.

The improvement in previous years income from operations on a global level was also visible in the performance of the various regions. All regions improved their profitability, especially Europe and North America.

However, despite the considerable improvement in North America, this region was still loss-making, mainly due to Semiconductors, Components and Consumer Electronics and acquisition-related charges at Medical Systems.

Liquidity and capital resources

Cash flow

For an analysis of the Company’s cash flows refer to pages 18 to 19

Financing

Condensed balance sheet	2001	2002	2003

Cash and cash equivalents	890	1,858	3,072
Receivables	9,750	8,443	8,026
Inventories	4,290	3,522	3,204
Unconsolidated companies	7,552	6,089	4,841
Other non-current financial assets	3,481	1,306	1,213
Property, plant and equipment	7,718	6,137	4,879
Intangible assets	5,521	4,934	3,765

Total assets	39,202	32,289	29,000
Accounts payable and other liabilities	8,234	7,836	7,261
Provisions	3,740	3,246	2,925
Short-term debt	1,271	617	1,684
Long-term debt	6,595	6,492	4,192
Minority interests	202	179	175
Stockholders’ equity	19,160	13,919	12,763

Total liabilities and equity	39,202	32,289	29,000

Debt position

Total debt outstanding at the end of 2003 was EUR 5,876 million, compared with EUR 7,109 million at the end of 2002 and EUR 7,866 million at the end of 2001.

Changes in long-term debt are as follows:

	2002	2003

• New borrowings	405	311
• Repayments	(276)	(1,304)
• Reclassification to short-term debt	(15)	(1,109)
• Consolidation and currency effects	(217)	(198)

	(103)	(2,300)

In 2003, total long-term debt decreased by EUR 2,300 million to EUR 4,192 million. With respect to outstanding bonds, Philips repaid EUR 1,129 million and reclassified EUR 1,084 million of maturing bonds to short-term debt during the year. A EUR 1,000 million repayment related to an early redemption of a floating rate note in July to reduce the 2004 maturity spike. In 2003, Philips entered into a USD 151 million (EUR 120 million) seven-year floating unsecured bullet loan from EIB (European Investment Bank) and a USD 100 million (EUR 79 million) syndicated loan in the Philippines. The remaining new borrowings consist of the issuance of Convertible Personnel Debentures (EUR 35 million), staff saving plans (EUR 13 million), Capital lease transactions (EUR 31 million) and various other small amounts.

In 2002, long-term debt was reduced by EUR 103 million to EUR 6,492 million. During 2002, Philips issued a new eurobond for EUR 300 million. The remaining new borrowings consisted of the issuance of Convertible Personnel Debentures (EUR 41 million), staff saving plans (EUR 42 million) and other small amounts.

Philips had two ‘putable’ USD bonds outstanding at year-end 2003 for a total amount of USD 269 million. The investors may require repayment in one specific month during the lifetime of the bonds: USD 166 million in June 2006 and USD 103 million in May 2007.

Assuming that investors require repayment at the relevant put dates, the average remaining tenor of the total outstanding long-term debt was 4.9 years, compared to 4.2 years in 2002. However, assuming that the ‘putable’ bonds will be repaid at maturity, the average remaining tenor at the end of 2003 was 5.9 years, compared to 4.9 years at the end of 2002.

Long-term debt as a proportion of the total debt at the end of 2003 stood at 71%, compared to 91% at the end of 2002.

Changes in short-term debt are as follows:

	2002	2003

• Net borrowings (repayments)	(548)	49
• Reclassification from long-term debt	15	1,109
• Consolidation and currency effects	(121)	(91)

	(654)	1,067

Philips has a USD 3.5 billion revolving credit facility, which was arranged in July 2002. This facility, which has a five-year maturity, replaced the USD 2.5 billion revolving credit facility which had been in place since July 1996 and was never drawn upon by the Company. The new revolving credit facility was not drawn upon in 2003 and 2002. At the beginning of 2001, Philips established a global commercial paper program totaling USD 2.5 billion. Under this program, the outstanding amounts reached a maximum of EUR 200 million during the year, while at year-end there were no outstanding amounts. Part of the previously mentioned stand-by credit facility acts as a back-up for the global commercial paper program.

Cash and cash equivalents

Cash and cash equivalents increased by EUR 1,214 million in 2003 to EUR 3,072 million at year-end. Currency impacts had a negative effect of EUR 165 million.

In 2002, cash and cash equivalents increased by EUR 968 million to EUR 1,858 million at year-end. Currency impacts accounted for a EUR 86 million decrease.

The Company had a net debt position (debt, net of cash and cash equivalents) of EUR 2,804 million at the end of 2003. The net debt position at the end of 2002 amounted to EUR 5,251 million, and at the end of 2001 to EUR 6,976 million. The net debt to group equity ratio amounted to 18:82 at the end of 2003, compared to 27:73 at the end of 2002 and 26:74 at the end of 2001.

Stockholders’ equity

Stockholders’ equity decreased by EUR 1,156 million to EUR 12,763 million at year-end 2003. Currency translation differences of EUR 1,652 million and a reduction of retained earnings by EUR 460 million due to a cash distribution to shareholders were only partly compensated by the EUR 695 million positive net income and an increase of other comprehensive income of EUR 151 million related to available-for-sale securities.

In 2002, stockholders’ equity decreased by EUR 5,241 million to EUR 13,919 million, mainly due to the net loss of EUR 3,206 million. Currency translation differences in equity resulted in a decrease of EUR 946 million, while the deferred results – net of taxes – of financial derivative transactions within equity increased equity by EUR 18 million. Equity was also reduced by treasury stock transactions of EUR 13 million and by payments to shareholders of EUR 459 million from the retained earnings related to the prior financial year.

Insofar as not recognized as impairment charges under income, the lower fair market value of available-for-sale securities compared to their book value at the beginning of the year was recorded under other comprehensive income and reduced equity by EUR 301 million. Furthermore, the sharp decline in the stock markets in 2002 resulted in additional liabilities for pensions. A major part of these additional pension liabilities had to be reported within other comprehensive income as a reduction of equity. The charge to other comprehensive income in 2002 (net of taxes) because of these additional pension liabilities amounted to EUR 335 million for pension funds in the USA and UK.

The number of outstanding common shares of Royal Philips Electronics at December 31, 2003 was 1,281 million (2002: 1,276 million shares).

At the end of 2003 the Group held 35.4 million shares in treasury to cover the future delivery of shares in conjunction with the 67.4 million conversion and stock option rights outstanding at year-end 2003. At year-end 2002 and 2001 respectively, 40.1 and 41.9 million shares were held in treasury against a 67.0 and 50.1 million rights overhang respectively.

It has been the Company’s policy to hedge part of its option grants.

Capital resources

Guarantees

The following guarantees were outstanding at December 31, 2003.

	expiration per period

	total amounts	less than
	committed	1 year	2-5 years	after 5 years

Guarantees unconsolidated companies/third parties	656	258	339	59
Stand-by letters of credit	274	–	274	–

Total	930	258	613	59

The guarantees are primarily issued with respect to debt obligations of unconsolidated companies in which Philips maintains a significant ownership. The two most significant guarantees relate to debt obligations of LG.Philips Displays and SSMC.

A guarantee amounting to USD 200 million (EUR 159 million) was issued to certain third-party financial institutions with respect to a facility agreement they issued to the Company’s unconsolidated joint venture LG.Philips Displays (LPD) for the amount of USD 2 billion. The guarantee was issued in May 2002 and expires on December 31, 2004 or earlier if the joint venture meets the covenants of the facility agreement. Under the guarantee the Company guarantees and shall pay, upon failure to pay by the joint venture, all principal, interest and fees payable by the joint venture, for an amount of USD 100 million, and agrees to indemnify and hold harmless the financing parties on demand from any loss in respect of principal, interest and fees payable by the joint venture under the facility agreement for an amount of USD 100 million.

In the fourth quarter of 2003, LPD breached certain covenants in its financing agreements. A refinancing package is currently being negotiated with the financiers of LPD.

For further details, please refer to note 5 of the consolidated financial statements.

The Company issued a guarantee amounting to Singapore dollar 600 million (EUR 280 million) to the Economic Development Board of Singapore in 2000. This guarantee is related to their loan granted to our 48%-associate Systems on Silicon Manufacturing Co. (SSMC). The loan matures in 2005, at which time the guarantee will end. In accordance with FIN 46 ‘Consolidation of Variable Interest Entities (VIE)’ SSMC has been identified as a VIE and will be consolidated in 2004. Accordingly, the guarantee will then be reported in the amount of guarantees granted for obligations of consolidated companies going forward.

The Company has posted a stand-by letter of credit of approximately USD 345 million (EUR 274 million), related to pending litigation with respect to claims made by Volumetrics Medical Imaging Inc. against a subsidiary of the Company. Refer to note 26 to the consolidated financial statements.

Contractual cash obligations

Presented below is a discussion of the Company’s contractual cash obligations, contingent obligations resulting from guarantees provided, and the capital resources available to fund the cash requirements.

The following table summarizes the Company’s cash obligations at December 31, 2003.

	payments due to period

		less than
	total	1 year	2-3 years	4-5 years	after 5 years

Long-term debt1)	5,466	1,304	996	2,000	1,166
Capital lease obligations1)	31	1	3	23	4
Short-term debt1)	379	379	–	–	–
Operating leases2)	739	136	239	159	205

Total contractual cash obligations	6,615	1,820	1,238	2,182	1,375

1)	Long-term debt, capital lease obligations and short-term debt are included in the Company’s consolidated balance sheet; refer to notes 23 and 24 of the notes to the consolidated financial statements for additional details.

2)	The Company’s operating lease obligations are described in note 26 of the notes to the consolidated financial statements.

The Company has a product supply agreement with Jabil Circuit Inc. Under the agreement, Jabil will provide design and engineering services, new product introductions, prototype and test services, procurement, PCB assembly, and final assembly and integration.

Under the agreement, the Company is required to make minimum product purchases in accordance with the following schedule:

2004	1,040
2005	900
2006	900

The agreement provides that certain penalties may be charged to the Company, if the Company fails to satisfy the volume commitment.

The Company sponsors pension plans in many countries in accordance with legal requirements, customs and the local situation in the countries involved. The majority of employees in Europe and North America are covered by defined-benefit plans.

Contributions are made by the Company, as necessary, to provide assets sufficient to meet benefits payable to plan participants. The Company expects considerable cash outflows in relation to employee benefits which are estimated to amount to EUR 465 million in 2004 (2003: EUR 175 million) and comprise of EUR 338 million employer contributions to defined benefit pension plans, EUR 56 million employer contributions to defined contribution plans and EUR 71 million expected cash outflows in relation to book reserved pension plans. The expected amounts of cash outflows in 2004 and in subsequent years are uncertain and may change substantially as a consequence of changes in actual versus assumed discount rates (5.4%), estimations of compensation increases (2.5%) and returns on pension plan assets (6.2%).

Philips is of the opinion that it has adequate financial resources to finance working capital needs. Furthermore, the Company has no material commitments for capital expenditures. Philips has a USD 2.5 billion commercial paper (CP) program whereby it can issue CP up to 364 days in tenor, both in the USA and in Europe, in any currency. There is a panel of banks, six in Europe and five in the USA, that support the program. When Philips wants to fund through the commercial paper program, it contacts the panel of banks. The interest is at market rates prevailing at the time of issuance of the CP. There are no limitations on Philips’ use of the program, save for market considerations, e.g. that the commercial paper market itself is not open. If this were to be the case, Philips’ USD 3.5 billion committed revolving facility could act as backup for short-term financing requirements that normally would be satisfied through the CP program. The syndicated bank facility has no financial covenants and does not have credit-rating-related acceleration possibilities or any availability restrictions. There is no collateral requirement in the commercial paper program. As of December 31, 2003, Philips did not have any CP outstanding.

In June 2002, Philips filed a Shelf Registration Statement (Form F-3) with the Securities and Exchange Commission. This filing gives Philips the flexibility to issue debt securities and/or to set up a US Medium Term Notes program for an amount up to USD 2.5 billion. The Company’s total debt as of year-end 2003 was EUR 5,876 million, of which EUR 1,684 million was short-term. With year-end cash balances of EUR 3,072 million, net debt was EUR 2,804 million. In view of the Company’s EUR 8.3 billion shareholdings in publicly listed companies and the USD 3.5 billion revolving facility mentioned above, the Company’s liquidity position is strong.

Proposed dividend to shareholders of Royal Philips Electronics

A proposal will be submitted to the General Meeting of Shareholders to declare a dividend of EUR 0.36 per common share (EUR 461 million).

Pursuant to article 35 of the Articles of Association, and with the approval of the Supervisory Board and the Meeting of Priority Shareholders, the remainder of the income for the financial year 2003 has been retained by way of reserve.

In 2002, a distribution was made of EUR 0.36 per common share from the other reserves. The balance sheet presented in this report, as part of the consolidated financial statements for the period ended December 31, 2003, is before dividend, which is subject to shareholder approval after year-end.

Critical Accounting Policies

The preparation of Philips’ financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. The policies that management considers both to be most important to the presentation of Philips’ financial condition and results of operations and to make the most significant demands on management’s judgments and estimates about matters that are inherently uncertain are discussed below. Management cautions that future events often vary from forecasts and that estimates routinely require adjustment.

A complete description of Philips’ accounting policies appears on pages 53 through 62.

Accounting for pensions and other postretirement benefits

Retirement benefits represent obligations that will be settled in the future and require assumptions to project benefit obligations and fair values of plan assets. Retirement benefit accounting is intended to reflect the recognition of future benefit costs over the employee’s approximate service period, based on the terms of the plans and the investment and funding decisions made by the Company. The accounting requires management to make assumptions regarding variables such as discount rate, rate of compensation increase, return on assets, and future healthcare costs. Management consults with outside actuaries regarding these assumptions at least annually. Changes in these key assumptions can have a significant impact on the projected benefit obligations, funding requirements and periodic cost incurred.

The table below illustrates the approximate impact on 2004 net periodic pension cost (NPPC) if the Company were to change key assumptions by 1 percentage point.

Impact in millions of euros of NPPC expense (income):

	Increase	Decrease
	assumption	assumption
	1%	1%

Discount rate	(149)	188
Rate of return on plan assets	(177)	177
Salary growth rate	361	(305)

If more than one of the assumptions were changed, the impact would not necessarily be the same as if only one assumption was changed in isolation. In 2004, pension costs for the Philips Group are expected to amount to approximately EUR 350 million.

For a discussion of the current funded status and pension plan assumptions, refer to note 20 of the consolidated financial statements. For a sensitivity analysis with respect to changes in the assumptions used for postretirement benefits other than pensions, refer to note 21 of the consolidated financial statements.

Contingent liabilities

Legal proceedings covering a range of matters are pending in various jurisdictions against the Company and its subsidiaries. Due to the uncertainty inherent in litigation, it is often difficult to predict the final outcome. The cases and claims against the Company often raise difficult and complex factual and legal issues which are subject to many uncertainties and complexities, including but not limited to the facts and circumstances of each particular case and claim, the jurisdiction in which each suit is brought and the differences in applicable law. In the normal course of business, management consults with legal counsel and certain other experts on matters related to litigation. The Company accrues a liability when it is determined that an adverse outcome is probable and the amount of the loss can be reasonably estimated. If either the likelihood of an adverse outcome is only reasonably possible or an estimate is not determinable, the matter is disclosed provided it is material.

The Company and its subsidiaries are subject to environmental laws and regulations. Under these laws, the Company and its subsidiaries may be required to remediate the effects of the release or disposal of certain chemicals on the environment.

The methodology for determining the level of liability requires a significant amount of judgment regarding assumptions and estimates. In determining the accrual for losses associated with environmental remediation obligations, such significant judgments relate to the extent and types of hazardous substances at a site, the various technologies that may be used for remediation, the standards of what constitutes acceptable remediation, the relative risk of the environmental condition, the number and financial condition of other potentially responsible parties, and the extent of the Company’s and/or its subsidiaries’ involvement. The Company utilizes experts in the estimation process. However, these judgments, by their nature, may result in variances between actual losses and estimates. Accruals for estimated losses from environmental remediation obligations are recognized when information becomes available that allows a reasonable estimate of the liability, or a component (i.e. particular tasks) thereof. The accruals are adjusted as further information becomes available. Refer to note 26 to the Consolidated Financial Statements for a discussion of contingent liabilities.

Accounting for income taxes

As part of the process of preparing consolidated financial statements, the Company is required to estimate income taxes in each of the jurisdictions. This process involves estimating actual current tax expense and temporary differences between tax and financial reporting. Temporary differences result in deferred tax assets and liabilities, which are included in the consolidated balance sheet. The Company must assess the likelihood that deferred tax assets will be recovered from future taxable income. A valuation allowance is recognized to reduce deferred tax assets if, and to the extent that, it is more likely than not that all or some portion of the deferred tax assets will not be realized.

The Company has recorded a valuation allowance of EUR 1,065 million as of December 31, 2003, based on estimates of taxable income by jurisdiction in which the Company operates and the period over which deferred tax assets are recoverable. In the event that actual results differ from these estimates in future periods, and depending on the tax strategies that the Company may be able to implement, changes to the valuation allowance could be required, which could impact the Company’s financial position and net income.

In 2003 and 2002, there was a net decrease of the valuation allowance of EUR 184 million and EUR 9 million, respectively while in 2001, there was a net increase of EUR 293 million. Significant tax assets are recognized in the USA, realization of which is contingent on future profitability in the USA.

Impairment

Philips reviews long-lived assets for impairment when events or circumstances indicate that carrying amounts may not be recoverable. Assets subject to this review include equity and security investments, intangible assets and tangible fixed assets.

Impairment of equity and security investments results in a charge to income when a loss in the value of an investment is deemed to be other than temporary. Management regularly reviews each equity and security investment for impairment based on the extent to which cost exceeds market value, the duration of decline in market value and the financial condition of the issuer.

In determining impairments of intangible assets, tangible fixed assets and goodwill, management must make significant judgments and estimates to determine whether the cash flows generated by those assets are less than their carrying value. Determining cash flows requires the use of judgments and estimates that have been included in the Company’s strategic plans and long-range forecasts. The data necessary for the execution of the impairment tests are based on management estimates of future cash flows, which require estimating revenue growth rates and profit margins.

Assets other than goodwill are written down to their fair value when the undiscounted cash flows are less than the carrying value of the assets. The fair value of impaired assets is determined by taking into account these estimated cash flows and using a net present value technique based on discounting these cash flows with the Business-specific Weighted Average Cost of Capital (WACC), which ranged between 7.7% and 14.2% in 2003.

Goodwill is written down to its implied fair value in case of impairment. The determination of such implied fair value involves significant judgment and estimates from management.

Changes in assumptions and estimates included within the impairment reviews could result in significantly different results than those recorded in the financial statements.

Valuation allowances for certain assets

The Company records its inventories at cost and provides for the risk of obsolescence using the lower of cost or market principle. The expected future use of inventory is based on estimates about future demand and past experience with similar inventories and their usage.

The risk of uncollectibility of accounts receivable is primarily estimated based on prior experience with, and the past due status of, doubtful debtors, while large accounts are assessed individually based on factors that include ability to pay, bankruptcy and payment history. In addition, debtors in certain countries are subject to a higher collectibility risk that is taken into account when assessing the overall risk of uncollectibility.

Should the outcome differ from the assumptions and estimates, revisions to the estimated valuation allowances would be required.

Warranty costs

The Company provides for warranty costs based on historical trends in product return rates and the expected material and labor costs to provide warranty services. If it were to experience an increase in warranty claims compared with historical experience, or costs of servicing warranty claims were greater than the expectations on which the accrual had been based, income could be adversely affected.

Intangible assets acquired in business combinations

Over the past few years the Company has acquired several other entities in business combinations that have been accounted for by the purchase method, resulting in recognition of substantial amounts of in-process research and development, goodwill and other intangible assets. The amounts assigned to the acquired assets and liabilities are based on assumptions and estimates about their fair values. In making these estimates, management typically consults independent qualified appraisers. A change in assumptions and estimates would change the purchase price allocation, which could affect the amount or timing of charges to the income statement, such as write-offs of in-process research and development and amortization of intangible assets. In-process research and development is written off immediately upon acquisition, whereas intangible assets (and prior to 2002 also goodwill) are amortized over their economic lives. As a result of Philips’ adoption of SFAS 142 ‘Goodwill and Other Intangible Assets’ as of January 1, 2002, goodwill ceased to be amortized as from that date but instead is tested for impairment at least annually.

Changes in assumptions and estimates included in the purchase price allocation could result in significantly different results than those recorded in the financial statements.

Risk Management

Philips is a global company, which means that it is affected by economic developments in all regions of the world. In addition to the risks inherent to its operations, Philips is exposed to specific business risks. In the following paragraphs, a summary of Philips’ approach towards risk management and business control is given, followed by a brief description of the nature and the extent of its exposure to risks. The risk overview provided is not exhaustive. Some risks not yet known to Philips or currently believed not to be material, could later turn out to have a major impact on Philips’ businesses, revenues, income, assets, liquidity or capital resources.

The risk factors should be considered in connection with any forward-looking statements.

Philips’ approach towards risk management and business control

Risk management forms an integral part of business management. The Company’s risk and control policy is designed to provide reasonable assurance that strategic objectives are met by creating focus, by integrating management control over the Company’s operations, by ensuring compliance with legal requirements and by safeguarding the reliability of the financial reporting and its disclosures. It makes management responsible for identifying the critical business risks and the implementation of fit-for-purpose risk responses. The Company’s risk management approach is embedded in the periodic business planning and review cycle. The Company’s quality program (BEST) is used to evaluate the efficiency and effectiveness of controls in the business processes. Structured self-assessments are used company-wide to assess, review and monitor compliance with internal control standards to ensure reliable financial reporting. Product division management systematically monitors the execution and outcome of the assessments. Each quarter product division management issues a formal certification statement to confirm the adequacy of the design and effectiveness of internal controls over financial reporting, which is subject to review by the Board of Management.

In addition, the quality of business controls is monitored by internal auditors through risk-based operational audits, inspections of the financial reporting controls and compliance audits.

Annually, as part of the Annual Report process, management accountability for business controls is enforced through the formal issuance of a Statement on Business Controls and a Letter of Representation by each business unit, resulting, via a cascade process, in a statement by each product division. The Statements on Business Controls and Letters of Representation are subject to review by the Board of Management.

Internal audit committees at product division, business and regional level meet on a regular basis to address weaknesses in the business control infrastructure as reported by the auditors and to take corrective action where necessary. These audit committees are also involved in determining the desired internal audit coverage.

The quality of the Company’s systems of business controls and the findings of internal and external audits are reported to and discussed in the Audit Committee of the Supervisory Board.

Standard norms and values for ‘doing business’ applicable to all our employees and business partners are laid down in the Philips General Business Principles and enforced by a global system of compliance officers. In 2003, the Philips General Business Principles have been extended to include a Financial Code of Ethics. A structured self-assessment process has been introduced to assist organizations in monitoring compliance with the Philips General Business Principles.

Business Risks

As Philips’ business is global, its operations are exposed to political and military developments in the countries in which it does business, which developments could adversely impact the revenues and income of Philips. The business environment is influenced by numerous political uncertainties, which continue to affect the global economy (and the international capital markets). Political and military developments could have a material adverse effect on Philips’ results of operations.

Philips has defined-benefit pension plans in a number of countries. The cost of maintaining these plans is influenced by fluctuating macro-economic and demographic developments, creating volatility in Philips’ results. The majority of employees in Europe and North America are covered by these plans. The accounting for defined-benefit pension plans requires management to make assumptions regarding variables such as discount rate, rate of compensation increase and expected return on plan assets. Changes in these assumptions can have a significant impact on the projected benefit obligations, funding requirements and periodic pension cost. A negative performance of the capital market could have a material impact on pension expense and on the value of certain financial assets of the Company.

If the expectations of an upturn in the (cyclical) market in which Semiconductors operates fail to materialize, Philips’ results of operations could be adversely affected. As part of an asset-light strategy (making more use of external foundry capacity), considerable reductions in capacity and a lower break-even point were achieved in 2003; this resulted in a return to profitability in the fourth quarter. Although the asset-light strategy should mitigate the impact of cyclical market movements, a reversal of the upward market trend could negatively impact the loading of the manufacturing base, leading to a fall in operational results.

If Philips is unable to remain effective in its supply chain management, the Company may be unable to sustain its competitive position in its markets, predominantly in the intensely competitive environment of Consumer Electronics. The Consumer Electronics businesses in which Philips is engaged are intensely competitive. Accordingly, Philips continually faces competitive challenges such as rapid technological change, evolving standards, shortening product life cycles and price erosion. Initiatives to reduce assets through outsourcing will require increased management focus with respect to the supply base. The realization of a world-class performance in supply chain management is critical to success in the global consumer electronics industry, which now also faces penetration by PC manufacturers with their direct-selling models.

A world-class, integrated supply chain in terms of quality, costs and cycle time is one of the critical success factors for Medical Systems to deliver its profitable growth strategy. During 2003 progress has been made in aligning business processes, systems, procedures and internal controls to harvest synergies. The implementation of a fully integrated, reliable and cost-effective supply chain and supporting information technology infrastructure operating at world-class levels in a well controlled way is a prerequisite for meeting the growing demand for faster delivery of top-quality products and services in an increasingly competitive environment.

Philips’ extensive use of joint ventures and other strategic alliances may result in conflicts of interest, loss of control over investments and loss of control over proprietary technologies. Philips operates in high-tech markets with rapid technological development, which require the Company to make large financial investments. Philips continues to utilize partnerships in order to share the risks associated with large investments. These partnerships take place through minority shareholdings, joint ventures and majority shareholdings.

Managing this growing number of strategic alliances, and in particular bridging the international, legal and cultural differences, is a growing risk in itself. In addition, Philips may face conflicts of interests, loss of control over cash flows and loss of proprietary technologies by participating in joint ventures.

Philips’ success is dependent on technological innovation and its ability to secure and retain intellectual property rights for its products. Philips’ longer-term success depends on technological innovation, global standards and its ability to obtain and retain licenses and other intellectual property rights covering its products and its design and manufacturing processes. The process of seeking intellectual property protection can be long and expensive. Competitors and other third parties may also develop technologies that are protected by patents and other intellectual property rights. These technologies may therefore not be available to Philips or may be made available to Philips only on unfavorable terms and conditions. If Philips is not able to generate new licenses, Philips might lose a substantial part of its license revenue.

Philips is dependent on a decreasing number of business partners. Further globalization and concentration of our customer and supply base makes Philips increasingly dependent on a limited number of business partners, posing challenges to existing management and control structures in many of our businesses.

Because Philips is dependent on its personnel for highly specialized technical and other skills, the loss of its ability to attract and retain such personnel would have an adverse affect on its business. A critical risk area that has management’s attention is human resources. The retention of highly specialized technical personnel, as well as talented employees in sales and marketing, research and development, finance and general management, is critical to the success of the Company.

Philips’ global presence exposes the Company to regional and local regulatory rules, which may interfere with the realization of business opportunities and investments in the countries in which the Company operates. Being a global company, Philips has established subsidiaries in over 60 countries. The subsidiaries are exposed to changes in governmental regulations and unfavorable political developments, which may limit the realization of business opportunities or impair local Philips investment.

Philips is exposed to a variety of financial risks, including currency fluctuations, interest rate fluctuations, equity price risk and credit risk, which may impact Philips’ results. Currency fluctuations may impact Philips’ financial results. Furthermore, Philips is exposed to interest rate risk, commodity price risk, equity price risk and credit risk. Philips owns available-for-sale securities and is a minority shareholder in a number of participations, of which the market value currently exceeds the equity investment reported in the financial statements. Sale of (part of) these assets would positively influence Philips’ net income. Decline of the market value of these investments could result in future impairments. For qualitative and quantitative disclosure about financial risks, please refer to note 34 of the consolidated financial statements.

Governance

Corporate governance

Philips has pursued a consistent policy to enhance and improve its corporate governance in line with US, Dutch and international codes of best practises. A series of reorganizations of its corporate and Board structure resulted in enhanced transparency of its management and oversight structure. Philips also aims for a fair disclosure practice in its investor relations policy.

As its shares are traded in the US capital market, Philips adheres to the recent changes under the US Sarbanes-Oxley Act. A new Dutch code on corporate governance was published on December 9, 2003, which is expected to be supported by a governmental decree requiring disclosure in the annual report of information regarding the application of the code’s rules, or an explanation if rules have not been applied. It is expected that such disclosure will only be mandatory from the fiscal year 2004 onwards. Philips addresses the way it intends to further implement its overall corporate governance structure on pages 146 through 159.

Business Excellence

In 2003 further progress was made in the implementation of the quality program BEST (Business Excellence through Speed and Teamwork). Most operations have successfully completed the transition to the new ISO 9000 standard. Supplemented with dedicated surveys of the key business processes, this provides a solid foundation for continuous quality improvement. Assessments of all our businesses by management teams and their peers using the EFQM model complete the approach to identify further improvement opportunities on the journey towards excellence.

Particular attention has been paid to focusing the improvement effort on the areas most crucial to the business. Together with an increased use of the Business Balanced Scorecard, the One Page Strategy document was deployed company-wide. This helped to communicate the businesses’ mission, vision and strategy to their employees, enhancing alignment with the common goals. Furthermore in a number of top-priority areas an approach for breakthrough management was introduced to help managers create the right conditions for successful improvement programs and accelerate performance breakthroughs.

Sustainability

For results of the sustainability performance of the Philips Group, please refer to the Philips Sustainability Report 2003, which will be available before the Annual General Meeting of Shareholders 2004.

Audit fees

The aggregate fees billed by KPMG for professional services rendered for the fiscal years 2001, 2002 and 2003 were as follows (in millions of euros):

	2001	2002	2003

Audit fees	11.6	13.4	12.4
Audit-related fees	9.1	6.2	2.8
Tax fees	2.3	3.2	2.1
Other fees	13.3	3.1	3.0

	36.3	25.9	20.3

Audit fees consist of fees for the examination of both the consolidated financial statements (EUR 5.4 million) and statutory financial statements (EUR 5.0 million), as well as the verification of internal controls (EUR 1.4 million) and IT Systems (EUR 0.6 million) to the extent necessary for the audit of these financial statements.

Audit-related fees primarily consist of fees in connection with audits of acquisitions and divestments (EUR 1.6 million), attest services not required by statute or regulation (EUR 0.6 million) and accounting consultations (EUR 0.3 million). Tax fees mainly relate to tax compliance and expatriate tax services. Other fees mainly comprise fees for royalty audits (EUR 1.2 million), sustainability audits and advices (EUR 0.8 million) and IT reviews (EUR 0.7 million).

Subsequent events

On September 22, 2003, Atos Origin announced that it had signed an agreement to acquire the core IT services activities of Schlumberger Sema from Schlumberger. The transaction has been approved by Atos Origin’s shareholders meeting in January 2004.

As consideration for the purchase, Atos Origin will deliver 19.3 million shares to Schlumberger together with EUR 400 million in cash. The transaction, based on the volume-weighted average price of Atos Origin shares for the 20 days preceding September 19, 2003 (EUR 45.90), values the purchase consideration at EUR 1,287 million. As a result, Philips’ shareholding will be further diluted from 44.7% to 31.8%, resulting in an expected non-cash and non-operating dilution gain of approximately EUR 120 million (based on Atos Origin’s September 2003 equity position), to be recorded in Philips’ results for the first quarter of 2004.

On January 30, 2004 the Company reached an agreement in principle with the trade unions in the Netherlands that will result in reduced pension obligations and a lower risk profile for the Company’s pension exposure. The agreement still needs to be ratified by the unions’ members. In view of the remaining uncertainties the final impact of the agreement on the pension obligations and future pension costs of the Company cannot yet be determined.

Outlook

Building on the achievements of 2003, we expect to sustain our improvement momentum. We will keep growing our Medical business, as we move toward achieving our 2004 profitability target of 14% EBITA.

Now that we have achieved break-even in CE in the US in the fourth quarter, one of our top priorities will be to achieve full profitability in this business in 2004, through our CE business renewal program, which aims to trim an additional EUR 400 million off of CE’s cost structure by the end of 2005.

With an emerging turnaround in the markets for our semiconductor products, we expect to benefit from additional design wins for our Nexperia solutions, and anticipate a solid performance in this business this year.

We will implement our growth plans for Asia, and in particular China, in the context of our management agenda in 2004, as the Company explores avenues for meeting consumers’ demands in these major developing markets.

In Lighting and DAP we target additional markets for our innovative products while further optimizing our operations.

Measures to make Philips a more truly market-driven company will continue, including a greater focus on the corporate brand.

Further savings on indirect costs will be pursued as part of the One Philips program.

During 2004 realizing our management agenda will bring us closer to our financial and strategic objectives.

February 6, 2004

Board of Management

Auditors’ Report

We have audited the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, appearing on pages 46 to 127. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America and the Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in accordance with accounting principles generally accepted in the United States of America.

Eindhoven, February 6, 2004

KPMG Accountants N.V.

Consolidated statements of income of the Philips Group for the years ended December 31

in millions of euros unless otherwise stated

		2001	2002	2003

	Sales	32,339	31,820	29,037
	Cost of sales	(23,071)	(21,722)	(19,558)

	Gross margin	9,268	10,098	9,479
	Selling expenses	(5,196)	(5,201)	(4,575)
	General and administrative expenses	(1,249)	(1,404)	(1,492)
	Research and development expenses	(3,312)	(3,043)	(2,617)
	Write-off of acquired in-process R&D	(106)	(12)	–
	Impairment of goodwill	–	(19)	(148)
	Restructuring and impairment charges	(786)	(484)	(407)
	Other business income (expense)	(14)	485	248

2	Income (loss) from operations	(1,395)	420	488
	Financial income and expenses	(915)	(2,227)	(244)

3	Income (loss) before taxes	(2,310)	(1,807)	244
	Income tax (expense) benefit	428	(27)	15

4	Income (loss) after taxes	(1,882)	(1,834)	259
5	Results relating to unconsolidated companies including net dilution gain of EUR 53 million
	(2002: loss of EUR 12 million, 2001: loss of EUR 60 million)	(608)	(1,346)	506
6	Minority interests	15	(26)	(56)

	Income (loss) before cumulative effect of a change in accounting principles	(2,475)	(3,206)	709
7	Cumulative effect of a change in accounting principles, net of tax	–	–	(14)

8	Net income (loss)	(2,475)	(3,206)	695

The accompanying notes are an integral part of these consolidated financial statements.

Earnings per shares

	2001	2002	2003

Weighted average number of common shares outstanding (after deduction of treasury stock) during the year (in thousands)	1,278,077	1,274,950	1,277,174
Basic earnings per common share in euros:
Income (loss) before cumulative effect of a change in accounting principles	(1.94)	(2.51)	0.55
Cumulative effect of a change in accounting principles, net of tax	–	–	(0.01)
Net income (loss)	(1.94)	(2.51)	0.54
Diluted earnings per common share in euros: *
Income (loss) before cumulative effect of a change in accounting principles	(1.94)	(2.51)	0.55
Cumulative effect of a change in accounting principles, net of tax	–	–	(0.01)
Net income (loss)	(1.94)	(2.51)	0.54
Dividend paid per common share in euros	0.36	0.36	0.36

*	The dilution effects on EPS are only taken into consideration if this does not result in an improvement in income per share or in a reduction in loss per share, as is the case in 2002 and 2001.

The following table shows the comparable effects of adoption of SFAS No. 142 for the three years ended December 31, 2001, 2002 and 2003:

	2001	2002	2003

Reported net income	(2,475)	(3,206)	695
Add back: Goodwill amortization	180	–	–
Intangible amortization	22	–	–
Amortization of excess of Company’s investment over its underlying equity in unconsolidated companies	257	24	–

Adjusted net income	(2,016)	(3,182)	695
Basic earnings per common share in euros:
As reported	(1.94)	(2.51)	0.54
As adjusted	(1.58)	(2.50)	0.54
Diluted earnings per common share in euros:
As reported	(1.94)	(2.51)	0.54
As adjusted	(1.58)	(2.50)	0.54

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated balance sheets of the Philips Group as of December 31

in millions of euros unless otherwise stated

Assets

		2002		2003

	Current assets
	Cash and cash equivalents		1,858		3,072
9 31	Receivables:
	- Accounts receivable, net	4,517		4,164
	- Accounts receivable from unconsolidated companies	63		49
	- Other receivables	488		415

			5,068		4,628
10	Inventories		3,522		3,204
11	Other current assets		603		599

	Total current assets		11,051		11,503
	Non-current assets
5	Investments in unconsolidated companies		6,089		4,841
12	Other non-current financial assets		1,306		1,213
13	Non-current receivables		219		218
14	Other non-current assets		2,553		2,581
15	Property, plant and equipment:
	- At cost	16,015		14,153
	- Less accumulated depreciation	(9,878)		(9,274)

			6,137		4,879
16	Intangible assets excluding goodwill:
	- At cost	2,529		2,189
	- Less accumulated amortization	(787)		(918)

			1,742		1,271
17	Goodwill		3,192		2,494

	Total non-current assets		21,238		17,497

	Total		32,289		29,000

The accompanying notes are an integral part of these consolidated financial statements.

Liabilities and stockholders’ equity

		2002		2003

	Current liabilities
	Accounts and notes payable:
31	- Trade creditors	3,138		3,023
	- Unconsolidated companies	90		182

			3,228		3,205
18	Accrued liabilities		3,314		2,754
19 20 21 26	Short-term provisions		1,276		949
22	Other current liabilities		691		649
23 24	Short-term debt		617		1,684

	Total current liabilities		9,126		9,241
	Non-current liabilities
23 24	Long-term debt		6,492		4,192
19 20 21 26	Long-term provisions		1,970		1,976
25	Other non-current liabilities		603		653
	Total non-current liabilities		9,065		6,821

26	Commitments and contingent liabilities		–		–
6	Minority interests		179		175
27	Stockholders’ equity:
	Priority shares, par value EUR 500 per share:
	Authorized and issued: 10 shares
	Preference shares, par value EUR 0.20 per share:
	Authorized: 3,249,975,000 shares
	Issued: none
	Common shares, par value EUR 0.20 per share:
	Authorized: 3,250,000,000 shares
	Issued: 1,316,070,392 shares
	(1,316,070,392 shares in 2002)	263		263
	Capital in excess of par value	14		71
	Retained earnings	16,738		16,970
	Accumulated other comprehensive income (loss)	(1,789)		(3,285)
	Treasury shares, at cost: 35,384,262 shares
	(40,092,469 shares in 2002)	(1,307)		(1,256)

			13,919		12,763

	Total		32,289		29,000

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of cash flows of the Philips Group for the years ended December 31

in millions of euros unless otherwise stated

	2001	2002	2003

Cash flows from operating activities:
Net income (loss)	(2,475)	(3,206)	695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,671	2,184	2,015
Impairment of equity investments	645	3,260	772
Net gain on sale of assets	(337)	(643)	(987)
Loss (income) from unconsolidated companies (net of dividends received)	501	54	(569)
Minority interests (net of dividends paid)	(21)	26	49
Decrease in working capital / other current assets	752	815	307
(Increase) decrease in non-current receivables / other assets	(888)	86	(243)
Increase (decrease) in provisions	313	(336)	(155)
Other items	87	(12)	108

Net cash provided by operating activities	1,248	2,228	1,992
Cash flows from investing activities:
Purchase of intangible assets	(234)	(149)	(96)
Capital expenditures on property, plant and equipment	(2,143)	(1,161)	(980)
Proceeds from disposals of property, plant and equipment	221	370	220
28 Cash from derivatives	–	422	391
Purchase of other non-current financial assets	(77)	(15)	(18)
29 Proceeds from other non-current financial assets	550	98	323
Purchase of businesses, net of cash acquired	(3,636)	(626)	(470)
Proceeds from sale of interests in businesses	755	813	1,372

Net cash (used for) provided by investing activities	(4,564)	(248)	742

Cash flows before financing activities	(3,316)	1,980	2,734
Cash flows from financing activities:
(Increase) decrease in short-term debt	(73)	(548)	49
Principal payments on long-term debt	(554)	(276)	(1,304)
Proceeds from issuance of long-term debt	4,580	405	311
Treasury stock transactions	(336)	(19)	49
Dividends paid	(458)	(459)	(460)

Net cash provided by (used for) financing activities	3,159	(897)	(1,355)

Cash (used for) provided by continuing operations	(157)	1,083	1,379
Effect of changes in exchange rates on cash positions	(42)	(115)	(165)
Cash and cash equivalents at beginning of year	1,089	890	1,858

Cash and cash equivalents at end of year	890	1,858	3,072

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of cash flows of the Philips Group (continued)

Supplemental disclosures to consolidated statements of cash flows:

		2001	2002	2003

	Decrease in working capital / other current assets:
	Decrease in receivables and other current assets	1,207	97	57
	Decrease in inventories	790	173	11
	(Decrease) increase in accounts payable, accrued and other liabilities	(1,245)	545	239

		752	815	307
	Net cash paid during the year for:
	Interest	391	384	322
	Income taxes	355	313	306
	Net gain on sale of assets:
	Cash proceeds from the sale of assets	1,526	1,281	1,915
	Book value of these assets	(1,190)	(625)	(948)
	Deferred results on sale-and-lease-back transactions	(41)	(95)	20
	Non-cash gain or losses	42	82	–

		337	643	987
	Non-cash investing and financing information:
30	Assets received in lieu of cash from the sale of businesses:
	Shares	–	113	26
	Receivables / loans	63	–	–
	Treasury stock transactions:
	Shares acquired	(379)	(103)	(1)
	Exercise of stock options / convertible personnel debentures	43	84	50

For a number of reasons, principally the effects of translation differences and consolidation changes, certain items in the statements of cash flows do not correspond to the differences between the balance sheet amounts for the respective items.

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of changes in stockholders’ equity of the Philips Group

in millions of euros unless otherwise stated

					Accumulated other comprehensive income (loss)

						Unrealized
						gain		Change
	Outstanding					(loss) on	Additional	in fair			Total
	number of		Capital in		Currency	available	minimum	value of		Treasury	stock-
	shares in	Common	excess of	Retained	translation	for sale	pension	cash flow		shares	holders'
	thousands	stock	par value	earnings	differences	securities	liability	hedges	Total	at cost	equity

Balance as of December 31, 2000	1,283,895	263	7	23,336	(868)	972	(13)	(29)	62	(961)	22,707
Net income (loss)				(2,475)							(2,475)
Net current period change					102	(932)	(18)	(18)	(866)		(866)
Reclassifications into income						526	13	40	579		579

Total comprehensive income
(loss), net of tax				(2,475)	102	(406)	(5)	22	(287)		(2,762)
Dividend paid				(458)							(458)
Purchase of treasury stock	(12,678)									(379)	(379)
Re-issuance of treasury stock	2,955									46	46
Stock options: compensation plans			6								6

Balance as of December 31, 2001	1,274,172	263	13	20,403	(766)	566	(18)	(7)	(225)	(1,294)	19,160
Net income (loss)				(3,206)							(3,206)
Net current period change					(906)	(2,189)	(335)	(28)	(3,458)		(3,458)
Reclassifications into income					(40)	1,888		46	1,894		1,894

Total comprehensive income
(loss), net of tax				(3,206)	(946)	(301)	(335)	18	(1,564)		(4,770)
Dividend paid				(459)							(459)
Purchase of treasury stock	(3,128)									(103)	(103)
Re-issuance of treasury stock	4,934									90	90
Stock options: compensation plans			1								1

Balance as of December 31, 2002	1,275,978	263	14	16,738	(1,712)	265	(353)	11	(1,789)	(1,307)	13,919
Net income (loss)				695							695
Net current period change					(1,680)	297	(9)	7	(1,385)		(1,385)
Reclassifications into income					28	(146)		7	(111)		(111)

Total comprehensive income
(loss), net of tax				695	(1,652)	151	(9)	14	(1,496)		(801)
Dividend paid				(463)							(463)
Purchase of treasury stock	(44)									(1)	(1)
Re-issuance of treasury stock	4,752		12							52	64
Stock options: compensation plans			45								45

Balance as of December 31, 2003	1,280,686	263	71	16,970	(3,364)	416	(362)	25	(3,285)	(1,256)	12,763

For the tax effect on the changes in stockholders’ equity, refer to note 4.

The accompanying notes are an integral part of these consolidated financial statements.

Accounting policies

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (‘US GAAP’). The Company adopted the application of US GAAP as of January 1, 2002. The 2001 statements were restated for this effect, with recognition of the effect in stockholders’ equity as of the beginning of the earliest period presented. Historical cost is used as the measurement basis unless otherwise indicated.

Consolidation principles

The consolidated financial statements include the accounts of Koninklijke Philips Electronics N.V. (‘Royal Philips Electronics’) and all entities in which a direct or indirect controlling interest exists through voting rights or qualifying variable interests in special-purpose entities. All intercompany balances and transactions have been eliminated in consolidation. Net income is reduced by the portion of the earnings of subsidiaries applicable to minority interests. The minority interests are disclosed separately in the consolidated statements of income and in the consolidated balance sheets.

Investments in unconsolidated companies

Investments in companies in which Royal Philips Electronics does not have the ability to directly or indirectly control the financial and operating decisions, but does possess the ability to exert significant influence, are accounted for using the equity method. Generally, in the absence of demonstrable proof of significant influence, it can be presumed to exist if at least 20% of the voting stock is owned. The Company’s share of the net income of these companies is included in results relating to unconsolidated companies in the consolidated statements of income. The Company recognizes an impairment loss when an other-than-temporary decline in the value of an investment occurs.

Accounting for capital transactions of a subsidiary or an unconsolidated company

The Company recognizes dilution gains or losses arising from the sale or issuance of stock by a consolidated subsidiary or an unconsolidated entity which the Company is accounting for using the equity method of accounting in the income statement, unless the Company or the subsidiary either has or plans to reacquire such shares. In such instances the result of the transaction will be recorded directly in stockholders’ equity.

The dilution gains or losses are presented in the income statement in the caption other business income (expenses) if they relate to consolidated subsidiaries. Dilution gains and losses related to unconsolidated companies are presented in the caption results relating to unconsolidated companies.

Foreign currencies

The financial statements of foreign entities are translated into euros. Assets and liabilities are translated using the exchange rates on the respective balance sheet dates. Income and expense items are translated at weighted average exchange rates during the year. The resulting translation adjustments are recorded as a separate component of other comprehensive income (loss) within stockholders’ equity. Cumulative translation adjustments are recognized as income or expense upon disposal or liquidation of a foreign entity.

The functional currency of foreign entities is generally the local currency, unless the primary economic environment requires the use of another currency. When foreign entities conduct their business in economies considered to be highly inflationary, they record transactions in the Company’s reporting currency (the euro) instead of their local currency. Gains and losses arising from the translation or settlement of foreign-currency-denominated monetary assets and liabilities into the local currency are recognized in income in the period in which they arise. However, currency differences on intercompany loans that have the nature of a permanent investment are accounted for as translation differences as a separate component of other comprehensive income (loss) within stockholders’ equity.

Derivative financial instruments

The Company uses derivative financial instruments principally in the management of its foreign currency risks and to a more limited extent for interest rate and commodity price risks. Applying Statement of Financial Accounting Standards (SFAS) No. 133, ‘Accounting for Derivative Instruments and Hedging Activities’, and SFAS No. 138, ‘Accounting for Certain Derivative Instruments and Certain Hedging Activities’, the Company measures all derivative financial instruments based on fair values derived from market prices of the instruments or from option pricing models, as appropriate. Gains or losses arising from changes in the fair value of the instruments are recognized in the income statement during the period in which they arise to the extent that the derivatives have been designated as a hedge of recognized assets or liabilities, or to the extent that the derivatives have no hedging designation or are ineffective. The gains and losses on the designated derivatives substantially offset the changes in the values of the recognized hedged items, which are also recognized as gains and losses in the income statement.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in the income statement.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge, are recorded in accumulated other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item. Changes in the fair value of derivatives that are highly effective as hedges and that are designated and qualify as foreign currency hedges are recorded in either earnings or accumulated other comprehensive income, depending on whether the hedge transaction is a fair value hedge or a cash flow hedge.

The Company formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is established that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. When hedge accounting is discontinued because it has been established that the derivative no longer qualifies as an effective fair value hedge, the Company continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur within a period of two months from the originally forecasted transaction date, the Company continues to carry the derivative on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet, and recognizes any changes in its fair value in earnings.

For interest rate swaps that are unwound, the gain or loss upon unwinding is released to income over the remaining life of the underlying financial instruments, based on the recalculated effective yield.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and short-term highly liquid investments with an original maturity of three months or less that are readily convertible into known amounts of cash. They are stated at face value.

Investments

The Company classifies its investments in equity securities that have readily determinable fair values as either available-for-sale or for trading purposes. Investments in debt securities are classified in one of three categories: trading, available-for-sale or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the short term. Held-to-maturity securities are those debt securities in which the Company has the ability and intent to hold the security until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. Trading and available-for-sale securities are recorded at fair value. Held-to-maturity debt securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts using the effective interest method. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income within stockholders’ equity until realized. Realized gains and losses from the sale of available-for-sale securities are generally determined on a first-in, first-out basis.

A decline in the market value of any available-for-sale security or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend and interest income are recognized when earned. Gains or losses, if any, are recorded in financial income and expenses.

For available-for-sale securities hedged under a fair value hedge, the changes in the fair value that are attributable to the risk which is being hedged are recognized in earnings rather than in other comprehensive income.

Investments in privately-held companies are carried at cost, or estimated fair value if an other-than-temporary decline in value has occurred.

Receivables

Receivables are carried at face value, net of allowances for doubtful accounts and uncollectible amounts. As soon as trade accounts receivable can no longer be collected in the normal way and are expected to result in a loss, they are designated as doubtful trade accounts receivable and valued at the expected collectible amounts. They are written off when they are deemed to be uncollectible because of bankruptcy or other forms of receivership of the debtors.

Valuation adjustment for doubtful trade accounts receivable

The allowance for the risk of non-collection of trade accounts receivable is determined in three stages. First, individual debtors that represent 3% or more of the debtor portfolio are assessed for creditworthiness based on external and internal sources of information; management decides upon an allowance based on that information and the specific circumstances for that debtor which might require a value adjustment. In the second stage, for all other debtors the allowance is calculated based on a percentage of average historical losses. Finally, if, owing to specific circumstances such as serious adverse economic conditions in a specific country or region, it is management’s judgment that the valuation of the receivables is inadequately represented by the valuation allowance in stage two, the percentage of valuation allowance for the debtors in the related country or region may be increased to cover the increased risk.

Inventories

Inventories are stated at the lower of cost or market, less advance payments on work in process. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred bringing the inventories to their present location and condition. The costs of conversion of inventories include direct labor and fixed and variable production overheads, taking into account the stage of completion. The cost of inventories is determined using the first-in, first-out (FIFO) method. An allowance is made for the estimated losses due to obsolescence. This allowance is determined for groups of products based on purchases in the recent past and/or expected future demand. Individual items of inventory that have been identified as obsolete are typically disposed of within a period of three months either by sale or by scrapping.

Other non-current financial assets

Loans receivable are stated at amortized cost, less the related allowance for impaired loans receivable. Management, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. Cash receipts on impaired loans receivable are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income thereafter.

Property, plant and equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Assets manufactured by the Company include direct manufacturing costs, production overheads and interest charges incurred during the construction period. Government grants are deducted from the cost of the related asset. Depreciation is calculated using the straight-line method over the expected economic life of the asset. Depreciation of special tooling is based on the straight-line method. Gains and losses on the sale of property, plant and equipment are included in other business income. Costs related to major maintenance activities are expensed in the period in which they are incurred. Plant and equipment under capital leases are initially recorded at the present value of minimum lease payments. These assets and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

Asset Retirement Obligations

In June 2001, the FASB issued SFAS No. 143, ‘Accounting for Asset Retirement Obligations’. The Company adopted this Statement in 2003. Under the provisions of this Statement the Company recognizes the fair value of an asset retirement obligation in the period in which it is incurred, while an equal amount is capitalized as part of the carrying amount of the long-lived asset and subsequently depreciated over the life of the asset. Upon initial application of the Statement the Company recognized a liability for existing asset retirement obligations adjusted for cumulative accretion to January 1, 2003.

Additionally, the Company recorded the asset retirement cost as an increase to the carrying amounts of the associated long-lived assets and recognized the accumulated depreciation on such capitalized cost. The cumulative effect of the initial application of the Statement has been recognized as a change in accounting principle and the net amount has been reported as a cumulative-effect adjustment in the consolidated income statement for 2003. The pro forma disclosure of the amount of the asset retirement obligation that would have been reported if the Statement had been applied during all periods affected, has been omitted because the amounts were not material.

Goodwill

The Company adopted the provisions of SFAS No. 141 as of July 1, 2001 and SFAS No. 142 as of January 1, 2002. Goodwill is not amortized but tested for impairment annually in the second quarter or whenever impairment indicators require so. Prior to adoption of SFAS No. 142, the Company applied the straight-line method for amortization of goodwill over the period expected to benefit, not exceeding 20 years.

Upon adoption of SFAS No. 142, the Company was required as of January 1, 2002 to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS No. 141 for recognition separate from goodwill. The Company re-assessed the useful lives and residual values of all intangible assets acquired. No amortization period adjustments were necessary. Also, in connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Company performed an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. Furthermore, the Company was required to determine the fair value of each reporting unit and to compare it to the carrying amount of the reporting unit. To the extent that the carrying amount of a reporting unit exceeded the fair value of the reporting unit, the Company was required to perform the second step of the transitional impairment test. In the second step, the Company was required to compare the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill, both of which would be measured as of the date of adoption. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation upon a business combination in accordance with SFAS No. 141. The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill.

The Company identified its reporting units as one level below that of an operating segment, which is the level that constitutes a business and reports discrete financial information to segment management and the Board of Management, and performed the transitional goodwill impairment test for each of those reporting units in the first quarter of 2002. No impairment arose from these tests.

In addition to the transitional goodwill impairment test, the Company performed and completed its annual impairment tests, using methodology similar to that used for the transitional impairment test, in the second quarter of 2002 and 2003. Fair value of the reporting units was determined using expected discounted future cash flows.

Intangible assets

Intangible assets arising from acquisitions are amortized using the straight-line method over their estimated economic lives, unless the revenues generated by these intangibles have a deviating pattern. In that case, the revenue pattern dictates the amortization schedule. Economic lives are evaluated every year. There are currently no intangible assets with indefinite lives.

In-process Research and Development (R&D) with no alternative use is written off immediately upon acquisition. Patents and trademarks acquired from third parties are capitalized and amortized over their remaining lives.

Certain costs relating to the development and purchase of software for internal use are capitalized and subsequently amortized over the estimated useful life of the software in conformity with Statement of Position (SOP) 98-1, ‘Accounting for the Costs of Computer Software Developed or Obtained for Internal Use’.

Impairment or disposal of intangible assets other than goodwill and tangible fixed assets

The Company accounts for intangible and tangible fixed assets in accordance with the provisions of SFAS No. 144, ‘Accounting for the Impairment or Disposal of Long-Lived Assets’. This Statement requires that long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset with future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets held for sale are reported at the lower of the carrying amount or fair value, less costs to sell.

Research and development

All costs of research and development are expensed in the period in which they are incurred, in conformity with SFAS No. 2, ‘Accounting for Research and Development Costs’.

Advertising

Advertising costs are expensed when incurred.

Provisions and accruals

The Company recognizes provisions for liabilities and probable losses that have been incurred as of the balance sheet date and for which the amount is uncertain but can be reasonably estimated.

Provisions are stated at face value, with the exception of certain long-term provisions, such as provisions for postretirement benefits (including pensions) and severance payments in certain countries where such payments are made in lieu of pension benefits; those provisions are stated at the present value of the future obligations.

The Company applies the provisions of SOP 96-1, Environmental liabilities and SFAS No. 5, ‘Accounting for Contingencies’ and accrues for losses associated with environmental obligations when such losses are probable and reasonably estimatable. Additionally, in accordance with SOP 96-1, the Company accrues for certain costs such as compensation and benefits for employees directly involved in the remediation activities. Measurement of liabilities is based on current legal requirements and existing technology. Liabilities and expected insurance recoveries, if any, are recorded separately. The carrying amount of liabilities is regularly reviewed and adjusted for new facts or changes in law or technology.

Restructurings

The provision for restructuring relates to the estimated costs of initiated reorganizations that have been approved by the Board of Management and publicly announced before year-end, and which involve the realignment of certain parts of the industrial and commercial organization. When such reorganizations require discontinuance and/or closure of lines of activities, the anticipated costs of closure or discontinuance are included in restructuring provisions.

In June 2002, the FASB issued SFAS No. 146, ‘Accounting for Costs Associated with Exit or Disposal Activities’. This statement nullifies EITF Issue No. 94-3, ‘Liability Recognition for Certain Employee Termination Benefit and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)’. The principal difference between Statement 146 and Issue 94-3 that affects the Company relates to the timing of the recognition of a liability for a cost associated with an exit or disposal activity, including restructurings.

Statement 146 requires that a liability be recognized for those costs only when the liability is incurred, i.e. when it meets the definition of a liability. In contrast, under Issue 94-3 the Company recognized a liability for an exit cost or recorded a restructuring provision when it committed to an exit plan. Statement 146 also establishes fair value as the objective for initial measurement of the liability.

Liabilities related to one-time employee termination benefits must be recognized ratably over the future service period when those employees are required to render services to the Company, if that period exceeds 60 days or a longer legal notification period. The Statement is effective for exit or disposal activities that are initiated after December 31, 2002 and has been adopted by the Company as of January 1, 2003. The impact of the adoption of Statement 146 on the income statement of 2003 due to application of its requirements in comparison with those of EITF 94-3 was not material.

Debt and other liabilities

Debt and liabilities other than provisions are stated at amortized cost. However, loans that are hedged under a fair value hedge are remeasured for the changes in the fair value that are attributable to the risk that is being hedged.

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. For consumer-type products in the segments Lighting, DAP and Consumer Electronics, as well as for certain products in the Semiconductors segment, these criteria are generally met at the time the product is shipped and delivered to the customer and, depending on the delivery conditions, title and risk have passed to the customer and acceptance of the product, when contractually required, has been obtained, or, in cases where such acceptance is not contractually required, when management has established that all aforementioned conditions for revenue recognition have been met and no further post-shipment obligations exist. Examples of the above-mentioned delivery conditions are ‘Free on Board point of delivery’ and ‘Costs, Insurance Paid point of delivery’, where the point of delivery may be the shipping warehouse or any other point of destination as agreed in the contract with the customer.

For products that require substantive installation activities by the Company, such as those related to the equipment sales of the Medical Systems segment and parts of the Miscellaneous segment, revenue recognition occurs when the aforementioned criteria for revenue recognition have been met, installation of the equipment has been finalized in accordance with the contractually agreed specifications and therefore the product is ready to be used by the customer, and subsequently a signed acceptance protocol has been obtained from the customer, or, in cases where such acceptance protocol is not contractually required, when management has established on the basis of installation and workflow protocols that the product has been installed and is ready to be used by the customer in the way contractually agreed. Typically, installation activities include, to a certain extent, assembly of the equipment on the spot. Any payments by the customer are typically contingent upon the completion of the installation process in accordance with the contractual requirements and therefore, in such instances, revenue recognition with respect to the equipment delivery is deferred until the installation process is completed.

Revenues are recorded net of sales taxes, customer discounts, rebates and similar charges. For products for which a right of return exists during a defined period, revenue recognition is determined based on the historical pattern of actual returns, or in cases where such information is lacking, revenue recognition is postponed until the return period has lapsed. Return policies are typically in conformity with customary return arrangements in local markets.

For products for which a residual value guarantee has been granted or a buy-back arrangement has been concluded, revenue recognition takes place in accordance with the requirements for lease accounting of SFAS No. 13 ‘Accounting for Leases’.

Shipping and handling costs billed to customers are recognized as revenues. Expenses incurred for shipping and handling costs of internal movements of goods are recorded as cost of sales. Shipping and handling costs related to sales to third parties are reported as selling expenses and disclosed separately.

Service revenue is recognized as services are rendered.

A provision for product warranty is made at the time of revenue recognition and reflects the estimated costs of replacement and free-of-charge services that will be incurred by the Company with respect to the sold products. In cases where the warranty period is extended and the customer has the option to purchase such an extension, which is subsequently billed separately to the customer, revenue recognition occurs on a straight-line basis over the contract period.

Provision for estimated contract losses, if any, is made as soon as such losses are foreseen. Royalty income, which is generally earned based upon a percentage of sales or a fixed amount per product sold, is recognized on an accrual basis. Government grants, other than those relating to purchases of assets, are recognized as income as qualified expenditures are made.

Income taxes

Income taxes are accounted for using the asset and liability method. Income tax is recognized in the income statement except to the extent that it relates to an item recognized directly within stockholders’ equity, including other comprehensive income (loss), in which case the related tax effect is also recognized there. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Measurement of deferred tax assets and liabilities is based upon the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets, including assets arising from loss carryforwards, are recognized if it is more likely than not that the asset will be realized. Deferred tax assets and liabilities are not discounted.

Deferred tax liabilities for withholding taxes are recognized for subsidiaries in situations where the income is to be paid out as dividends in the foreseeable future, and for undistributed earnings of minority shareholdings.

Changes in tax rates are reflected in the period that includes the enactment date.

Benefit accounting

The Company accounts for the cost of pension plans and postretirement benefits other than pensions in accordance with SFAS No. 87, ‘Employers’ Accounting for Pensions’, and SFAS No. 106, ‘Postretirement Benefits other than Pensions’, respectively.

Most of the Company’s defined-benefit plans are funded with plan assets that have been segregated and restricted in a trust to provide for the pension benefits to which the Company has committed itself.

When plan assets have not been segregated the Company recognizes a provision for such amounts.

Pension costs in respect of defined-benefit pension plans primarily represent the increase in the actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets.

In the event that the accumulated benefit obligation, calculated as the present value of the benefits attributed to employee service rendered and based on current and past compensation levels, exceeds the market value of the plan assets and existing accrued pension liabilities, this difference and the existing prepaid pension asset are recognized as an additional minimum pension liability.

Obligations for contributions to defined-contribution pension plans are recognized as an expense in the income statement as incurred.

In certain countries, the Company also provides postretirement benefits other than pensions. The cost relating to such plans consists primarily of the present value of the benefits attributed on an equal basis to each year of service, interest cost on the accumulated postretirement benefit obligation, which is a discounted amount, and amortization of the unrecognized transition obligation. This transition obligation is being amortized through charges to earnings over a twenty-year period beginning in 1993 in the USA and in 1995 for all other plans.

Unrecognized prior service costs related to pension plans and postretirement benefits other than pensions are being amortized by assigning a proportional amount to the income statements of a number of years, reflecting the average remaining service period of the active employees.

Stock-based compensation

In 2003, the Company adopted the fair value recognition provisions of SFAS No. 123 ‘Accounting for Stock-Based Compensation’, as amended by SFAS No. 148, ‘Accounting for stock-based Compensation – Transition and Disclosure’, prospectively for all employee awards granted, modified or settled after January 1, 2003. Under the provisions of SFAS No. 123, the Company recognizes the estimated fair value of equity instruments granted to employees as compensation expense over the vesting period.

For awards granted to employees prior to 2003, the Company continues to account for stock-based compensation using the intrinsic value method in accordance with US Accounting Principles Board (APB) Opinion No. 25, ‘Accounting for Stock Issued to Employees’.

The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions for all outstanding and unvested awards in each period:

	2001	2002	2003

Net income (loss):
As reported	(2,475)	(3,206)	695
Add: Stock-based compensation expense included in reported net income, net of related tax	5	(5)	27
Deduct: Stock-based compensation expense determined using the fair value method, net of related tax	(96)	(147)	(134)

Pro forma	(2,566)	(3,358)	588
Basic earnings per common share in euros:
As reported	(1.94)	(2.51)	0.54
Pro forma	(2.01)	(2.63)	0.46
Diluted earnings per common share in euros:
As reported	(1.94)	(2.51)	0.54
Pro forma	(2.01)	(2.63)	0.46

Discontinued operations

The Company has defined its businesses as components of an entity for the purpose of assessing whether or not operations and cash flows can be clearly distinguished from the rest of the Company, in order to qualify as a discontinued operation in the event of disposal of a business. Any gain or loss from disposal of a business, together with the results of these operations until the date of disposal, is reported separately as discontinued operations in accordance with SFAS No. 144. The financial information of a discontinued business is excluded from the respective captions in the consolidated financial statements and related notes.

Cash flow statements

Cash flow statements have been prepared using the indirect method in accordance with the requirements of SFAS No. 95, ‘Statement of Cash flows’, as amended by SFAS No. 104. Cash flows in foreign currencies have been translated into euros using the weighted average rates of exchange for the periods involved.

Cash flows from derivative instruments that are accounted for as fair value hedges or cash flow hedges are classified in the same category as the cash flows from the hedged items. Cash flows from derivative instruments for which hedge accounting has been discontinued are classified consistent with the nature of the instrument as from the date of discontinuance.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements in order to conform with generally accepted accounting principles. Actual results could differ from those estimates.

Reclassifications

Certain items previously reported under specific financial statement captions have been reclassified to conform with the 2003 presentation.

New accounting standards

The FASB issued several pronouncements of which the following are applicable to the Company.

EITF Issue No. 00-21 ‘Revenue Arrangements with Multiple Deliverables’ became effective in May 2003 and is applicable to revenue arrangements entered into from the third quarter of 2003 onwards. It requires the Company to divide such arrangements into separate units of accounting if certain criteria are met and prescribes that the arrangement consideration be allocated to the separate units of accounting and that revenue be recognized in accordance with the applicable revenue recognition criteria that are applicable to the separate units of accounting. The criteria for separating the units of accounting are:

a.	the delivered item(s) has value to the customer on a stand-alone basis;

b.	there is objective and reliable evidence of the fair value of the undelivered item(s);

c.	if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in the vendor’s control.

Revenue arrangements with multiple deliverables occur in certain of the Company’s businesses. The Medical Systems businesses deliver equipment that requires subsequent installation activities in order to become operable for the customer. However, since payment for the equipment is typically contingent upon the completion of the installation process, revenue recognition is required to be deferred until the installation has been completed. This is consistent with the Company’s existing practice. The Company has identified only limited other instances in which multiple-deliverable arrangements exist. Consequently, this EITF Issue had no material impact on the 2003 financial statements.

In November 2002 the FASB issued FASB Interpretation No. 45 ‘Guarantor’s accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others’. The Interpretation requires a guarantee to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This requirement applies to guarantees issued or modified after December 31, 2002 that have any of the following characteristics:

a.	contracts that contingently require the Company to make payments to the guaranteed party based on changes in an underlying variable that is related to an asset, a liability or an equity security of the guaranteed party;

b.	contracts that contingently require the Company to make payments to the guaranteed party based on another entity’s failure to perform under an obligating agreement (performance guarantees);

c.	indemnification agreements that contingently require the Company to make payments to the indemnified party based on changes in an underlying variable that is related to an asset, a liability, or an equity security of that party;

d.	indirect guarantees of the indebtedness of others.

Certain types of guarantees including warranties, guarantees of a subsidiary debt and guarantees that represent contingent consideration in a business combination are exempted from the initial recognitions and measurement provisions (recognition of the liability based on the fair value of the guarantee obligation) of the Interpretation.

The Interpretation also expands the disclosure requirements for all outstanding guarantees. The expanded disclosure requirements were implemented in the Annual Report 2002. The Company has recognized liabilities amounting to EUR 19 million as of December 31, 2003 for guarantees that were issued or modified after December 31, 2002.

In January 2003 the FASB issued FASB Interpretation No. 46 ‘Consolidation of Variable Interest Entities’ followed by a revised Interpretation in December 2003. This Interpretation of Accounting Research Bulletin No. 51 ‘Consolidated Financial Statements’ addresses the consolidation of entities which have one or more of the following characteristics:

a.	the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity;

b.	the equity investors lack one or more of the following essential characteristics of a controlling financial interest:

1.	the direct or indirect ability to make decisions about the entity’s activities through voting or similar rights;

2.	the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities;

3.	the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

c.	the equity investors have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest.

The Interpretation is applicable to variable-interest entities created or modified after January 31, 2003 and for special-purpose entities existing on December 31, 2003. For all other entities with variable interests, the Interpretation must be applied not later than March 31, 2004.

The Company substantially completed its review of its existing joint ventures and other not wholly owned entities, to ascertain whether or not these would qualify for consolidation as a variable-interest entity.

Also, the identification of the existing special-purpose entities has been completed as at December 31, 2003.

Two special-purpose entities, created for the purpose of leasing real estate, were identified, one of which was unwound during 2003, while the other one has been consolidated. The related leased assets are currently included in the balance sheet. The impact on non-current assets amounted to EUR 124 million as at December 31, 2003.

With regard to the identification of possible other variable interests the Company determined that its System on Silicon Manufacturing Co. joint venture meets the definition of a variable-interest entity and accordingly will be consolidated in 2004. The estimated effects on the balance sheet are as follows:

—	non-current assets EUR 490 million;

—	current assets EUR 180 million;

—	liabilities EUR 465 million.

The Company’s investment in the equity of SSMC amounted to EUR 100 million at the end of December 2003. If the consolidation of SSMC would have occurred in 2003, the Company’s net debt: group equity ratio would have been 19:81.

Philips Medical Capital (PMC), a variable-interest entity created in 2002 to provide financing for the purchase of diagnostic imaging equipment produced by Philips Medical Systems and sold in the United States, is still under review. It has been determined that this joint venture, that was set up together with De Lage Landen International, a 100% subsidiary of the Rabobank meets the definition of a variable-interest entity. Whether the entity needs to be consolidated is contingent on the volume of possible future losses of the entity that need to be absorbed by the Company. This needs to be determined on March 31, 2004 when the Company will have to apply the Interpretation for Philips Medical Capital.

At December 31, 2003 Philips Medical Capital had the following assets and liabilities:

—	non-current assets EUR 401 million;

—	current assets EUR 49 million;

—	liabilities EUR 404 million.

The Company’s investment in the equity of PMC amounted to EUR 18 million per the end of 2003.

The effect of possible consolidation of other variable-interest entities is expected not to be material.

In April 2003 the FASB issued SFAS No. 149 ‘Amendment of Statement 133 on Derivative Instruments and Hedging Activities’. This Statement mainly amends Statement 133 in connection with implementation issues raised in relation to the application of the definition of a derivative, in particular, the meaning of ‘an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors’, the meaning of ‘underlying’, and the characteristics of a derivative that contains financing components.

The application of this Statement had no effect on the Company’s financial statements.

In May 2003 the FASB issued SFAS No. 150 ‘Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity’.

This Statement requires the Company to classify the following instruments as liabilities:

a.	a financial instrument issued by the Company in the form of shares that is mandatorily redeemable and that embodies an unconditional obligation requiring the issuer to redeem it by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur;

b.	a financial instrument issued by the Company, other than an outstanding share, that, at inception, embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such an obligation, and that requires or may require the issuer to settle the obligation by transferring assets (for example, a forward purchase contract or written put option on the issuer’s equity shares that is to be physically settled or net cash settled);

c.	a financial instrument issued by the Company that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares, if, at inception, the monetary value of the obligation is based solely or predominantly on any of the following:

1.	a fixed monetary amount known at inception, for example a payable settleable with a variable number of the issuer’s equity shares;

2.	variations in something other than the fair value of the issuer’s equity shares, for example a financial instrument indexed to the S&P 500 and settleable with a variable number of the issuer’s equity shares;

3.	variations inversely related to changes in the fair value of the issuer’s equity shares, for example a written put option that could be net share settled.

The Company has reviewed its issued financial instruments and has concluded that the accounting for such financial instruments is not affected by Statement 150.

In January 2004 FASB Staff Position 106-1 ‘Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003’ was posted. The Company has opted for the one-time election to defer accounting for the economic effects of the new Medicare Act and accordingly discloses that the new Medicare Act was enacted in December 2003. The effects of this Act in as far as related to measures of the accumulated postretirement benefit obligation or the net periodic postretirement benefit cost do not reflect the effects of the Act. Specific authoritative guidance on accounting for the federal subsidy is pending and that guidance, when issued, could require the Company to change previously reported information.

Notes to the consolidated financial statements of the Philips Group all amounts in millions of euros unless otherwise stated

1    Acquisitions and divestments

2003

During 2003 the Company completed several disposals of businesses. Also a number of acquisitions and ventures have been completed. All business combinations have been accounted for using the purchase method of accounting. However, both individually and in the aggregate these business combinations were immaterial in respect of the SFAS No. 141 disclosure requirements.

The total effect of these acquisitions and divestments is summarized in the table below:

		net assets
	cash inflow	acquired
	(outflow)	(divested)	goodwill	gain (loss)

Acquisitions	(470)	415	55	–
Divestments	1,372	(620)	–	752

Total	902	(205)	55	752

The most significant acquisitions, divestments and joint ventures are described in the section below.

InterTrust Technology Corporation

	net assets	other
cash inflow	acquired	intangible
(outflow)	(divested)	assets	goodwill	gain (loss)

(202)	35	156	11	–

In January the Company acquired 49.5% of the 99.3 million shares of InterTrust

Technology Corporation at a price of USD 4.25 per share. The investment is accounted for using the equity method.

InterTrust develops and licenses intellectual property for DRM (Digital Rights Management) and trusted computing.

Speech Processing Telephony and Voice Control

In January the Company completed the sale of its Speech Processing Telephony and Voice Control businesses to Scansoft Inc. of Peabody, Mass., United States, at a price of EUR 34 million, resulting in a gain of EUR 20 million.

Sales and income from operations related to the activities divested in 2003 were not material.

Philips BenQ Digital Storage

In March, the Company acquired 51% of the shares of Philips BenQ Digital Storage at a price of EUR 5 million. Philips consolidated the venture from March 2003 onwards. The remaining shares are owned by BenQ.

Philips and BenQ Corporation Taipei, Taiwan, established the company to cooperate in the areas of new optical standards, research, and particularly in the definition of product roadmaps, product development, manufacturing of products, and customer support for optical storage devices for data applications.

Arcadyan Joint Venture

In July, the Arcadyan Technology Corporation was established between Accton Technology Corporation of Taiwan (52% ownership) and the Company (48% ownership). Philips and Accton each hold three seats on the board. Both companies are customers and development partners of the joint venture for wireless connectivity products. Both parents contributed their Wireless businesses to the joint venture, mainly consisting of intangible assets including intellectual property and to a lesser extent tangible assets including cash, which were recorded by the joint venture at their carrying values. The carrying value of Philips’ contribution was EUR 6 million. The Company’s investment in the venture is accounted for using the equity method.

TSMC

	net assets	other
cash inflow	acquired	intangible		recognized
(outflow)	(divested)	assets	goodwill	gain (loss)

908	(213)	–	–	695

In November, Philips sold 100 million American Depository Shares, each representing 5 common shares of TSMC. As a result of this transaction, Philips’ shareholding in TSMC was reduced from 21.5 % to 19.1%. Philips will continue to account for its investment using the equity method of accounting because it continues to have significant influence. Refer to note 5 for a discussion of the result on the sale of the TSMC shares.

2002

In 2002 the Company engaged in a number of transactions, each of which was relatively small. In the aggregate the cash flows involved represented a net cash inflow of EUR 187 million.

The total effect of the acquisitions and divestments in 2002 is summarized in the table below:

		net assets
	cash inflow	acquired
	(outflow)	(divested)	goodwill	gain (loss)

Acquisitions	(626)	384	242	–
Divestments	813	(302)	–	511

Total	187	82	242	511

Sales and income from operations related to the activities divested in 2002 amounted to EUR 1,115 million and a loss of EUR 85 million respectively.

The business combinations related to entities in which the Company obtained control and that were completed during 2002 are accounted for using the purchase method of accounting and were individually and in the aggregate immaterial with regard to the SFAS No. 141 disclosure requirements. The most significant divestments and acquisitions are described in the section below.

Ishoni Networks

In February, the Company acquired a 51% majority interest in Ishoni Networks, a company based in Santa Clara, California, United States, at a purchase price of EUR 24 million.

Based upon an independent appraisal, EUR 10 million was assigned to specific intangible assets acquired. Of this amount, EUR 4 million, representing the value of in-process R&D that has not yet reached technological feasibility and has no alternative use, was charged to expense as of the date of acquisition. Additionally, EUR 9 million, representing the excess of cost over the fair value of the net assets acquired, was recorded as goodwill. Ishoni has been consolidated in the Semiconductors segment as from February 2002. In the first quarter of 2003 the entity was dissolved and the net book value of the goodwill and other intangible assets of EUR 13 million was written off.

Medical glassware business of Richardson Electronics

In February, the Company completed the acquisition of 100% of Richardson Electronics’ medical glassware business. Under the terms of the agreement, Philips acquired the net assets and the employees of the business. The medical glassware business has been consolidated in the Medical Systems segment as from March 2002.

Fax business

In March, Philips sold its Fax business to Groupe SAGEM of France. The main activities of this business were located in Vienna.

TechnoFusion

In May, the Company completed the sale of TechnoFusion GmbH, a leading manufacturer power generation systems for automotive electronics, to International Rectifier (IR) for EUR 60 million in cash.

SMATV

In May, the Company sold its business unit Satellite Master Antenna Television (SMATV) to Fracarro France.

Heat and Surface Treatment

The Company sold its Heat and Surface Treatment (H&ST) activities to Aalberts Industries of the Netherlands in July.

X-ray Analytical

In September, the Company sold the major part of its X-ray Analytical business to Spectrics plc of Egham, United Kingdom, a precision instrumentation and controls company, for EUR 150 million.

Philips Broadband Networks

In September, C-COR.net of State College, PA, United States, a global provider of broadband communications technology systems and services, acquired Philips Broadband Networks (PBN) for a cash payment of approximately EUR 75 million.

Philips Medical Capital

Philips Medical Systems and Rabobank Group’s subsidiary De Lage Landen International set up a venture to provide financing for the purchase of the full range of diagnostic imaging equipment, produced by Philips Medical Systems, throughout the United States. The new venture is called Philips Medical Capital and is based in Wayne, Pennsylvania (United States). De Lage Landen owns a majority stake (60%) in the venture and has operational control. The venture became operative in the fourth quarter of 2002 and is accounted for using the equity method.

Payer shavers

At the end of October, the Company concluded the sale of Payer Elektroprodukte to Hui Holding Sdn. Bhd. of Malaysia. Payer Elektroprodukte is an Austria-based leading original equipment manufacturer (OEM) of electric foil shavers and was part of Philips’ Domestic Appliances and Personal Care (DAP) division.

Communication, Security and Imaging business

In October, the Company and Robert Bosch GmbH concluded the sale of Philips’ business unit Communication, Security and Imaging (CSI).

Philips Contract Manufacturing Services

In November, the Company and Jabil Circuit Inc., a global leader in Electronic Manufacturing Services (EMS), agreed on the sale of most of Philips Contract Manufacturing Services (PCMS). In connection with this transaction, the Company agreed to restructure four manufacturing operations. The transaction resulted in cash inflows in 2002 of EUR 170 million, while in 2003 there were cash outflows of EUR 53 million, related to restructuring costs provided for in 2002. A loss of EUR 13 million, including a provision to restructure the above-mentioned operations was recorded on this transaction in 2002.

Health Care Products Group

At the end of November, the sale of the Health Care Products Group to Platinum Equity Holdings was concluded. HCP, part of Philips Medical Systems, was acquired as part of the Marconi Medical Systems acquisition in 2001. With a customer base of over 20,000 healthcare providers in the United States, the company had annual revenues in excess of EUR 600 million.

Systemonic

On December 31, 2002 the Company completed the acquisition of Systemonic, a leading developer of complete silicon system solutions. Systemonic has operations in the USA and Germany. Based on a valuation completed in 2003, goodwill of EUR 28 million has been recognized. In-process R&D that had no alternative future use amounting to EUR 8 million was charged to income in 2002.

Marantz

Marantz is a leading branded manufacturer of premium home theatre and Audio/Video products in which the Company had a 49% stake. In May 2002, Marantz and DENON, Ltd. merged operations into D&M Holdings, Inc., maintaining the established Marantz and DENON brands. After the merger Philips’ share in D&M Holdings, Inc. is 14.7% and accordingly is no longer accounted for under the equity method.

2001

The total effect of the acquisitions and divestments in 2001 is summarized in the table below:

		net assets
	cash inflow	acquired
	(outflow)	(divested)	goodwill	(gain) loss

Acquisitions	(3,636)	1,091	2,545	–
Divestments	755	(451)	–	(304)

Total	(2,881)	640	2,545	(304)

Sales and income from operations related to activities divested in 2001 amounted to EUR 997 million and a loss of EUR 17 million, respectively.

The most significant acquisitions and divestments are described in the section below.

Marconi

In October, Philips acquired all the shares of Marconi’s Medical Systems business, which comprised two businesses, the core Medical Imaging Equipment business, a global participant in the medical diagnostic imaging equipment industry, and the Marconi Health Care Products Group (HCP), one of the largest distributors of radiology imaging supplies in the USA. Philips divested HCP in 2002. The acquisition price of Marconi Medical Systems was EUR 1.2 billion in cash. The primary reasons for the acquisition were to enhance Medical Systems’ computed tomography (CT) portfolio and to acquire an additional CT installed base whose service and maintenance is the most profitable area of the diagnostic imaging industry. The cost of the acquisition has been allocated on the basis of the fair value of the assets acquired and liabilities assumed. The 2001 preliminary allocation was finalized in 2002.

Lighting

In September, Philips acquired the fluorescent lighting ballast operation of Lumisistemas (Mexico) and all lighting ballast activities of Helfont (Brazil). The acquisition price was EUR 72 million. As from the beginning of September 2001, Philips consolidated these newly acquired businesses; EUR 53 million has been recorded as goodwill.

Agilent

In August, Philips completed the acquisition of the net assets of Agilent Technologies Inc.’s Healthcare Solutions Group (HSG) for a total purchase price of EUR 2.0 billion in cash. HSG is active in the field of pervasive cardiology and monitoring solutions, and is a leading global provider of medical products and services to hospitals, healthcare clinics, physicians’ offices, airlines and others. The primary reason for the acquisition was to enhance the existing business and to provide Medical Systems with a strong position in the cardiac sector. Additionally, the acquisition enables Medical Systems to enter certain new, high-growth segments such as home care technology enabling remote diagnostics. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. The 2001 preliminary allocation was finalized in 2002.

FEI

In May, Philips reduced its stake in FEI Company to 26% through a public offering of FEI shares and through the sale of approximately 6 million shares owned by Philips.

The cash proceeds were EUR 200 million, resulting in a gain of EUR 185 million included in other business income.

Following the offering, Philips no longer consolidates the financial data of FEI, previously included in the product sector Miscellaneous. The remaining investment is accounted for as an equity investment from May 2001 onwards.

LG.Philips Displays

In June, Philips and LG Electronics (LGE) completed a definitive agreement through which the two companies merged their respective cathode ray tube (CRT) businesses into a new joint venture company. LGE and Philips share equal control of the joint venture. The joint venture remitted USD 1.1 billion in cash to LGE and USD 0.3 billion to Philips to close the difference in the valuation of the net assets contributed.

The investment is accounted for using the equity method. The excess of the Company’s investment over its underlying equity in the recognized net assets has been recorded as goodwill in the caption investments in unconsolidated companies.

Philips Consumer Communications

In October, Philips announced it had signed a definitive agreement with respect to a transfer of Philips’ mobile handset activities to China Electronics Corporation (CEC). Under the agreement, Philips contributed part of the research & development and manufacturing activities of Philips Consumer Communications (PCC) into a partnership with CEC. Philips maintained a focused sales and marketing activity in mobile telephony under the Philips brand name.

In December 2001, 65% of the shares in the manufacturing company in China were transferred to the CEC group, bringing their ownership to 75%. Therefore this company was deconsolidated at year-end 2001. The transfer of 100% of shares in the development company in France was completed in the first quarter of 2002.

Part of the Le Mans manufacturing operations that remained after the restructuring of PCC was sold to European Telecom plc; the transaction was closed on December 31, 2001, therefore the operations were deconsolidated as of December 31, 2001.

Philips Broadcast

In February, Philips sold its Broadcast group to Thomson Multimedia of France for a cash amount of EUR 165 million, of which EUR 63 million was received in 2002. In relation to this sale, a gain was recognized, net of cost of disposal, of EUR 57 million, which is included in other business income.

Philips Matsushita Battery Corporation

In May, Philips sold its investment in Philips Matsushita Battery Corporation to its joint venture partner for EUR 42 million, resulting in a gain of EUR 20 million, which is presented under results relating to unconsolidated companies.

Marantz

In May, Marantz Japan Inc. (MJI) bought the Marantz trademark and the European and American sales organizations from Philips. In addition, Philips sold 1.5% of its shareholding in MJI, reducing its share from 50.5% to 49%. As a result, these activities are no longer consolidated by Philips but are accounted for as an equity investment. Cash proceeds amounted to EUR 40 million, and the gain from this transaction was EUR 3 million.

NavTech

Early in 2001, Philips became the majority shareholder in NavTech as a result of a conversion of debt into equity. As a consequence, Philips started to consolidate the financial figures of NavTech.

2     Income from operations

For information related to sales and income from operations on a geographical and segmental basis, see note 35.

Salaries and wages

	2001	2002	2003

Salaries and wages	7,292	6,862	6,020
Pension costs	(411)	130	442
Other social security and similar charges:
- Required by law	1,049	995	851
- Voluntary	189	196	138

Total	8,119	8,183	7,451

See note 20 to the financial statements for further information on pension costs.

Employees

The average number of employees by category is summarized as follows:

	2001	2002	2003
	average	average	average

Production	124,306	105,897	92,605
Research & Development	23,661	22,877	21,213
Other	39,345	37,750	33,609

Permanent employees	187,312	166,524	147,427
Temporary employees	18,558	16,871	18,966

Total	205,870	183,395	166,393

Remuneration of the Board of Management and Supervisory Board

Please refer to note 33.

Depreciation and amortization

Depreciation of property, plant and equipment and amortization of intangibles are as follows:

	2001	2002	2003

Depreciation of property, plant and equipment	1,994	1,814	1,552
Amortization of internal use software	146	174	164
Amortization of goodwill and other intangibles:
- Amortization of other intangible assets	155	165	151
- Impairment of goodwill	–	19	148
- Amortization of goodwill relating to consolidated companies acquired before July 1, 2001	180	–	–
Write-off of in-process R&D	106	12	–

	2,581	2,184	2,015

Current year depreciation of property, plant and equipment decreased mainly because of the lower asset base resulting from divestments from the previous years.

Depreciation of property, plant and equipment and amortization of software are primarily included in cost of sales.

Included in depreciation of property, plant and equipment is an amount of EUR 254 million (2002: EUR 214 million, 2001: EUR 240 million) that is reported under restructuring and impairment charges.

Depreciation of property, plant and equipment includes an additional write-off in connection with the retirement of property, plant and equipment amounting to EUR 33 million in 2003 (2002: EUR 32 million, 2001: EUR 25 million).

Goodwill is no longer amortized but is tested for impairment as Philips applies SFAS No. 142 as from January 1, 2002.

Goodwill impairments amounted to EUR 148 million (2002: EUR 19 million). The Company performed the annual goodwill impairment tests in the second quarter of 2003 for all reporting units, which assessment resulted in no goodwill impairment. In the second half of the year the Company was faced with underperformance in MedQuist and had to conclude that MedQuist would be unable to achieve Philips’ expectations for the immediate future. In view of this, the value of the goodwill was reassessed and an impairment charge of EUR 139 million was recognized in the fourth quarter of 2003.

Rent

Rent expenses amounted to EUR 455 million in 2003 (2002: EUR 451 million, 2001: EUR 388 million).

Selling expenses

Advertising and sales promotion costs incurred during 2003 totaled EUR 878 million (2002: EUR 952 million, 2001: EUR 988 million) and are included in selling expenses. Moreover, shipping and handling costs of EUR 515 million are also included (2002: EUR 605 million, 2001: EUR 582 million).

General and administrative expenses

General and administrative expenses include the costs related to management and staff departments in the corporate center, product divisions and country/regional organizations, amounting to EUR 1,238 million in 2003 (2002: EUR 1,406 million, 2001: EUR 1,539 million). Additionally, the pension costs and costs of other postretirement benefit plans relating to inactive employees, and as such not attributable to product divisions, amounted to a net cost of EUR 254 million in 2003 (2002: benefit of EUR 2 million, 2001: benefit of EUR 290 million).

Pension costs in 2003 increased mainly because of lower returns on pension plan assets in previous years. Lower negative pension costs in the Netherlands and higher pension costs, predominantly in the United States and the United Kingdom, resulted in a lower benefit in 2002 compared to 2001.

Research and development expenses

Expenditures for research and development activities amounted to EUR 2,617 million, representing 9.0% of Group sales (2002: EUR 3,043 million, 9.6% of Group sales; 2001: EUR 3,312 million, 10.2% of Group sales).

Write-off of acquired in-process Research and Development

There were no write-offs of acquired in-process R&D in 2003. The write-off of acquired in-process R&D in 2002 related to the acquisition of semiconductors’ businesses Ishoni and Systemonic (EUR 12 million); in 2001 it related to the acquisitions of the medical systems businesses of Agilent and Marconi (EUR 106 million).

Restructuring and impairment charges

Refer to accounting policies – Provisions for discussion of the effect of the adoption of SFAS No. 146 ‘Accounting for costs associated with exit or disposal activities’ on restructuring charges. During 2003, the Company continued its efforts to realign its portfolio, further improve efficiency and develop a more flexible cost base. A net charge of EUR 407 million was recorded for restructuring and impairments. Additionally, the Company recorded goodwill impairment charges aggregating to EUR 148 million. The components of restructuring and impairment charges recognized in 2001, 2002 and 2003 are as follows:

	2001	2002	2003

Personnel lay-off costs	437	245	173
Write-down of assets	240	214	254
Other restructuring costs	136	103	63
Release of excess provisions	(27)	(78)	(83)

Net restructuring charges	786	484	407

Goodwill impairment	–	19	148

Total restructuring and impairment charges	786	503	555

The most significant new projects in 2003 were:

•	In Semiconductors the market situation remained difficult during the first three quarters of 2003. This required a further reduction of excess capacity in the USA and overhead and R&D costs in the Netherlands and France. Costs related to this, charged to this year’s income statement, amounted to EUR 309 million and consisted of:

Lay-off costs	EUR 50 million related to 1,100 people
Assets write-down	EUR 209 million
Other costs	EUR 50 million (contract obligations)

Please refer to the table below for a tabular presentation of the December 31 balance and a roll-forward of the activity during the fiscal year:

	Dec. 31,				Dec. 31,
	2002	additions	utilized	released	2003

Personnel costs	–	50	(4)	(6)	40
Write-down of assets	–	209	(209)	–	–
Other costs	–	50	(25)	(21)	4

Total	–	309	(238)	(27)	44

•	In Consumer Electronics the European television supply base was adapted to meet future market demand, while the Monitor activities in Hungary and Taiwan were relocated to China. Furthermore, overhead costs in the USA and Asia were further reduced. The charge for these restructurings to the income statement amounted to EUR 72 million and was comprised as follows:

Lay-off costs	EUR 58 million related to 1, 500 people
Assets write-down	EUR 10 million
Other costs	EUR 4 million

Please refer to the table below for a tabular presentation of the December 31 balance and a roll-forward of the activity during the fiscal year:

	Dec. 31,				Dec. 31,
	2002	additions	utilized	released	2003

Personnel costs	–	58	(21)	(7)	30
Write-down of assets	–	10	(10)	–	–
Other costs	–	4	(4)	–	–

Total	–	72	(35)	(7)	30

•	Within Lighting, further rationalization took place in Lamps and Luminaires through the downsizing of capacity and through activity transfers to low-wage countries. Costs related to these actions recognized in the 2003 income statement amounted to EUR 29 million and consisted of:

Lay-off costs	EUR 20 million related to 1, 000 people
Assets write-down	EUR 5 million
Other costs	EUR 4 million (contract obligations)

Please refer to the table below for a tabular presentation of the December 31 balance and a roll-forward of the activity during the fiscal year:

	Dec. 31,				Dec. 31,
	2002	additions	utilized	released	2003

Personnel costs	–	20	(14)	–	6
Write-down of assets	–	5	(5)	–	–
Other costs	–	4	(1)	–	3

Total	–	29	(20)	–	9

•	Within Miscellaneous, the Philips Business Communication activities were restructured to change the business model from OEM (Original Equipment Manufacturers) to VAR (Value Added Reseller) in order to reduce the required R&D investment and to adjust it to the lower sales level. Furthermore, the activities of Research in Redhill, United Kingdom were further downsized. Total charges to the income statement for these and a number of smaller projects amounted to EUR 62 million and consisted of:

Lay-off costs	EUR 31 million related to 800 people
Assets write-down	EUR 30 million
Other costs	EUR 1 million (contract obligations)

Please refer to the table below for a tabular presentation of the December 31 balance and a roll-forward of the activity during the fiscal year:

	Dec. 31,				Dec. 31,
	2002	additions	utilized	released	2003

Personnel costs	–	31	(9)	–	22
Write-down of assets	–	30	(30)	–	–
Other costs	–	1	–	–	1

Total	–	62	(39)	–	23

•	The remaining new restructuring projects in 2003 for the Philips Group amounted to EUR 18 million and covered a number of smaller projects.

Please refer to the table below for a tabular presentation of the December 31 balance and a roll-forward of the activity during the fiscal year:

	Dec. 31,				Dec. 31,
	2002	additions	utilized	released	2003

Personnel costs	–	14	(4)	(5)	5
Write-down of assets	–	–	–	–	–
Other costs	–	4	–	–	4

Total	–	18	(4)	(5)	9

The following table presents the changes in the restructuring liabilities from December 31, 2000 to December 31, 2003:

	Dec. 31,				other	Dec. 31,
	2002	additions	utilized	released	changes*	2003

Personnel costs	257	173	(226)	(45)	(4)	155
Write-down of assets	15	254	(269)	–	–	–
Other costs	155	63	(86)	(38)	(8)	86

Total	427	490	(581)	(83)	(12)	241

*	other changes primarily related to translation differences

The balance of restructuring liabilities as of December 31, 2003 amounting to EUR 241 million is classified in the balance sheet under accrued liabilities for EUR 115 million and for EUR 126 million under provisions.

	Dec. 31,				other	Dec. 31,
	2001	additions	utilized	released	changes*	2002

Personnel costs	326	245	(235)	(61)	(18)	257
Write-down of assets	6	214	(194)	(7)	(4)	15
Other costs	110	103	(44)	(10)	(4)	155

Total	442	562	(473)	(78)	(26)	427

*	other changes primarily related to translation differences

	Dec. 31,				other	Dec. 31,
	2000	additions	utilized	released	changes*	2001

Personnel costs	67	437	(166)	(12)	–	326
Write-down of assets	22	240	(253)	(3)	–	6
Other costs	11	136	(66)	(12)	41	110

Total	100	813	(485)	(27)	41	442

*	relates to transferred provisions to the joint venture LG.Philips Displays and restructuring recorded in conjunction with the acquisition of Marconi

In 2003 asset write-downs are mainly related to Semiconductors, while in 2002 they are mainly related to Consumer Electronics, Semiconductors and Medical Systems. In 2001 they were primarily related to Digital Networks and Consumer Communications (as part of Consumer Electronics), Components and Semiconductors.

In 2003 no inventory write-downs as part of restructuring projects are recorded in the cost of sales, (2002: EUR 10 million; 2001: EUR 307 million), which are not included in the tables above.

The movements in the liabilities for restructuring costs in 2003 are presented by sector as follows:

	Dec. 31,				other	Dec. 31,
	2002	additions	utilized	released	changes	2003

Lighting	16	29	(33)	(2)	–	10
Consumer Electronics	84	72	(86)	(14)	(1)	55
DAP	6	–	(3)	–	–	3
Semiconductors	76	309	(288)	(27)	(4)	66
Medical Systems	41	18	(25)	(11)	(1)	22
Miscellaneous	203	62	(145)	(29)	(6)	85
Unallocated	1	–	(1)	–	–	–

Total	427	490	(581)	(83)	(12)	241

New projects in 2003 of EUR 490 million are presented by sector as follows:

		write-
	personnel	down	other
	costs	of assets	costs	total

Lighting	20	5	4	29
Consumer Electronics	58	10	4	72
Semiconductors	50	209	50	309
Medical Systems	14	–	4	18
Miscellaneous	31	30	1	62

Total	173	254	63	490

The movements in the liabilities for restructuring costs in 2002 are presented by sector as follows:

	Dec. 31,				other	Dec. 31,
	2001	additions	utilized	released	changes	2002

Lighting	16	20	(11)	(7)	(2)	16
Consumer Electronics	121	88	(110)	(14)	(1)	84
DAP	1	9	(4)	–	–	6
Semiconductors	48	178	(133)	(11)	(6)	76
Medical Systems	116	28	(93)	(4)	(6)	41
Miscellaneous	139	239	(122)	(42)	(11)	203
Unallocated	1	–	–	–	–	1

Total	442	562	(473)	(78)	(26)	427

Additions of EUR 562 million are presented by sector as follows:

		write-
	personnel	down	other
	costs	of assets	costs	total

Lighting	20	–	–	20
Consumer Electronics	55	27	6	88
DAP	7	2	–	9
Semiconductors	38	112	28	178
Medical Systems	–	28	–	28
Miscellaneous	125	45	69	239

Total	245	214	103	562

The movements in the provision for restructuring costs in 2001 are presented by sector as follows:

	Dec. 31,				other	Dec. 31,
	2000	additions	utilized	reversals	changes*	2001

Lighting	25	24	(25)	(8)	–	16
Consumer Electronics	5	276	(159)	(1)	–	121
DAP	6	4	(9)	–	–	1
Semiconductors	–	187	(139)	–	–	48
Medical Systems	–	79	(6)	(4)	47	116
Miscellaneous	61	206	(108)	(14)	(6)	139
Unallocated	3	37	(39)	–	–	1

Total	100	813	(485)	(27)	41	442

*	relates to transferred provisions to the joint venture LG.Philips Displays and restructuring recorded in conjunction with the acquisition of Marconi

Additions of EUR 813 million are presented by sector as follows:

		write-
	personnel	down	other
	costs	of assets	costs	total

Lighting	20	–	4	24
Consumer Electronics	152	74	50	276
DAP	2	–	2	4
Semiconductors	64	97	26	187
Medical Systems	70	–	9	79
Miscellaneous	106	55	45	206
Unallocated	23	14	–	37

Total	437	240	136	813

The projects initiated in 2003 will ultimately reduce total headcount by approximately 4,900 persons.

As in 2002, the release of surplus in 2003 was primarily attributable to reduced severance due to a transfer of employees, who were scheduled to be laid off, to other positions in the Company.

The remaining prior-year provisions available at December 31, 2003 relate primarily to personnel costs. The Company expects to make cash expenditures of EUR 241 million in 2004 under existing restructuring programs.

Other business income (expense)

Other business income (expense) consists of the following:

	2001	2002	2003

Result on disposal of businesses	287	504	36
Result on disposal of fixed assets	30	65	88
Other business income (expense)	(331)	(84)	124

	(14)	485	248

Significant gains and losses on the disposal of businesses consists of:

	2001	2002	2003

Remaining activities of PCMS			15
Speech Processing activities			20
Partial sale of Philips Contract Manufacturing Services
(PCMS)		83
Communication, Security and Imaging business		71
Philips Broadband Networks		49
X-Ray Analytical		85
Earn-out of JDS Uniphase shares		113
Glass activities Display Components		40
Component activities in Japan		40
Partial sale of FEI shares	185
Philips Broadcast	57
Advanced Ceramics and Modules (release of provision)	41
Other	4	23	1

	287	504	36

Other business income in 2003 included the release of a provision of EUR 50 million related to the sale of shares of NavTech. Moreover, income was positively affected by insurance benefits and releases of provisions in relation to previous divestments. Both in 2002 and 2001, other business income was mainly negatively affected by acquisition-related costs in Medical Systems.

3     Financial income and expenses

	2001	2002	2003

Interest income	66	36	33
Interest expense	(457)	(420)	(361)

Total interest expense, net	(391)	(384)	(328)
Impairment loss on securities available-for-sale	(526)	(1,955)	–
Income from non-current financial assets	67	107	148
Foreign exchange results	(64)	16	(59)
Miscellaneous financing costs	(1)	(11)	(5)

Total other income and expense	2	112	84

Total	(915)	(2,227)	(244)

Financial income in 2003 included tax-exempt gains of EUR 146 million on the sale of certain shares in ASML, JDS Uniphase and Vivendi Universal. Income of 2002 included a tax-exempt gain of EUR 67 million on the partial sale of shares in ASML. In 2001, no securities were sold. Refer to note 29 for a discussion of the cash proceeds generated from the sale of these securities.

Foreign exchange results in 2003 is mainly attributable to a currency loss caused by a deficiency in an automated currency conversion system.

In view of the extended period of time over which the market value of security investments in Vivendi Universal, GN Great Nordic and JDS Uniphase in 2002 was below book value, these shares were written down to fair value in 2002. The impairment losses amounted to EUR 1,855 million for Vivendi Universal, EUR 27 million for GN Great Nordic and EUR 73 million for JDS Uniphase (see note 12). In 2001, impairment losses were recorded on the security investments in Vivendi Universal and GN Great Nordic shares for an amount of EUR 440 million and EUR 86 million respectively.

In 2003 no dividend was received on the Vivendi Universal shares, while in 2002 and 2001 dividends totaling EUR 33 million were received and classified under income from non-current financial assets.

Miscellaneous financing costs in 2002 mainly reflect the commitment fees (EUR 10 million) for the USD 3.5 billion revolving credit facility which was closed during the year.

4   Income taxes

The tax benefit on income before tax amounted to EUR 15 million in 2003 (2002: tax expense EUR 27 million, 2001: tax benefit EUR 428 million).

The components of income before taxes are as follows:

	2001	2002	2003

Netherlands	(646)	(1,434)	97
Foreign	(1,664)	(373)	147

Income (loss) before taxes	(2,310)	(1,807)	244
The components of income tax expense are as follows:
Netherlands:
Current taxes	63	14	10
Deferred taxes	130	48	(238)

	193	62	(228)
Foreign:
Current taxes	(288)	(244)	(248)
Deferred taxes	523	155	491

	235	(89)	243

Income tax (expense) benefit	428	(27)	15

Philips’ operations are subject to income taxes in various foreign jurisdictions with statutory income tax rates varying from 17% to 42%, which causes a difference between the weighted average statutory income tax rate and the Netherlands’ statutory income tax rate of 34.5%.

A reconciliation of the weighted average statutory income tax rate as a percentage of income before taxes and the effective income tax rate is as follows:

	2001	2002	2003

Weighted average statutory income tax rate	31.7	34.1	35.3
Tax effect of:
Changes in the valuation allowance:
- utilization of previously-reserved-loss carryforwards	3.9	3.1	(54.4)
- new loss carryforwards not expected to be realized	(4.8)	(8.0)	37.7
- releases and other changes	(1.2)	(3.2)	(40.6)
Non-tax deductible impairment charges	(8.0)	(37.3)	19.6
Non-taxable income	7.4	14.1	(40.5)
Non-tax deductible expenses	(7.0)	(2.8)	43.6
Withholding and other taxes	(2.9)	(1.2)	3.4
Tax incentives and other	(0.6)	(0.3)	(10.3)

Effective tax rate	18.5	(1.5)	(6.2)

The tax effects of transactions recorded as other comprehensive income (loss) within stockholders’ equity are recognized on a net-of-tax basis. The amounts recorded in 2003 include a tax benefit of EUR 27 million (2002: EUR 179 million) related to the minimum pension liability. Additionally, a tax charge relating to the deferred results on hedge transactions of EUR 10 million was recorded (2002: EUR 9 million; 2001: EUR 16 million). Other items affecting other comprehensive income do not have tax consequences.

Deferred tax assets and liabilities

Deferred tax assets and liabilities relate to the following balance sheet captions:

	2002		2003

	assets	liabilities	assets	liabilities

Intangible assets	140	(250)	170	(190)
Property, plant and equipment	90	(130)	210	(110)
Inventories	150	(30)	130	(30)
Receivables	250	(10)	270	(20)
Other assets	190	(410)	200	(390)
Provisions:
- Pensions	100	–	80	(10)
- Restructuring	140	–	50	–
- Guarantees	40	–	50	–
- Other	620	(10)	580	(10)
Other liabilities	190	(132)	180	(88)

Total deferred tax assets/liabilities	1,910	(972)	1,920	(848)

Net deferred tax position	938		1,072
Tax loss carryforwards (including tax credit carryforwards)	1,725		1,610
Valuation allowances	(1,249)		(1,065)

Net deferred tax assets	1,414		1,617

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income in the countries where the net operating losses were incurred. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 2003.

The valuation allowance for deferred tax assets as of December 31, 2003 and 2002 was EUR 1,065 million and EUR 1,249 million respectively. The net change in the total valuation allowance for the years ended December 31, 2003, 2002 and 2001 was a decrease of EUR 184 million, a decrease of EUR 9 million and an increase of EUR 293 million respectively.

The portion of the valuation allowance relating to deferred tax assets, for which subsequently recognized tax benefits will be allocated to reduce goodwill or other non-current intangible assets of an acquired entity or directly to contributed capital, amounts to EUR 53 million (2002: EUR 53 million).

At December 31, 2003, operating loss carryforwards expire as follows:

Total	2004	2005	2006	2007	2008	2009/2013	later	unlimited

4,640	90	30	250	160	90	280	450	3,290

The Company also has tax credit carryforwards of EUR 298 million, which are available to offset future tax, if any, and which expire as follows:

Total	2004	2005	2006	2007	2008	2009/2013	later	unlimited

298	4	2	1	10	1	227	25	28

Classification of the deferred tax assets and liabilities takes place at a fiscal entity level as follows:

	2002	2003

Deferred tax assets grouped under other current assets	346	357
Deferred tax assets grouped under other non-current assets	1,152	1,417
Deferred tax liabilities grouped under provisions	(84)	(157)

	1,414	1,617

Classification of the income tax payable and receivable is as follows:

	2002	2003

Income tax receivable grouped under non-current receivables	67	19
Income tax receivable grouped under current receivables	136	138
Income tax payable grouped under current liabilities	(268)	(235)
Income tax payable grouped under non-current liabilities	(114)	(78)

The amount of the unrecognized deferred income tax liability for temporary differences, EUR 152 million (2002: EUR 167 million), relates to unremitted earnings in foreign Group companies, which are considered to be permanently re-invested. Under current Dutch tax law, no additional taxes are payable. However, in certain jurisdictions, withholding taxes would be payable.

5    Investments in unconsolidated companies

Results relating to unconsolidated companies

	2001	2002	2003

Results relating to unconsolidated companies:
Company’s participation in income and loss	(192)	(10)	169
Results on sales of shares	20	5	715
Gains and losses arising from dilution effects	(60)	(12)	53
Investment impairment charges	(119)	(1,305)	(431)
Amortization of goodwill	(257)	(24)	–

Total	(608)	(1,346)	506

The Company’s participation in the results of unconsolidated companies for 2003 included income of EUR 382 million for LG.Philips LCD. The 2003 results relating to unconsolidated companies also included the Company’s share in the loss of LG.Philips Displays, which amounted to EUR 385 million. LG.Philips Displays’ loss was primarily attributable to impairment charges recorded in conjunction with a write-down of its assets. Various other unconsolidated companies (primarily TSMC and Atos Origin) contributed a net profit of EUR 172 million.

In 2003 LG.Philips Displays (LPD) was impacted by worsening market conditions and increased price erosion, mainly caused by the rapid penetration of the Liquid Crystal Display (LCD) panels for application in TV and monitors. Therefore LPD has reviewed its business plan and worked out a program to adjust its capacity and maintain its cost leadership. Execution of this program will strengthen LPD’s competitiveness and should secure continued positive cash flow. For LPD the revised market outlook resulted in a non-cash asset impairment charge of USD 771 million and in restructuring charges of approximately USD 171 million in 2003. As a consequence of those charges the equity of the company became negative and LPD breached some covenants in its financing agreements.

A refinancing package is currently being negotiated with the financiers of LPD. In the context of these negotiations, both parents have indicated their willingness to contribute cash to increase the equity of the company by USD 250 million by each parent. As part of the negotiations, both parents have required that the guarantees that were issued in May 2002 for an amount of USD 200 million by each parent as security for all principal, interest and fees payable by LPD under its USD 2 billion facility agreement will be released and replaced by a guarantee of USD 50 million by each parent for the payment obligations of LPD in relation to its bank restructured debt under the LPD refinancing plan. Additional financial support of USD 50 million has been provided by each parent in January 2004 which is also part of the negotiations. This will result in a permanent USD 100 million reduction in working capital financing needs for LPD during the life of the restructured bank debt. The financial restructuring of LPD is subject to agreement by Philips and all other parties involved.

The Company recorded an impairment charge of EUR 411 million related to the write-down of its investment in LPD.

The results relating to unconsolidated companies for 2003 were affected by several other items. Results on the sale of shares includes a gain of EUR 695 million resulting from the sale of 100 million American Depository Shares each representing 5 common shares of TSMC. Following the aforementioned sale of TSMC shares, Philips’ shareholding in TSMC was reduced to 19.1% at December 31, 2003. The Company continues to apply equity accounting for TSMC as the exercise of significant influence continues to be demonstrated by representation on the board of directors and by participation in the policy making processes of TSMC. Also, numerous business and contractual relationships and arrangements that are maintained for the sake of profit, prove ownership of a residual interest in the equity of TSMC.

According to TSMC’s Articles of Incorporation, yearly bonuses to employees have been granted partially in shares. Generally also stock dividends will be paid. During the third quarter of 2003, new shares were issued in grants to employees and as a stock dividend. Because Philips only participates in the stock dividend distribution, its shareholding in TSMC was diluted as a result of shares issued to employees. Accordingly, Philips recorded a dilution loss of EUR 15 million. This dilution loss decreased the book value of Philips in TSMC and is charged to income under results related to unconsolidated companies.

On August 16, 2002, Atos Origin purchased all of the common stock of KPMG Consulting in the UK and the Netherlands. The consideration for the acquisition consisted of the issue of 3,657,000 bonds redeemable in shares (ORA bonds) with stock subscription warrants attached at a price of EUR 64.20 each, representing a total amount of EUR 235 million, and a cash payment of EUR 417 million.

The bonds and warrant bonds were redeemed in shares on August 16, 2003. As a consequence, Philips’ shareholding was diluted from 48.4% to 44.7%, resulting in a dilution gain of EUR 68 million. This dilution gain increased the book value of Philips’ investment in Atos Origin and was credited to income under results related to unconsolidated companies.

Philips’ share in the 2002 net income of LG.Philips LCD amounted to a profit of EUR 169 million. Various other unconsolidated companies (primarily TSMC, SSMC and Atos Origin) contributed on balance a profit of EUR 94 million. The Company’s share in the 2002 loss of LG.Philips Displays totaled EUR 273 million. The loss was attributable to an impairment charge recorded by them in conjunction with a structural reduction of fixed costs.

The Company recognized impairment charges of EUR 1,305 million in 2002. These charges related to the investment in LG.Philips Displays (EUR 275 million), a write-down of the investment in Atos Origin (EUR 921 million) to its lower market value, and write-downs of several smaller investments (Euro 109 million).

The dilution effect of Philips’ shareholding in TSMC amounted to a loss of EUR 12 million, reducing Philips’ shareholding by 0.12%.

Included in amortization of goodwill in 2002 is EUR 24 million relating to the fourth quarter of 2001 of Atos Origin, as the latter’s results are reported on a three-month delay basis.

Results in 2001 relating to unconsolidated companies included the amortization of the excess of the Company’s investment over its underlying equity in the net assets of unconsolidated companies (EUR 90 million) and the Company’s share of amortization recorded by the unconsolidated companies (EUR 167 million). As from January 1, 2002 (from June 30, 2001 for goodwill on business combinations after that date), goodwill recorded by the unconsolidated companies is no longer amortized but instead tested for impairment at least annually. Also, the amortization of the excess of the Company’s investment over its underlying equity in the net assets of unconsolidated companies ceased as from January 1, 2002. Instead the Company has tested its investments for impairment whenever there are indications of impairment, which resulted in the above-mentioned impairment charges in 2002.

In 2001, Philips sold its ownership in Philips Matsushita Battery Corporation, resulting in a gain of EUR 20 million. The results of LG.Philips Displays include a restructuring charge of EUR 89 million. The employee stock option program of TSMC had a dilution effect on Philips’ shareholding in the company, amounting to a loss of EUR 60 million. Additionally, results of TSMC included a special charge of EUR 82 million for impairment at a TSMC subsidiary, partly offset by a gain of EUR 41 million related to a reduction in the provision for withholding tax.

Investments in, and loans to, unconsolidated companies

The changes during 2003 are as follows:

	total	investments	loans

Balance of equity method investments as of January 1, 2003	5,968	5,573	395
Changes:
Reclassification from property, plant and equipment	190	190	–
Acquisitions/additions	336	281	55
Sales/repayments	(570)	(218)	(352)
Impairments	(754)	(754)	–
Share in income/value adjustments	606	610	(4)
Dividends received	(1)	(1)	–
Translation and exchange rate differences	(1,013)	(978)	(35)

Balance of equity method investments as of December 31, 2003	4,762	4,703	59
Cost method investments	79	79	–

Balance as of December 31, 2003	4,841	4,782	59

Included in investments is EUR 967 million (2002: EUR 1,761 million) representing the excess of the Company’s investment over its underlying equity in the net assets of the unconsolidated companies. The principal amounts are EUR 906 million (2002: EUR 1,059 million) for LG.Philips LCD, and EUR 38 million (2002: EUR 685 million) for LG.Philips Displays.

During 2003 redeemable preferred shares of TSMC in the amount of EUR 357 million were repaid.

The total carrying value of investments in, and loans to, unconsolidated companies is summarized as follows:

		2003

	2002	shareholding %	amount

Philips’ joint ventures with LGE (Korea)	2,918	50	1,906
Taiwan Semiconductor Manufacturing Co. (Taiwan)	2,228	19	1,595
Atos Origin (France)	495	45	560
Other equity method investments	327		701

	5,968		4,762
Total cost method investments	121		79

Total	6,089		4,841

The fair values of Philips’ shareholdings in TSMC and Atos Origin, based on quoted market prices at December 31, 2003, were EUR 5,748 million and EUR 1,081 million respectively.

Summarized financial information for the Company’s equity investments in unconsolidated companies on a combined basis is presented below:

	January-December

	2001	2002	2003

Net sales	12,697	16,742	17,439
Income before taxes	(911)	667	1,176
Income taxes	38	(274)	(118)

Income after taxes	(873)	393	1,058
Net income	(1,091)	140	1,034
Total share in net income of unconsolidated companies recognized in the consolidated statements of income	(192)	(10)	169

	December 31,

	2002	2003

Current assets	7,714	8,523
Non-current assets	18,546	14,378

	26,260	22,901
Current liabilities	(5,671)	(6,874)
Non-current liabilities	(5,406)	(3,389)

Net asset value	15,183	12,638
Investment in and loans to unconsolidated companies, excl. goodwill	4,207	3,795
Goodwill related to unconsolidated companies	1,761	967

Investments in and loans to unconsolidated companies included in the consolidated balance sheet	5,968	4,762

6     Minority interests

The share of minority interests in the income of Group companies in 2003 amounted to EUR 56 million, compared with their share in the 2002 income of EUR 26 million and their share in the loss of EUR 15 million in 2001.

Minority interests in consolidated companies, totaling EUR 175 million (2002: EUR 179 million), are based on the third-party shareholding in the underlying net assets.

7     Cumulative effect of a change in accounting principles

In 2003, the Company adopted SFAS No. 143 ‘Accounting for Asset Retirement Obligations’. The cumulative effect of this change in accounting principle related to prior years was a one-time, non-cash charge to income of EUR 14 million (net of taxes).

8     Earnings per share

The earnings per share data have been calculated in accordance with SFAS No. 128, ‘Earnings per Share’, as per the following schedule:

	2001		2002		2003

Weighted average number of shares		1,278,076,537		1,274,950,373		1,277,174,117
Basic EPS computation
Income (loss) before cumulative effect of change in accounting principle available to holders of common shares		(2,475)		(3,206)		709
Cumulative effect of change in accounting principles		–		–		(14)

Net income (loss) available to holders of common shares		(2,475)		(3,206)		695
Diluted EPS computation
Income (loss) before cumulative effect of change in accounting principle available to holders of common shares		(2,475)		(3,206)		709
Plus interest on assumed conversion of convertible debentures, net of taxes		1		–		–

Income available to holders of common shares		(2,474)		(3,206)		709
Cumulative effect of change in accounting principle		–		–		(14)

Net income (loss) available to holders of common shares plus effect of assumed conversions		(2,474)		(3,206)		695
Weighted average number of shares		1,278,076,537		1,274,950,373		1,277,174,117
Plus shares applicable to:
Options	6,420,978		2,628,259		2,922,314
Convertible debentures	2,046,122		1,423,643		1,130,617

Dilutive potential common shares		8,467,100		4,051,902		4,052,931

Adjusted weighted average number of shares		1,286,543,637		1,279,002,275		1,281,227,048
Earnings per share:
- Basic earnings		(1.94)		(2.51)		0.54
- Diluted earnings *		(1.94)		(2.51)		0.54

*	The dilution effects on EPS are only taken into consideration if this does not result in an improvement in income per share or in a reduction in loss per share, as is the case in 2002 and 2001

9     Receivables

Trade accounts receivable include instalment accounts receivable of EUR 6 million (2002: EUR 60 million).

Income taxes receivable (current portion) totaling EUR 138 million (2002: EUR 136 million) are included under other receivables.

The changes in the allowance for doubtful accounts are as follows:

	2001	2002	2003

Balance as of January 1	181	281	225
Additions charged to income	43	72	58
Deductions from allowance *	(37)	(89)	(27)
Other movements **	94	(39)	(72)

Balance as of December 31	281	225	184

*	Write-offs for which an allowance was previously provided

**	Including the effect of translation differences and consolidation changes

10     Inventories

Inventories are summarized as follows:

	2002	2003

Raw materials and supplies	1,164	962
Work in process	565	582
Finished goods	1,881	1,762
Advance payments on work in process	(88)	(102)

Total	3,522	3,204

The amounts recorded above are net of reserves for obsolescence. The changes in the reserves for obsolescence of inventories are as follows:

	2001	2002	2003

Balance as of January 1	754	909	701
Additions charged to income	397	229	303
Deductions from reserve	(351)	(363)	(309)
Other movements *	109	(74)	(83)

Balance as of December 31	909	701	612

*	Including the effect of translation differences and consolidation changes

11     Other current assets

Other current assets primarily consist of a current deferred tax asset of EUR 357 million (2002: EUR 346 million) and prepaid expenses.

12     Other non-current financial assets

The changes during 2003 are as follows:

				restricted
		security		liquid
	total	investments	loans	assets	other

Balance as of January 1, 2003	1,306	942	34	272	58
Changes:
Acquisitions/additions	44	–	26	8	10
Sales/redemptions/reductions	(431)	(272)	(23)	(136)	–
Adjustments to fair market value	312	312	–	–	–
Value adjustments	(4)	–	(3)	(1)	–
Translation and exchange differences	(14)	–	(3)	(3)	(8)

Balance as of December 31, 2003	1,213	982	31	140	60

Security investments at December 31 consisted of the following available-for-sale securities:

	2002		2003

	number of		number of
	shares	fair value	shares	fair value

Vivendi Universal	38,265,561	589	32,265,561	622
ASML	27,250,000	217	13,440,000	211
JDS Uniphase	49,715,996	117	39,318,996	114
GN Great Nordic	6,830,687	19	6,830,687	35

		942		982

A summary of unrealized gains and losses on available-for-sale securities at December 31 is as follows:

	2002	2003

Total cost	680	554
Net unrealized gains	262	428
Net unrealized losses	–	–

Total fair value	942	982

During 2003, 13,810,000 ASML shares were sold at a gain of EUR 114 million. Additionally, 6,000,000 shares of Vivendi Universal were sold at a gain of EUR 19 million.

Furthermore, the Company sold 10,397,000 shares in JDS Uniphase at a gain of EUR 13 million. The gains on the sale of these shares have been recorded under financial income and expenses (refer to note 3).

During 2002, the number of JDS Uniphase shares increased by 39,238,828 million as a result of the earn-out arising from the sale of Philips Optoelectronics in 1998. A net gain of EUR 113 million was recorded under other business income, which is in accordance with the original classification of the gain on the divestment of Philips Optoelectronics.

Additionally, the Company sold 2,750,000 shares in ASML at a gain of EUR 67 million (refer to note 3), which has been recorded under financial income and expenses.

In 2002, the Company recognized impairment losses totaling EUR 1,955 million in financial income and expenses related to investments in Vivendi Universal (EUR 1,855 million), JDS Uniphase (EUR 73 million) and GN Great Nordic (EUR 27 million).

The reduction of restricted liquid assets was mainly due to the unwinding of the Special Purpose Entity for the High Tech Campus lease – EUR 106 million – (refer to note 15).

13     Non-current receivables

Non-current receivables include receivables with a remaining term of more than one year, and the non-current portion of income taxes receivable amounting to EUR 19 million (2002: EUR 67 million).

14     Other non-current assets

Other non-current assets in 2003 are primarily comprised of prepaid pension costs of EUR 1,152 million (2002: EUR 1,384 million) and deferred tax assets of EUR 1,417 million (2002: EUR 1,152 million).

15     Property, plant and equipment

						prepayments
		land	machinery			and	no longer
		and	and		other	construction	productively
	total	buildings	installations	lease assets	equipment	in progress	employed

Balance as of January 1, 2003:
Cost	16,015	3,328	9,237	155	2,343	920	32
Accumulated depreciation	(9,878)	(1,568)	(6,405)	(115)	(1,764)	–	(26)

Book value	6,137	1,760	2,832	40	579	920	6
Changes in book value:
Changes in accounting principles	11	10	–	–	1	–	–
Reclassifications	(84)	106	(190)	–	–	–	–
Capital expenditures	980	127	918	13	262	(340)	–
Retirements and sales	(191)	(57)	(96)	(1)	(33)	(4)	–
Depreciation	(1,344)	(140)	(897)	(13)	(294)	–	–
Write-downs and impairments	(175)	(129)	(46)	–	–	–	–
Translation differences	(422)	(133)	(205)	(3)	(39)	(42)	–
Changes in consolidation	(33)	(4)	(21)	–	(5)	(3)	–

Total changes	(1,258)	(220)	(537)	(4)	(108)	(389)	–
Balance as of December 31, 2003:
Cost	14,153	3,061	8,303	139	2,089	531	30
Accumulated depreciation	(9,274)	(1,521)	(6,008)	(103)	(1,618)	–	(24)

Book value	4,879	1,540	2,295	36	471	531	6

Land (with a book value of EUR 163 million) is not depreciated.

The expected service lives as of December 31, 2003 were as follows:

Buildings	from 14 to 50 years

Machinery and installations	from 5 to 10 years

Lease assets	from 3 to 10 years

Other equipment	from 3 to 5 years

Property, plant and equipment includes EUR 31 million (2002: EUR 8 million) for capital leases and other beneficial rights of use, such as building rights and hire purchase agreements. The financial obligations arising from these contractual agreements are reflected in long-term debt. Capital expenditures include capitalized interest related to the construction in progress amounting to EUR 10 million (2002: EUR 8 million).

The reclassifications relate to the unwinding of the High Tech Campus Special Purpose Entity (EUR 106 million) as well as the transfer of the jointly controlled tangible fixed assets (EUR 190 million) of the Crolles 2 Alliance to unconsolidated companies.

16     Intangible assets excluding goodwill

The changes during 2003 were as follows:

		other	minimum
		intangible	pension
	total	assets	liability	software

Balance as of January 1, 2003:
Cost	2,529	1,632	181	716
Accumulated amortization	(787)	(427)	–	(360)

Book value	1,742	1,205	181	356
Changes in book value:
Acquisitions/additions	107	11	–	96
Amortization/deductions	(347)	(151)	(32)	(164)
Translation differences	(229)	(194)	(14)	(21)
Changes in consolidation	(2)	–	–	(2)

Total changes	(471)	(334)	(46)	(91)
Balance as of December 31, 2003:
Cost	2,189	1,340	135	714
Accumulated amortization	(918)	(469)	–	(449)

Book value	1,271	871	135	265

Included are other intangible assets consisting of:

		accumulated
	gross	amortization	net

Marketing-related	18	(12)	6
Customer-related	481	(114)	367
Contract-based	7	(3)	4
Technology-based	696	(292)	404
Patents and trademarks	138	(48)	90

Total	1,340	(469)	871

The estimated amortization expense for these other intangible assets for each of the five succeeding years are:

2004	129
2005	124
2006	97
2007	87
2008	87

The expected weighted average life of other intangibles as of December 31, 2003 is 10 years.

17     Goodwill

The changes during 2003 were as follows:

Book value as of January 1, 2003:	3,192
Changes in book value:
Acquisitions	44
Impairment losses	(148)
Translation differences	(594)

Book value as of December 31, 2003:	2,494

Refer to note 35 for a specification of goodwill by product sector.

Acquisitions represent the goodwill paid on the buy-out of various minority shareholdings, mainly related to our Chinese subsidiary Philips Consumer Electronics Co. of Suzhou, Ltd.

18     Accrued liabilities

Accrued liabilities are summarized as follows:

	2002	2003

Personnel-related costs:
Salaries and wages	610	545
Accrued holiday entitlements	219	216
Other personnel-related costs	123	127
Fixed assets-related costs
(Gas, water, electricity rent and other)	146	111
Taxes:
Income tax payable	268	235
Other taxes payable	16	–
Communication & IT costs	111	84
Distribution costs	161	100
Sales-related costs:
Commissions payable	57	52
Advertising and marcom-related costs	118	123
Other sales-related costs	258	371
Material-related costs	91	113
Interest-related accruals	213	168
Deferred income	402	250
Liabilities for restructuring costs (see note 2)	–	115
Other accrued liabilities	521	144

Total	3,314	2,754

19     Provisions

Provisions are summarized as follows:

	2002		2003

	long-term	short-term	long-term	short-term

Pensions for defined-benefit plans
(see note 20)	730	77	755	63
Other postretirement benefits
(see note 21)	405	50	394	45
Deferred tax liabilities (see note 4)	45	39	65	92
Restructuring (see note 2)	33	394	12	114
Product warranty	58	319	47	340
Postemployment benefits and obligatory severance payments	205	93	226	81
Loss contingencies (environmental remediation and product liability)	205	58	187	97
Other provisions	289	246	290	117

Total	1,970	1,276	1,976	949

Product warranty

The provision for product warranty reflects the estimated costs of replacement and free-of-charge services that will be incurred by the Company with respect to products sold. The changes in the provision for product warranty are as follows:

	2001	2002	2003

Balance as of January 1	428	442	377
Changes:
Additions	349	382	404
Utilizations	(360)	(361)	(351)
Releases	(10)	(33)	(16)
Translation differences	7	(36)	(27)
Changes in consolidation	28	(17)	–

Balance as of December 31	442	377	387

Loss contingencies (environmental remediation and product liability)

This provision includes accrued losses recorded with respect to environmental remediation and product liability (including asbestos) obligations which are probable and reasonably estimatable. Refer to note 26.

The changes in this provision are as follows:

	2001	2002	2003

Balance as of January 1	207	243	263
Changes:
Additions	60	72	101
Utilizations	(15)	(16)	(38)
Releases	–	–	(2)
Translation differences	10	(36)	(40)
Changes in consolidation	(19)	–	–

Balance as at December 31	243	263	284

Postemployment benefits

The provision for postemployment benefits covers benefits provided to former or inactive employees after employment but before retirement, including salary continuation, supplemental unemployment benefits and disability-related benefits.

Obligatory severance payments

The provision for obligatory severance payments covers the Company’s commitment to pay employees a lump sum upon reaching retirement age, or upon the employee’s dismissal or resignation. In the event that a former employee has passed away, the Company may have a commitment to pay a lump sum to the deceased employee’s relatives.

Other provisions

Other provisions include provisions for employee jubilee funds totaling EUR 97 million (2002: EUR 104 million) and expected losses on existing projects/orders totaling EUR 42 million (2002: EUR 35 million).

The changes in long and short-term provisions for postemployment benefits, obligatory severance payments and other provisions are as follows:

	2001	2002	2003

Balance as of January 1	879	854	833
Changes:
Additions	295	310	198
Utilization	(261)	(172)	(190)
Releases	(38)	(119)	(106)
Translation differences	6	(25)	(19)
Changes in consolidation	(27)	(15)	(2)

Balance as of December 31	854	833	714

20     Pensions

Employee pension plans have been established in many countries in accordance with the legal requirements, customs and the local situation in the countries involved. The majority of employees in Europe and North America are covered by defined-benefit plans. The benefits provided by these plans are based primarily on employees’ years of service and compensation near retirement.

The measurement date for all defined-benefit plans is December 31.

Contributions are made by the Company, as necessary, to provide assets sufficient to meet the benefits payable to defined-benefit pension plan participants. These contributions are determined based upon various factors, including funded status, legal and tax considerations as well as local customs. The Company funds certain defined-benefit pension plans as claims are incurred. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for both funded and unfunded defined-benefit pension plans with accumulated benefit obligations in excess of plan assets were EUR 5,658 million, EUR 5,375 million and EUR 4,187 million respectively as of December 31, 2003 (2002: EUR 5,769 million, EUR 5,353 million and EUR 4,233 million respectively).

Provided below is a table with a summary of the changes in the pension benefit obligations and defined pension plan assets for 2002 and 2003, and a reconciliation of the funded status of these plans to the amounts recognized in the consolidated balance sheets.

	2002			2003

	Netherlands	other	total	Netherlands	other	total

Benefit obligation
Benefit obligation at beginning of year	12,280	6,784	19,064	12,468	6,769	19,237
Service cost	234	153	387	229	116	345
Interest cost	728	430	1,158	683	384	1,067
Employee contributions	21	6	27	19	10	29
Actuarial (gains) and losses	(169)	59	(110)	(304)	392	88
Plan amendments	–	33	33	–	(10)	(10)
Settlements	–	(41)	(41)	–	(64)	(64)
Changes in consolidation	–	518	518	–	11	11
Benefits paid	(626)	(444)	(1,070)	(728)	(400)	(1,128)
Exchange rate differences	–	(731)	(731)	–	(641)	(641)
Miscellaneous	–	2	2	(10)	–	(10)

Benefit obligation at end of year	12,468	6,769	19,237	12,357	6,567	18,924
Plan assets
Fair value of plan assets at beginning of year	14,608	5,986	20,594	12,064	5,338	17,402
Actual return on plan assets	(1,952)	(160)	(2,112)	1,128	773	1,901
Employee contributions	21	6	27	19	10	29
Employer contributions	–	88	88	–	58	58
Settlements	–	(36)	(36)	–	(64)	(64)
Changes in consolidation	–	493	493	–	12	12
Benefits paid	(613)	(388)	(1,001)	(716)	(343)	(1,059)
Exchange rate differences	–	(651)	(651)	–	(540)	(540)
Miscellaneous	–	–	–	–	10	10

Fair value of plan assets at end of year	12,064	5,338	17,402	12,495	5,254	17,749
Funded status	(404)	(1,431)	(1,835)	138	(1,313)	(1,175)
Unrecognized net transition (asset) obligation	(55)	40	(15)	–	8	8
Unrecognized prior service cost	–	169	169	–	138	138
Unrecognized net (gain) loss	1,420	1,199	2,619	639	1,015	1,654

Net balances	961	(23)	938	777	(152)	625
Classification of the net balances is as follows:
- Prepaid pension costs under other non-current assets	1,041	343	1,384	848	304	1,152
- Accrued pension costs under other non-current liabilities	–	(352)	(352)	–	(389)	(389)
- Provisions for pensions under provisions	(80)	(727)	(807)	(71)	(747)	(818)
- Intangible assets	–	181	181	–	135	135
- Deferred income tax assets	–	179	179	–	183	183
- Net change to other comprehensive income	–	353	353	–	362	362

	961	(23)	938	777	(152)	625

	2001	2002	2003

Increase in minimum liability, included in other comprehensive income (before income taxes)	18	514	13

The weighted average assumptions used to calculate the projected benefit obligations as of December 31 were as follows:

	2002		2003

	Netherlands	Other	Netherlands	Other

Discount rate	5.5%	6.2%	5.3%	5.8%
Rate of compensation increase	2.5%	3.6%	2.0%	3.6%

The weighted-average assumptions used to calculate the net period pension cost for years ended December 31:

	2002		2003

	Netherlands	Other	Netherlands	Other

Discount rate	6.0%	6.4%	5.5%	6.2%
Expected returns on plan assets	6.0%	7.6%	6.0%	6.7%
Rate of compensation increase	3.0%	4.0%	2.5%	3.6%

The components of net periodic pension costs were as follows:

	2001		2002		2003

	Netherlands	Other	Netherlands	Other	Netherlands	Other

Service cost-benefits earned during the period	228	123	234	153	229	116
Interest cost on the projected benefit obligation	696	409	728	430	683	384
Expected return on plan assets	(1,124)	(501)	(836)	(505)	(700)	(377)
Net amortization of unrecognized net transition assets/liabilities	(67)	(1)	(67)	–	(55)	–
Net actuarial (gain) loss recognized	(289)	24	(141)	8	49	11
Amortization of prior service cost	–	31	–	32	–	27
Settlement (gain) loss	–	4	–	4	–	24
Curtailment loss	–	1	–	1	–	3
Other	–	–	–	–	(8)	8

Net periodic cost	(556)	90	(82)	123	198	196

Unrecognized actuarial gains and losses in the Netherlands are recognized by a straight-line amortization of the gains and losses over the average remaining service period of employees expected to receive benefits under the plan.

The Company also sponsors defined contribution and similar type plans for a significant number of salaried employees. The total cost of these plans amounted to EUR 46 million in 2003 (2002: EUR 88 million, 2001: EUR 55 million).

The contributions to multi employer plans amounted to EUR 2 million (2002: EUR 1 million, 2001: nil).

Cash flows

The Company expects considerable cash outflows in relation to employee benefits which are estimated to amount to EUR 465 million in 2004 (2003: EUR 175 million) and comprise of EUR 338 million employer contributions to defined benefit pension plans, EUR 56 million employer contributions to defined contribution plans and EUR 71 million expected cash outflows in relation to book reserved pension plans. The expected employer contributions to defined benefit plans are expected to amount to EUR 200 million for the Netherlands and EUR 138 million for other countries.

	2002			2003

	Netherlands	Other	Total	Netherlands	Other	Total

The accumulated benefit obligation for all defined benefit pension plans was	11,581	6,304	17,885	11,465	6,257	17,722

Plan assets in the Netherlands

The Company’s pension plan asset allocation in the Netherlands at December 31, 2002 and 2003, is as follows:

	percentage of plan assets at
	December 31

Asset Category	2002	2003

Equity securities	46	40
Debt securities	38	46
Real estate	16	12
Other	–	2

Total	100	100

The investment strategy for the plan assets (investment plan) in the Netherlands is annually determined by the Board of Trustees of the plan. The investment plan sets out the target strategic weights, the zones for tactical asset allocation and other investment guidelines for the investment manager, such as target geographical allocations and target credit ratings.

The strategic targets for the year 2003 were fixed at 40% equity securities (range 30-50%), 49% debt securities (range 39-59%), 10% real estate (range 6-16%) and 1% other investments (range 0-5%).

The strategic targets for the year 2004 are 38% equity securities, 45% debt securities, 14% real estate and 3% other investments.

The pension plan invests in the global equity and debt markets, with the exception of investment instruments which are linked to the sponsor. Derivatives are used to achieve quick changes in tactical asset allocation and duration and may also be used to limit the plan’s exposure to price risk on investments. The objective of the plan is to set out a long-term investment strategy that is linked to the structure of the pension benefit obligation and to achieve a funding rate that is compliant with local legislation and regulations. Periodically an asset-liability review (ALM) is carried out to provide the basis for the investment plan. The structure of the pension benefit obligation, expectations and scenarios with regard to the long-term rate of return on assets, acceptable ranges for contributions and risk parameters are the input for this review.

The expected long-term rate of return on assets for the plan in the Netherlands of 6% is based on a scenario analysis of the development of the global economy and consequently the development of financial markets. Historical returns are not used in this analysis; forward-looking models are used to estimate the return on assets for the different asset classes in the different economic scenarios. The expected returns on equity securities, debt securities, real estate and other assets are respectively 8.0%, 4.6%, 6.3% and 2.6%

Plan assets in other countries

The Company’s pension plan asset allocation in other countries at December 31, 2002 and 2003 is as follows:

	percentage of plan assets at
	December 31

Asset Category	2002	2003

Equity securities	38	39
Debt securities	50	53
Real estate	6	6
Other	6	2

Total	100	100

21     Postretirement benefits other than pensions

In addition to providing pension benefits, the Company provides other postretirement benefits, primarily retiree healthcare benefits, in certain countries.

The Company funds other postretirement benefit plans as claims are incurred.

Provided below is a table with a summary of the changes in the accumulated postretirement benefit obligations for 2002 and 2003 and a reconciliation of the obligations to the amounts recognized in the consolidated balance sheets.

All the postretirement benefit plans are unfunded and therefore no plan assets are present.

	2002			2003

	Netherlands	other	total	Netherlands	other	total

Benefit obligation
Benefit obligation at beginning of year	212	445	657	343	421	764
Service cost	11	5	16	11	4	15
Interest cost	19	29	48	17	27	44
Employee contributions	–	–	–	–	–	–
Actuarial (gains) and losses	113	55	168	(40)	41	1
Plan amendments	–	–	–	–	–	–
Settlements	–	(2)	(2)	–	–	–
Curtailments	–	–	–	–	(1)	(1)
Changes in consolidation	–	10	10	–	–	–
Benefits paid	(12)	(34)	(46)	(12)	(30)	(42)
Exchange rate differences	–	(87)	(87)	–	(64)	(64)

Benefit obligation at end of year	343	421	764	319	398	717
Funded status	(343)	(421)	(764)	(319)	(398)	(717)
Unrecognized net transition (asset) obligation	34	69	103	31	53	84
Unrecognized prior service cost	–	3	3	–	3	3
Unrecognized net (gain) loss	149	54	203	107	84	191

Net balances	(160)	(295)	(455)	(181)	(258)	(439)

The components of the net period cost of postretirement benefits other than pensions are:

	2001		2002		2003

	Netherlands	Other	Netherlands	Other	Netherlands	Other

Service cost-benefits earned during the period	6	6	11	5	11	4
Interest cost on accumulated postretirement benefit obligation	13	30	19	29	17	27
Expected return on plan assets	–	(1)	–	–	–	–
Amortization of unrecognized transition obligation	3	8	3	8	3	6
Net actuarial loss recognized	2	(1)	7	–	5	2
Curtailments	–	–	–	–	–	1
Other	–	–	–	–	(9)	–

Net periodic cost	24	42	40	42	27	40

The weighted average assumptions used to calculate the postretirement benefit obligations as of December 31 were as follows:

	2002		2003

	Netherlands	Other	Netherlands	Other

Discount rate	5.5%	7.0%	5.3%	6.5%
Compensation increase (where applicable)	–	4.6%	–	5.3%

The weighted average assumptions used to calculate the net cost for years ended December 31:

	2002		2003

	Netherlands	Other	Netherlands	Other

Discount rate	6.0%	7.5%	5.5%	7.0%
Compensation increase (where applicable)	–	4.6%	–	4.6%

Assumed healthcare cost trend rates at December 31:

	2002		2003

	Netherlands	Other	Netherlands	Other

Healthcare cost trend rate assumed for next year	5.0%	10.0%	5.0%	10.0%
Rate that the cost trend rate will gradually reach	5.0%	5.5%	5.0%	6.0%
Year that the rate reaches the rate it is assumed to remain at	2003	2006	2003	2008

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

	One-percentage-point		One-percentage-point
	increase		decrease

	Netherlands	Other	Netherlands	Other

Effect on total of service and interest cost	7	2	(6)	(2)
Effect on postretirement benefit obligation	55	30	(42)	(25)

22     Other current liabilities

Other current liabilities are summarized as follows:

	2002	2003

Advances received from customers on orders not covered by work in process	116	119
Other taxes including social security premiums	290	292
Other short-term liabilities	285	238

Total	691	649

23     Short-term debt

	2002	2003

Short-term bank borrowings	352	317
Commercial paper	10	–
Other short-term loans	60	62
Current portion of long-term debt	195	1,305

Total	617	1,684

During 2003 the weighted average interest rate on the bank borrowings was 2.6% (2002: 4.2% and 2001: 5.5%).

In July 2002, Philips entered into a USD 3.5 billion revolving credit facility with a consortium of banks; this facility has not been drawn upon. The facility, which has a five-year maturity, replaced an existing USD 2.5 billion revolving credit facility which had been in place since July 1996 and was never drawn upon by the Company.

24     Long-term debt

							average	amount
							remaining	out-
	range of	average rate	amount	due in	due after	due after	term	standing
	interest rates	of interest	outstanding	2004	2004	2008	(in years)	2002

Eurobonds	4.3-8.8	6.0	4,125	1,112	3,013	751	4.6	5,201
USD bonds	7.3-8.4	7.7	519	111	408	192	8.3	762
USD putable bonds	7.1-7.2	7.2	213	–	213	–	2.8	256
Convertible debentures	1.1	1.1	155	11	144	34	3.8	145
Private financing	2.0-6.0	5.3	7	–	7	5	5.8	2
Bank borrowings	1.3-12.5	3.0	341	69	272	133	5.9	156
Liabilities arising from capital lease transactions	1.4-13.5	2.4	31	1	30	4	4.0	8
Other long-term debt	2.0-11.0	5.0	106	1	105	51	4.7	157

Total		5.9	5,497	1,305	4,192	1,170		6,687
Corresponding data previous year		5.8	6,687	195	6,492	3,096		6,775

The following amounts of long-term debt as of December 31, 2003 are due in the next five years:

2004	1,305
2005	602
2006	397
2007	236
2008	1,787

4,327
Corresponding amount previous year	3,591

The following table provides additional details regarding the outstanding bonds.

	December 31

Description	2002	2003

Unsecured Eurobonds
Due 7/30/04, 6 month Euribor + 0.625%
Callable date by Philips 7/30/03 (call was exercised on 7/30/03)	1,000	—
Due 7/30/04, 5 1/8%	1,000	1,000
Due 8/30/05, 4.31%	300	300
Due 5/16/08, 5 3/4%	1,500	1,500
Due 5/16/11, 6 1/8%	750	750
Other unsecured Eurobonds
Due 2004 - 2008, interest range: 7-8 3/4%	616	553
Fair value adjustments (derivatives), issued bond discount	35	22

	5,201	4,125
Unsecured USD bonds
Due 2004 - 2025, interest range: 7 1/4-8 3/8%	759	516
Fair value adjustments (derivatives), issued bond discount	3	3

	762	519
Unsecured USD dollar bonds, subject to put
Due 5/15/25, 7 1/8%, put date 5/15/07	98	81
Due 6/1/26, 7.2%, put date 6/1/06	158	132

	256	213

Philips has outstanding public bonds of EUR 4,857 million previously issued in USD or EUR (or DEM /FRF /NLG). Two of the USD bonds are ‘putable’ bonds. One USD 175 million issued (USD 103 million outstanding as of year-end 2003) at 7.125%, due 2025, subject to the option of each holder on May 15, 2007 to put the bond to Philips upon notice given to Philips between March 15 and April 15, 2007, and one USD 300 million issued (USD 166 million outstanding as of year-end 2003) at 7.20%, due 2026, subject to the option of each holder on June 1, 2006 to put the bond to Philips upon notice given to Philips between April 1 and May 1, 2006. Both bonds would be put to Philips at a redemption price equal to the principal amount, plus accrued interest to the date of redemption. Assuming that investors require repayment at the relevant put dates, the average remaining tenor of the total outstanding long-term debt at the end of 2003 was 4.9 years, compared to 4.2 years in 2002. However, assuming that the ‘putable’ bonds will be repaid at maturity, the average remaining tenor at the end of 2003 was 5.9 years, compared to 4.9 years at the end of 2002.

In the Netherlands, Philips issues personnel debentures with a 5-year right of conversion into common shares of Royal Philips Electronics. Personnel debentures which were issued after December 31, 1998 may not be converted within a period of 3 years after the date of issue. These personnel debentures are available to most employees and are purchased by them with their own funds. The personnel debentures are redeemable on demand, but in practice are considered to be a form of long-term financing. The personnel debentures become non-convertible debentures at the end of the conversion period, and they are reclassified to other long-term debt.

At December 31, 2003 an amount of EUR 155 million (2002: EUR 145 million) of personnel debentures was outstanding, with an average conversion price of EUR 23.52. The conversion price varies between EUR 16.81 and EUR 49.50, with various conversion periods ending between January 1, 2004 and December 31, 2008.

Secured liabilities

Certain portions of long-term and short-term debt have been secured by collateral as follows:

		collateral

	amount of	tangible
	the debt	fixed assets	other assets

Institutional financing	28	—	52
Other debts	1	2	—

Total	29	2	52
Previous year	20	40	13

25   Other non-current liabilities

Other non-current liabilities are summarized as follows:

	2002	2003

Accrued pension costs	352	389
Sale-and-lease-back deferred income	108	85
Income tax payable	114	78
Asset retirement obligations	—	26
Other liabilities	29	75

	603	653

26   Commitments and contingencies

The Company has a product supply agreement with Jabil Circuit Inc. Under the agreement, Jabil will provide design and engineering services, new product introduction, prototype and test services, procurement, PCB assembly, and final assembly and integration. Under the agreement, the Company is required to make minimum product purchases in accordance with the following schedule:

2004	1,040
2005	900
2006	900

The agreement provides that certain penalties may be charged to the Company, if the Company fails to satisfy the volume commitments.

Operating lease obligations

Long-term operating lease commitments totaled EUR 739 million in 2003 (2002: EUR 879 million). These leases expire at various dates during the next 20 years. The future payments that fall due in connection with these obligations are as follows:

2004	136
2005	124
2006	115
2007	84
2008	75
Later	205

The long-term operating leases are mainly related to the rental of buildings. A number of these leases originate from sale-and-lease-back arrangements. In 2003 there was one sale-and-operational-lease-back arrangement in Belgium for an aggregate amount of EUR 14 million. In 2002 the Company entered into two sale-and-operational-lease-back arrangements in the Netherlands for office buildings. These buildings were sold for an aggregate amount of EUR 166 million. In 2001 there were two sale-and-operational-lease-back arrangements for an aggregate amount of EUR 89 million, in the Netherlands and the USA. The lease-back rental periods are 9 years for the 2003 arrangement, 8 and 5 years for the arrangement entered into in 2002 and 10 and 20 years for the arrangement entered into in 2001. The Company has the option of extending each of the lease-back terms. The rental payments are fixed. The rental payments for 2003 totaled EUR 27 million (2002: EUR 26 million, 2001: EUR 0.2 million).

The remaining minimum payments are as follows:

2004	25
2005	23
2006	19
2007	14
2008	12
Later	57

The Company has subleases with total expected future revenues of EUR 34 million, as follows:

2004	8
2005	7
2006	7
2007	4
2008	4
Later	4

Guarantees

In the normal course of business, the Company issues certain guarantees.

The following guarantees were outstanding at December 31, 2003.

	expiration per period

	total amounts	less than
	committed	1 year	2-5 years	after 5 years

Guarantees unconsolidated companies/third parties	656	258	339	59
Stand-by letters of credit	274	–	274	–

Total	930	258	613	59

The guarantees are primarily issued with respect to debt obligations of unconsolidated companies in which Philips maintains a significant ownership. The two most significant guarantees relate to debt obligations (EUR 159 million) of LG.Philips Displays and SSMC.

A guarantee amounting to USD 200 million was issued to the financing parties for the facility agreement they issued to our unconsolidated joint venture LG.Philips Displays (LPD) for the amount of USD 2 billion. The guarantee was issued in May 2002 and expires on December 31, 2004 or earlier if the joint venture meets the covenants of the facility agreement. Under the guarantee the Company guarantees and shall pay, upon failure to pay by the joint venture, all principal, interest and fees payable by the joint venture, for an amount of USD 100 million, and agrees to indemnify and hold harmless the financing parties on demand from any loss in respect of principal, interest and fees payable by the joint venture under the facility agreement for an amount of USD 100 million.

In the fourth quarter of 2003, LPD breached certain covenants in its financing agreements. A refinancing package is currently being negotiated with the lenders of LPD. In the context of these negotiations both parents have indicated their willingness to contribute cash to increase the equity of LPD by USD 250 million by each parent. As part of the negotiations both parents have required that the existing guarantees will be released and replaced by a new guarantee of USD 50 million from each parent. A reduction in payment terms of USD 50 million by each parent on purchases from LPD is also part of the current negotiations. Additional financial support of USD 50 million has been provided by each parent in January 2004 which is also part of the negotiations. This will result in a permanent USD 100 million reduction in working capital financing needs for LPD during the life of the restructured bank debt. The financial restructuring of LPD is subject to agreement by Philips and all other parties involved.

The Company issued a guarantee amounting to Singapore Dollar 600 million (EUR 280 million) to the Economic Development Board of Singapore in 2000. This guarantee is related to their loan granted to our 48%-associate Systems on Silicon Manufacturing Co. (SSMC). The loan matures in 2005 at which time the guarantee will end. In accordance with FIN 46 ‘Consolidation of Variable Interest Entities’ SSMC has been identified as a VIE and will be consolidated in 2004. Accordingly, the guarantee will than be reported in the amount of guarantees granted for obligations of consolidated companies going forward.

The Company has posted a stand-by letter of credit of approximately USD 345 million (EUR 274 million), related to pending litigation with respect to claims made by Volumetrics Medical Imaging Inc. against a subsidiary of the Company.

Environmental Remediation

The Company and its subsidiaries are subject to environmental laws and regulations. Under these laws, the Company and/or its subsidiaries may be required to remediate the effects of the release or disposal of certain chemicals on the environment. In the United States, subsidiaries of the Company have been named as potentially responsible parties in state and federal proceedings for the clean-up of various sites, including Superfund sites. The Company applies the provisions of SOP 96-1, ‘Environmental Liabilities’, and SFAS No. 5, ‘Accounting for Contingencies’, and accrues for losses associated with environmental obligations when such losses are probable and reasonably estimatable.

Generally, the costs of future expenditures for environmental remediation obligations are not discounted to their present value since the amounts and the timing of related cash payments are not reliably determinable. Potential insurance recoveries are recognized when recoveries are deemed probable.

Litigation

Royal Philips Electronics and certain of its Group companies are involved as plaintiff or defendant in litigation relating to such matters as competition issues, commercial transactions, product liability, participations and environmental pollution. One pending litigation includes claims by Volumetrics Medical Imaging, Inc. relating to the decision of a Philips Ultrasound business not to collaborate with or acquire Volumetrics, a decision that occurred after the announcement of Philips Medical Systems’ acquisition of Agilent Technologies, Inc.’s Healthcare Solutions Group.

On January 22, 2003, a jury in North Carolina, USA, delivered a verdict of approximately USD 152 million against the Philips subsidiary which was confirmed by the trial judge on June 12, 2003. Because the trial judge granted the plaintiff’s motion to treble a component of the jury verdict and because the plaintiffs made an election of remedies, this resulted in the entry of a judgment for approximately USD 319 million plus interest. The Company does not believe that the facts of the case or the relevant legal principles support the decision because it believes, among other things, that (i) the plaintiff was not allowed by the relevant legal principles to rely on the subsidiary’s statements about the process of negotiations before there was an agreement between the parties and (ii) even if there were liability on the part of the subsidiary, the methodology for the valuation of damages employed by the plaintiff was materially flawed.

The Company is appealing the verdict and has posted in September 2003 a letter of credit supported by a stand-by credit facility for the amount of USD 345 million (EUR 274 million), which the Company believes would mitigate any effects on its liquidity if it were required to pay the amount of the judgment.

Following discussions with external and internal legal advisors, and given the large range of possible outcomes and the difficulties in estimating probable outcomes in a reliable manner, the Company determined that it was appropriate not to make an accrual for the Volumetrics case.

Another pending litigation includes both patent infringement claims, as well as commercial claims (e.g. false advertising and unfair competition, unfair and deceptive trade practices and tortuous interference) by Elbex Video, Ltd. against the Company relating to the former Philips’ Communication, Security and Imaging (CSI) business. Elbex requests recovery of USD 100 million in damages. Due to the fact that the CSI business has been divested, on the basis of its current knowledge, management cannot establish whether a loss is probable or reasonably possible and determined that it was appropriate not to make an accrual for this case.

Judicial proceedings are pending in the United States, relating primarily to the activities of a Philips subsidiary prior to 1981, involving allegations of personal injury relating to alleged asbestos exposure. The claims generally relate to asbestos used in the manufacture of unrelated companies’ products in the United States and frequently involve claims for substantial general and punitive damages.

At December 31, 2003, there were 1,081 cases pending, representing 2,753 claimants (compared to 499 cases representing 558 claimants pending at December 31, 2002, and approximately 50 cases pending at December 31, 2001). Most of the claims are in cases involving a number of defendants. Of the new claims filed against the subsidiary in 2003, an increased percentage of the cases included multiple claimants.

Many of the multiple claimant cases assert claims alleging less severe illnesses (i.e. non-malignancies).

While management believes there are meritorious defenses to these claims, certain of these cases have been settled for amounts management considered reasonable given the facts and circumstances of each case. A number of other cases have been dismissed. During 2003, 379 cases, representing 392 claimants were settled or dismissed.

In addition to the pending cases discussed above, a subsidiary of the Company was one of approximately 160 defendants initially named in a case involving 3,784 claimants filed in August 1995. Since the time the case was brought in 1995, neither the Company nor the subsidiary has been involved in any substantive activity in the case other than filing an answer to the complaint.

In accordance with SFAS No. 5, the Company accrues for loss contingencies when it is probable that a liability has been incurred and the amount of such loss contingency can be reasonably estimated. The Company has established the accrual for loss contingencies with respect to asbestos product liability based upon its recent settlement experience of similar types of claims, taking into consideration the alleged illnesses in pending cases. While the Company believes that this methodology provides a reasonable basis for estimating the loss, the actual resolution of each case will be based upon claimant-specific information, much of which is not available until shortly before the scheduled trial date. For filed claims at December 31, 2003, where the exact type and extent of the alleged illness is not yet known, the Company has established an accrual for loss contingencies based upon a ‘low end of the range’ estimate using the average settlement experience for claims alleging only less severe illnesses (i.e. non-malignancy). If it was determined that all of such claims alleged malignant diseases (which is unlikely since non-malignancies currently represent 65% of known alleged illnesses), management estimates that the maximum incremental exposure above the Company’s current provision for asbestos product liability would be approximately EUR 36 million (USD 45 million).

Although the Company believes it has a significant amount of insurance coverage for asbestos product liability, the subsidiary has recovered only minor amounts from its insurance carriers with respect to reimbursement of settled claims. In November 2002, the subsidiary filed a complaint against certain third party insurance carriers who had provided various types of product liability coverage. The Company is currently in discussions with certain of its insurance carriers regarding various coverage related issues and expects to reach a favorable resolution of the matter with certain of the carriers in 2004. The Company has not recognized a benefit for the expected reimbursement of asbestos claims and related defense costs from its insurance carriers.

Although the final outcome of matters in litigation cannot be determined due to a number of variables, after reviewing the proceedings that are currently pending (including the provisions made, number of cases and claimants, alleged illnesses, estimated probable outcomes, reasonably anticipated costs and expenses, and uncertainties regarding the availability and limits of insurance), management believes that the final outcome of any of the pending proceedings, or all of them combined, will not have a material adverse effect on the consolidated financial position or results of operations of the Company. The Company cannot reasonably predict the number of claims that may be asserted in the future. Accordingly, an accrual for loss contingencies has not been made for any unasserted claims. If the general trends towards (i) higher costs of resolving individual asbestos personal injury cases, (ii) increasing numbers of cases and claimants, or (iii) the naming of more peripheral defendants, such as the Company’s subsidiary in such cases continue, or if insurance coverage is ultimately less than anticipated, the Company’s consolidated financial position and results of operations could be materially and adversely affected.

27     Stockholders’ equity

Priority shares

There are ten priority shares, which are currently held by a foundation called the Dr. A.F. Philips-Stichting. The self-electing Board of the Dr. A.F. Philips-Stichting consists of the Chairman, the Vice-Chairman and the Secretary of the Supervisory Board, certain other members of the Supervisory Board and the President of the Company. The approval of the Meeting of Priority Shareholders is required for resolutions of the General Meeting of Shareholders of the Company regarding the issue of ordinary shares of the Company or rights to such shares, the cancellation of the shares, amendments to the Articles of Association, and the liquidation of the Company. The Supervisory Board of the Company and the Meeting of Priority Shareholders also make binding recommendations to the General Meeting of Shareholders for the appointment of the members of the Board of Management and the Supervisory Board of the Company, which can be overruled by a resolution of the General Meeting of Shareholders approved by a majority of at least 2/3 of the votes cast and representing more than half of the issued share capital.

Preference shares

The ‘Stichting Preferente Aandelen Philips’ has been granted the right to acquire preference shares in the Company. Such right has not been exercised.

Option rights/restricted shares

The Company has granted stock options on its common shares and rights to receive common shares in future (see note 32).

Treasury shares

Royal Philips Electronics’ shares which have been repurchased and are held in treasury for delivery upon exercise of options and convertible personnel debentures are accounted for in stockholders’ equity. Treasury shares are recorded at cost, representing the market price on the acquisition date. When issued, shares are removed from treasury stock on a FIFO basis. Any difference between the cost and the market value at the time treasury shares are issued, is recorded in capital in excess of par value.

In order to reduce potential dilution effects, a total of 43,904 shares were acquired during 2003 at an average market price of EUR 16.68 per share, totaling EUR 0.7 million, and a total of 4,752,111 shares were delivered at an average exercise price of EUR 10.96, totaling EUR 52 million.

A total of 35,384,262 shares were held by Group companies at December 31, 2003 (2002: 40,092,469 shares), acquired at an aggregate cost of EUR 1,256 million.

Retained earnings

A dividend of EUR 0.36 per common share will be proposed to the General Meeting of Shareholders.

28     Cash from derivatives

The Company has no trading derivatives. A total of EUR 391 million cash was generated by foreign exchange derivative contracts related to financing of subsidiaries. Cash flow from interest-related derivatives is part of cash flow from operating activities.

29     Proceeds from other non-current financial assets

The Company has no trading securities, nor a material amount of held-to-maturity securities. Available-for-sale securities are recorded under other non-current financial assets and include shares in Vivendi Universal, ASML, JDS Uniphase and GN Great Nordic.

In 2003, a portion of available-for-sale securities were sold and generated a cash inflow of EUR 272 million, consisting of ASML, JDS Uniphase and Vivendi Universal shares with a book value of EUR 126 million resulting in a gain of EUR 146 million, which is included in financial income and expenses in the income statement.

In 2002, some of the ASML shares were sold and generated a cash inflow of EUR 72 million. Moreover, in 2002, JDS Uniphase shares were received in connection with the sale and related earn-out of Philips Optoelectronics in 1998.

The cash inflow in 2001 mainly consisted of the redemption of redeemable preferred shares from LG Electronics for an amount of EUR 486 million.

30     Assets received in lieu of cash from the sale of businesses

Assets received in lieu of cash in 2003 consist of EUR 26 million representing a convertible debenture of Scansoft Inc. received in connection with the sale of Speech Processing Telephony and Voice Control businesses.

The 2002 amount of EUR 113 million consists of JDS Uniphase shares received in connection with the sale of and related earn-out of Philips Optoelectronics.

In 2001, it represents an amount of EUR 63 million not received in that year, but in the year thereafter, related to the sale of Philips Broadcast.

31     Related-party transactions

In the normal course of business, Philips purchases and sells goods and services to various related parties in which Philips holds a 50% or less equity interest. These transactions are generally conducted on an arm’s length basis with terms comparable to transactions with third parties. In 2003, purchases of goods and services from related parties totaled EUR 1,342 million, whereas sales of goods and services to related parties totaled EUR 263 million. At December 31, 2003, receivables from related parties were EUR 42 million; payables to related parties were EUR 237 million.

In November 2002, Picker Financial Group, an affiliate acquired in the Marconi acquisition in 2001, sold approximately EUR 140 million receivables to Philips Medical Capital, in which the Company has a 40% equity interest.

32     Stock-based compensation

The Company has granted stock options on its common shares and rights to receive common shares in the future (restricted share rights) to members of the Board of Management and other members of the Group Management Committee, Philips Executives and certain non-executives. The purpose of the stock-based compensation plans is to align the interests of management with those of shareholders by providing additional incentives to improve the Company’s performance on a long-term basis, thereby increasing shareholder value. Under the Company’s plans, options are granted at fair market value on the date of grant. Exercise of all options, the sale of shares acquired on exercise thereof and the sale of shares received under the restricted share rights program are restricted by the Company’s rules on insider trading.

In 2003, the Company issued restricted share rights that vest in equal annual installments over a three-year period. Restricted shares are Philips shares that the grantee will receive in three successive years, provided he/she is still with the Company on the respective delivery dates. If the grantee still holds the shares after three years from the delivery date, Philips will grant 20% additional (premium) shares, provided he/she is still with Philips.

In 2002 and 2003, the Company granted fixed stock options that expire after 10 years. Generally, the options vest after 3 years; however, a limited number of options granted to certain employees of acquired businesses contain accelerated vesting.

In prior years, fixed and variable (performance) options were issued with terms of five or ten years, vesting one to three years after grant.

The actual number of variable (performance) stock options granted in 2001 that are ultimately eligible to vest is dependent upon Total Shareholder Return of Philips, as defined in comparison with a peer group of multinationals over a three-year period. During the year it was determined that 25% of the variable (performance) options that were issued in 2001 will not be eligible for vesting in 2004.

In contrast to the year 2001 and certain prior years, when variable (performance) stock options were issued, the stock-based compensation grants for 2002 and 2003 already consider the performance of the Company versus a peer group of multinationals.

USD-denominated stock options and restricted share rights are granted to employees in the United States only.

Under the terms of employee stock purchase plans established by the Company in various countries, substantially all employees in those countries are eligible to purchase a limited number of shares of Philips stock at discounted prices through payroll withholdings, of which the maximum ranges from 8.5% to 10% of total salary. Generally, the discount provided to the employees is between the range of 10% to 20%. In the United States, the purchase price equals the lower of 85% of the closing price at the beginning or end of quarterly stock purchase periods. A total of 1,889,964 shares were sold in 2003 under the plan at an average price of EUR 18.46 (2002: 1,722,575 shares, at a price of EUR 23.69, 2001: 955,668 shares, at a price of EUR 24.29).

In the Netherlands, Philips issued personnel debentures with a 5-year right of conversion into common shares of Royal Philips Electronics. In 2003, 907,988 shares were issued in conjunction with conversions at an average price of EUR 15.41 (2002: 515,309 shares at an average price of EUR 14.52, 2001: 415,038 shares at an average price of EUR 9.08).

Prior to 2003, the Company accounted for stock-based compensation using the intrinsic value method, and the recognition and measurement provisions of APB Opinion No. 25, ‘Accounting for Stock Issued to Employees’, and related interpretations. Accordingly, no compensation has been recorded for the fixed stock options granted or for the US stock purchase plan. Compensation income of EUR 5 million in 2002 and expense of EUR 5 million in 2001 was recognized for the performance stock options granted.

Additionally, approximately EUR 1 million was recorded as an expense for shares purchased through certain compensatory stock purchase plans in 2002.

Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, ‘Accounting for Stock Based Compensation’, prospectively to all employer awards granted, modified, or settled after January 1, 2003. Please refer to stock-based compensation under accounting policies, for a reconciliation of reported and pro forma income (loss) of earnings per share. An expense of EUR 41 million was recorded in 2003 for stock-based compensation, including EUR 3 million related to the performance stock options issued in 2001. Since awards issued under the Company’s plans prior to 2003 generally vested over three years, the cost related to stock-based compensation included in the determination of net income for 2003 is less than that which would have been recognized if the fair value method had been applied to all outstanding awards.

Pro forma net income may not be representative of that to be expected in future years.

In accordance with SFAS No. 123, the fair value of stock options granted is required to be based upon a statistical option valuation model. Since the Company’s stock options are not traded on any exchange, employees can receive no value nor derive any benefit from holding these stock options without an increase in the market price of Philips’ stock. Such an increase in stock price would benefit all shareholders commensurately.

The fair value of the Company’s 2001, 2002 and 2003 option grants was estimated using a Black-Scholes option pricing model and the following weighted average assumptions:

	2001	2002	2003

	(EUR-denominated)
Risk-free interest rate	4.66%	4.70%	3.49%
Expected dividend yield	1.2%	1.2%	1.6%
Expected option life	5 yrs	5 yrs	5 yrs
Expected stock price volatility	49%	53%	56%

	2001	2002	2003

	(USD-denominated)
Risk-free interest rate	4.77%	4.65%	3.08%
Expected dividend yield	1.2%	1.2%	1.7%
Expected option life	5 yrs	5 yrs	5 yrs
Expected stock price volatility	49%	49%	51%

The assumptions were used for these calculations only and do not necessarily represent an indication of Management’s expectations of future developments.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company’s employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

The following table summarizes information about the stock options outstanding at December 31, 2003:

Fixed option plans

	options outstanding			options exercisable

			weighted
	number		average	number	weighted
	outstanding	exercise	remaining	exercisable	average exercise
	at Dec. 31,	price per	contractual	at Dec. 31,	price per
	2003	share	life (years)	2003	share

		(price in EUR)			(price in EUR)
1999	1,487,300	15.76 – 23.01	0.2	1,487,300	16.40
2000	3,200,175	42.02 – 53.75	6.3	3,200,175	43.48
2001	4,980,403	24.35 – 37.60	7.3	–
2002	9,951,505	17.19 – 34.78	8.2	–
2003	3,789,647	15.29 – 22.12	9.3	–

		(price in USD)			(price in USD)
1998	1,114,031	12.94 – 23.59	4.2	1,114,031	17.40
1999	1,753,671	22.24 – 31.09	5.4	1,753,671	23.05
2000	2,619,630	36.65 – 49.71	6.3	2,619,630	42.34
2001	4,765,256	22.12 – 34.50	7.4	830,150	26.92
2002	9,977,359	16.88 – 30.70	8.3	296,472	26.25
2003	3,544,162	16.41 – 25.91	9.3	–

	47,183,139			11,301,429

Variable plans

		(price in EUR)			(price in EUR)
2000	2,403,582	42.03 – 53.75	6.3	2,403,582	43.48
2001	3,446,290	24.35 – 37.60	7.2	–

		(price in USD)			(price in USD)
1995-1997	897,744	7.50 – 14.20	1.0	897,744	7.80
2000	1,957,310	36.65 – 49.71	6.3	1,957,310	42.35
2001	2,247,904	22.12 – 34.50	7.3	–

	10,952,830			5,258,636

A summary of the status of the Company’s stock option plans as of December 31, 2001, 2002 and 2003 and changes during the years then ended is presented below:

Fixed option plans

	2001		2002		2003

		weighted		weighted		weighted
		average		average		average
	shares	exercise	shares	exercise	shares	exercise

		(price in EUR)		(price in EUR)		(price in EUR)
Outstanding at the beginning of the year	12,305,150	22.75	16,091,485	27.20	23,292,110	30.76
Granted	5,282,385	33.22	10,511,828	31.95	3,835,088	16.87
Exercised	(1,330,000)	9.82	(2,172,300)	12.86	(1,422,000)	15.57
Forfeited	(166,050)	27.46	(1,138,903)	25.67	(2,296,168)	20.84

Outstanding at the end of the year	16,091,485	27.20	23,292,110	30.76	23,409,030	30.37
Weighted average fair value of options granted during the year in EUR	14.75		14.90		7.68

		(price in USD)		(price in USD)		(price in USD)
Outstanding at the beginning of the year	7,865,003	31.17	13,009,155	29.14	22,602,531	29.34
Granted	6,261,103	26.99	11,697,253	29.58	3,687,757	18.22
Exercised	(183,325)	19.21	(325,688)	19.58	(288,227)	20.35
Forfeited	(933,626)	33.71	(1,778,189)	31.26	(2,227,952)	29.63

Outstanding at the end of the year	13,009,155	29.14	22,602,531	29.34	23,774,109	27.70
Weighted average fair value of options granted during the year in USD	11.90		13.01		7.54

Variable plans

		weighted		weighted		weighted
		average		average		average
	shares	exercise	shares	exercise	shares	exercise

		(price in EUR)		(price in EUR)		(price in EUR)
Outstanding at the beginning of the year	3,426,350	43.53	8,256,085	37.87	7,211,422	37.20
Granted	4,899,485	33.91	–	–	–	–
Exercised	–	–	–	–	–	–
Forfeited	(69,750)	37.55	(224,138)	38.67	(213,536)	36.74
Canceled *	–	–	(820,525)	–	(1,148,014)	33.97

Outstanding at the end of the year	8,256,085	37.87	7,211,422	37.20	5,849,872	37.86
Weighted average fair value of options granted during the year in EUR	14.75		not applicable		not applicable

		(price in USD)		(price in USD)		(price in USD)
Outstanding at the beginning of the year	5,363,954	31.97	8,784,189	29.48	6,774,686	33.15
Granted	4,225,903	26.97	–	–	–	–
Exercised	(72,262)	6.54	(328,348)	4.47	(222,528)	7.87
Forfeited	(733,406)	35.36	(956,990)	34.43	(699,898)	30.05
Canceled *	–	–	(724,165)	–	(749,302)	27.11

Outstanding at the end of the year	8,784,189	29.48	6,774,686	33.15	5,102,958	29.56
Weighted average fair value of options granted during the year in USD	11.90		not applicable		not applicable

*	During 2002 it was determined that 75% of the 2000 performance stock options will be eligible for vesting in 2003; during 2003 it was determined that 75% of the 2001 performance stock options will be eligible for vesting in 2004

A summary of the status of the Company’s restricted share rights plan as of December 31, 2003 and changes during the year is presented below:

Restricted share rights *

	EUR-	USD-
	denominated	denominated
	shares	shares

Outstanding at the beginning of the year	—	—
Granted	1,262,774	1,200,738
Forfeited	(15,147)	(47,865)

Outstanding at the end of the year	1,247,627	1,152,873
Weighted average fair value at grant date	EUR 16.53	USD 17.84

*	excludes incremental shares that may be received if shares awarded under the restricted share rights plan are not sold for a three-year period

33     Information on remuneration of the individual members of the Board of Management and the Supervisory Board

Remuneration

Board of Management

Remuneration and pension charges relating to the members of the Board of Management amounted to EUR 4,937,572 (2002: EUR 3,984,436, 2001: EUR 3,043,533). In 2003, an additional amount of EUR 551,691 (2002: EUR 298,258) was paid in the form of other compensation. When pension rights are granted to (former) members of the Board of Management, necessary payments (if insured) and all necessary provisions are made (also for the self-administered pensions) in accordance with the applicable accounting principles.

In 2003, no (additional) pension benefits were granted to former members of the Board of Management.

In 2003, the present members of the Board of Management were granted 167,220 stock option rights (2002: 489,600 stock option rights, 2001: 360,000 stock option rights) and 55,740 restricted share rights. At year-end 2003, the members of the Board of Management held 1,133,360 stock option rights (year-end 2002: 1,410,940) at a weighted average exercise price of EUR 28.79 (year-end 2002: EUR 30.06).

The remuneration in euros of the individual members of the Board of Management was as follows:

	2003

		annual		other
	salary	incentive*	total cash	compensation6) 10)

G.J. Kleisterlee	956,250	229,640	1,185,890	217,451
J.H.M. Hommen8)	786,250	187,213	973,463	244,835
G.H.A. Dutiné4)	503,750	158,000	661,750	66,694
A. Huijser4)	487,500	93,944	581,444	17,050
A.P.M. van der Poel9)	214,940	179,518	394,458	5,661
J.W. Wybrow11)	—	44,271	44,271	—

Total	2,948,690	892,586	3,841,276	551,691

	2002

		annual		other
	salary	incentive*	total cash	compensation6)

G.J. Kleisterlee	807,069	—	807,069	25,576
J.H.M. Hommen	672,573	—	672,573	28,643
G.H.A. Dutiné4), 7)	375,000	—	375,000	208,686
A. Huijser4)	337,500	—	337,500	12,692
A.P.M. van der Poel	642,439	—	642,439	17,231
J.W. Whybrow5)	158,823	149,802	308,625	5,430

Total	2,993,404	149,802	3,143,206	298,258

	2001

		annual
	salary	incentive*	total cash

G.J. Kleisterlee1)	721,775	248,520	970,295
J.H.M. Hommen	635,292	370,625	1,005,917
A.P.M. van der Poel	635,292	355,310	990,602
J.W. Whybrow	635,292	354,927	990,219
C. Boonstra2)	313,826	562,687	876,513
A. Baan3)	153,349	79,638	232,987

Total	3,094,826	1,971,707	5,066,533

*	The annual incentives paid are related to the level of performance achieved in the previous year.

1)	Annual incentive figures 2001 relate to period April-December 2000.

2)	Salary figures 2001 relate to period January-April 2001.

3)	Salary figures 2001 relate to period January-March 2001.

4)	Salary figures 2002 relate to period April-December 2002, annual incentive figures 2003 relate to period April-December 2002.

5)	Salary figures 2002 relate to period January-March 2002.

6)	The Company paid social security premiums totaling EUR 16,003 (EUR 3,693 per person per year) in 2003. The stated amounts concern (share of) allowances to members of the Board of Management that can be considered as remuneration. In a situation where such a share of an allowance can be considered as (indirect) remuneration (for example, private use of the company car), then this share is both valued and accounted for here. The method employed by the fiscal authorities in the Netherlands is the starting point for the value stated.

7)	Includes relocation and school costs for Mr Dutiné and his family: EUR 185,237.

8)	Other compensation figures includes relocation costs of EUR 155,631 resulting from contract of employment dated April 1997.

9)	Salary figures 2003 relate to period January-April 2003.

10)	In 2003 including gross costs of an apartment provided by Philips.

11)	Annual incentive figure 2003 relates to period January-March 2002.

The tables below give an overview of the interests of the members of the Board of Management under the stock option plans and the restricted share plans respectively of Royal Philips Electronics:

	number of options							amounts in euros

									share
	as of		granted	exercised		as of			price on
	Jan. 1,		during	during		Dec. 31,		exercise	exercise	expiry
	2003		2003	2003	cancellede)	2003		price	date	date

G.J. Kleisterlee	12,000	b)				–	d)	16.66		12.02.2003
	60,000	b)				60,000	b)	15.97		11.02.2004
	52,500	b)				52,500	b)	42.24		17.02.2010
	120,000	a)			15,000	105,000		37.60		08.02.2011
	115,200					115,200		30.17		07.02.2012
	–		52,803			52,803		16.77		15.04.2013
J.H.M. Hommen	80,000					–	d)	17.10		12.02.2003
	80,000					80,000		16.41		11.02.2004
	70,000					70,000		42.24		17.02.2010
	80,000	a)			10,000	70,000		37.60		08.02.2011
	96,000					96,000		30.17		07.02.2012
	–		44,001			44,001		16.77		15.04.2013
G.H.A. Dutiné	124,800	b/c)				124,800	b/c)	30.17		07.02.2012
	–		35,208			35,208		16.77		15.04.2013
A. Huijser	21,840	b)				21,840	b)	8.22		21.12.2004
	16,000	b)				–	d)	16.45		12.02.2003
	24,000	b)				24,000	b)	15.76		11.02.2004
	35,000	b)				35,000	b)	42.03		17.02.2010
	40,000	a/b)			5,000	35,000	b)	37.60		08.02.2011
	76,800					76,800		30.17		07.02.2012
	–		35,208			35,208		16.77		15.04.2013

Total	1,104,140		167,220	—	30,000	1,133,360

a)	50% fixed options and 50% performance-related options

b)	awarded before date of appointment as a member of the Board of Management

c)	partly sign-on bonus

d)	not exercised and option period ended (options forfeited)

e)	during the year it was determined that 75% of the 2001 performance-related stock options will be eligible for vesting in 2004

The Supervisory Board and the Board of Management have decided to adjust upwards the exercise price of all options granted to, but not yet exercised by, members of the Board of Management as of May 29, 1999 by EUR 0.437 and as of July 31, 2000 by EUR 0.21 per common share in connection with the 8% share reduction program and the 3% share reduction program effected mid-1999 and mid-2000 respectively. This increase is incorporated in the table above.

	number of restricted share rights

	as of	granted	delivered	as of	potential
	Jan. 1,	during	during	Dec. 31,	premium
	2003	2003	2003	2003	shares

G.J. Kleisterlee	—	17,601	—	17,601	3,522
J.H.M. Hommen	—	14,667	—	14,667	2,934
G.H.A. Dutiné	—	11,736	—	11,736	2,349
A. Huijser	—	11,736	—	11,736	2,349

Total	—	55,740	—	55,740	11,154

The total pension charges of the members of the Board of Management in 2003 amount to EUR 1,096,296 (pension charge in 2002: 841,230 and pension credit in 2001 of EUR 2,023,000 respectively).

The vested pension benefits and relevant pension indicators of individual members of the Board of Management are as follows (in euros):

				accumulated
			increase	annual pension		pension	pension
	age at	ultimate	in accrued	as at		premium 2003	premium 2003		pension
	December 31,	retirement	pension	December 31,		paid by	paid by		charges
	2003	age	during 2003	2003		employer1)	employee		20032)

G.J. Kleisterlee	57	62	109,400	523,892		—	55,298		207,515
J.H.M. Hommen	60	62	87,598	137,895	3)	181,653	8,879	4)	479,157	5)
G.H.A. Dutiné	51	62	18,680	28,175	3)	59,494	31,951		243,817	5)
A. Huijser	57	62	38,072	286,348		—	27,173		111,626

Total									1,042,115	6)

1)	Due to pension premium holiday no contribution was made, except for the special pension arrangements regarding Messrs Hommen and Dutiné (see note 3).

2)	The increase in the Net Periodic Pension Costs of Messrs Kleisterlee and Huijser is predominantly caused by salary increases, increasing interest rates and lagging investment returns. The latter effect is less pronounced for Messrs Hommen and Dutiné since part of their vested but unfunded pension entitlements have been transferred to the pension fund only at the end of 2003 (see note 5).

3)	Including vested entitlements following from special pension arrangements that have been transferred to the Dutch Philips Pension Fund at the end of 2003 (Mr Hommen: EUR 70,598 and Mr Dutiné: EUR 7,924).

4)	Mr Hommen for the period January-April 2003. Reaching the age of 60 means employee does not have to pay employee contribution any longer.

5)	Relatively high pension charges due to unfunded pension rights that were granted at the start of the employment to compensate for the loss of unvested pension rights with the former employer and that have been transferred to the Dutch Philips Pension Fund at the end of 2003.

6)	Mr van der Poel for the period January-April 2003 (EUR 54,181) not included.

See note 32 to the financial statements for further information on stock options.

Supervisory Board

The remuneration of the members of the Supervisory Board amounted to EUR 399,328 (2002: EUR 310,840, 2001: EUR 331,260); former members received no remuneration.

The annual remuneration for individual members is EUR 40,840 and for the Chairman EUR 74,874. Additionally, the membership of committees of the Supervisory Board is compensated by an amount of EUR 4,538 per year per committee. At year-end 2003, the present members of the Supervisory Board held no stock options.

The individual members of the Supervisory Board received, by virtue of the positions they held, the following remuneration (in euros):

	2003

	membership	committees	total

L.C. van Wachem	74,874	9,076	83,950
W. de Kleuver	40,840	9,076	49,916
L. Schweitzer	40,840	—	40,840
R. Greenbury	40,840	4,538	45,378
J.M. Hessels	40,840	4,538	45,378
K.A.L.M. van Miert	40,840	4,538	45,378
C.J. van Lede (April-December)	40,840	3,404	44,244
J.M. Thompson (April-December)	40,840	3,404	44,244

	360,754	38,574	399,328

	2002

	member-
	ship	committees	total

L.C. van Wachem	74,874	9,076	83,950
W. de Kleuver	40,840	9,076	49,916
L. Schweitzer	40,840	—	40,840
R. Greenbury	40,840	4,538	45,378
J.M. Hessels	40,840	4,538	45,378
K.A.L.M. van Miert	40,840	4,538	45,378

	279,074	31,766	310,840

	2001

	member-
	ship	committees	total

L.C. van Wachem	74,874	9,076	83,950
W. de Kleuver	40,840	9,076	49,916
W. Hilger (January-March)	20,420	2,269	22,689
L. Schweitzer	40,840	—	40,840
R. Greenbury	40,840	4,538	45,378
J.M. Hessels	40,840	4,538	45,378
K.A.L.M. van Miert	40,840	2,269	43,109

	299,494	31,766	331,260

Supervisory Board members’ and Board of Management members’ interests in Philips shares

Members of the Supervisory Board and of the Board of Management are not allowed to take any interests in derivative Philips securities.

	number of shares

	as of	as of
	December 31,	December 31,
	2002	2003

L.C. van Wachem	17,848	17,848
W. de Kleuver	4,131	4,131
L. Schweitzer	1,070	1,070
J.M. Thompson	—	1,000
G.J. Kleisterlee	41,137	41,137
J.H.M. Hommen	314,131	317,295
A. Huijser	25,227	25,288

34     Financial instruments and risks

Currency fluctuations may impact Philips’ financial results. Furthermore, Philips is exposed to interest rate risk, equity price risk, commodity price risk, credit risk and country risk.

The Company does not purchase or hold derivative financial instruments for trading purposes.

Currency risk

The Company has a structural currency mismatch between costs and revenues, as a substantial proportion of its production, administration and research & development costs is denominated in euros, while a substantial proportion of its revenues is denominated in US dollars. Consequently, fluctuations in the exchange rate of the US dollar against the euro can have a material impact on Philips’ financial results. In particular, a relatively weak US dollar during any reporting period will reduce Philips’ income from operations, while a stronger US dollar will improve it.

The Company is exposed to currency risk in the following areas:

•	transaction exposures, such as forecasted sales and purchases and receivables/payables resulting from such transactions;

•	translation exposure of net income in foreign entities;

•	translation exposure of investments in foreign entities;

•	exposure of non-functional-currency-denominated debt;

•	exposure of non-functional-currency-denominated equity investments.

All businesses must identify and measure their exposures from material transactions denominated in currencies other than their own functional currency. It is Philips’ policy that significant transaction exposures are hedged by the businesses. The Philips policy requires committed foreign currency exposures to be hedged fully using forwards. Anticipated transactions are hedged using forwards or options or a combination thereof. The policy for the hedging of anticipated exposures specifying the use of forwards/options and the hedge tenor varies per business and is a function of the ability to forecast cashflows and the way in which the businesses can adapt to changed levels of foreign exchange rates. Generally, the maximum tenor of these hedges is less than 18 months.

The Company does not hedge the exposure arising from translation exposure of net income in foreign entities.

Translation exposure of equity invested in consolidated foreign entities financed by equity is in general not hedged. If a hedge is entered into, it is accounted for as a net investment hedge.

Intercompany loans of the Company to its subsidiaries are generally provided in the functional currency of the borrowing entity. The currency of the external funding of the Company is matched with the required financing of subsidiaries either directly by external foreign currency loans, or by using foreign exchange swaps. In this way the translation exposure of investments in foreign entities financed by debt is hedged. Philips does not currently hedge the foreign exchange exposure arising from unconsolidated equity investments.

The Company uses foreign exchange derivatives to manage its currency risk. The inherent risk related to the use of these derivatives is outlined below.

The US dollar and related currencies, i.e. the Chinese renminbi and the Hong Kong dollar account for a high percentage of the foreign exchange derivatives of the Company. Apart from that, the Company has significant derivatives outstanding related to the pound sterling. An instantaneous 10% increase of the euro against the US dollar and the pound sterling from their levels at December 31, 2003, with all other variables held constant, would result in the following changes in the fair value of the Company’s financial derivatives.

	Sensitivity to a 10%
	increase in the euro versus
	the US dollar, the Hong	Sensitivity to a 10%
	Kong dollar and the	increase of the euro versus
	Chinese renminbi	the pound sterling

Derivatives related to transactions	57	22
Derivatives related to translation exposure in foreign entities financed by debt	190	–
Derivatives related to translation exposure in foreign entities financed by equity	49	–
Derivatives related to external debt	–	–

Total	296	22

A 10% move in the euro versus other currencies has an impact of less than EUR 20 million on the value of derivatives.

The derivatives related to transactions are for hedge accounting purposes split into hedges of accounts receivable/payable and forecasted sales and purchases. Changes in the value of foreign currency accounts receivable/payable as well as the changes in the fair value of the hedges of accounts receivable/payable are reported in the income statement. Forecasted transactions are not yet recorded in the accounts of the Company. Therefore the hedges related to these forecasted transactions are recorded as cash flow hedges. The results from such hedges are deferred in equity. Currently a profit of EUR 40 million before taxes is deferred in equity as a result of these hedges. The result deferred in equity will mostly be released to the income statement in 2004 at the time when the related hedged transactions affect the income statement.

The change in fair value of the hedges of transactions in case of a 10% appreciation in the euro versus the US dollar can be further split as follows:

Sensitivity to a 10% increase in the euro versus the US dollar,	Maturity	Maturity	Maturity
the Hong Kong dollar and the Chinese renminbi	0-6 months	6-12 months	> 12 months

Change in fair value of forwards	24	22	2
Change in fair value of options	4	4	1

	Maturity	Maturity	Maturity
Sensitivity to a 10% increase in the euro versus the pound sterling	0-6months	6-12months	> 12 months

Change in fair value of forwards	17	5	–

During 2003 a profit of EUR 3 million was recorded in the income statement as a result of ineffectiveness of transaction hedges.

Changes in the fair value of hedges related to translation exposure of investments in foreign entities financed by debt are recognized in the income statement. The changes in the fair value of these hedges related to foreign exchange movements are offset by changes in the fair value of the hedged items in the income statement.

The Company recorded a profit of EUR 40 million before taxes in cumulative translation adjustment as a result of a net investment hedge of an investment in a foreign subsidiary. A loss of EUR 1 million was booked to the income statement as a result of ineffectiveness of the hedge.

Interest rate risk

At year-end 2003, Philips had a ratio of fixed-rate long-term debt to total outstanding debt of approximately 69%, compared to 73% one year earlier. At year-end the Company held EUR 3,072 million in cash and short-term deposits and EUR 1,841 million of floating debt.

The Company has in the past partially hedged the interest rate risk inherent in the external debt. As of year-end 2003, there was one interest rate swap outstanding, on which the Company received fixed interest of EUR 14 million. The results on this interest rate swap are recognized in the income statement.

Certain interest rate hedges related to bonds were unwound during 2003. The fair value adjustments to the bonds will be amortized to the income statement based on the recalculated effective yield. In 2004 we expect to release a gain of EUR 11 million. No results were released to the income statement as a result of ineffectiveness of interest rate hedges in 2003.

As of December 31, 2003 the majority of debt consisted of bonds. Of the EUR 4,192 million of long-term debt, 5% consisted of bonds with a so-called ‘embedded put’ feature, which allows the investor to ask for redemption of the bonds in one specific date prior to their final maturity date.

A sensitivity analysis shows that if long-term interest rates were to decrease instantaneously by 1% from their level of December 31, 2003, with all other variables (including foreign exchange rates) held constant, the fair value of the long-term debt would increase by EUR 211 million. This increase is based on the assumption that the ‘putable’ bonds will be repaid at their final maturity date. If the bondholders required payment at their respective put dates and there was an increase in interest rates by 1%, this would reduce the market value of the long-term debt by EUR 191 million.

If interest rates were to increase instantaneously by 1% from their level of December 31, 2003, with all other variables held constant, the net interest expense would decrease by approximately EUR 12 million in 2004 due to the significant cash position of the Company. This impact is based on the outstanding position at year-end.

Other financial risks

Other financial risks include liquidity risk, equity price risk, commodity price risk, credit risk and country risk.

Liquidity risk

The rating of the Company’s debt by major rating services may improve or deteriorate. As a result, the Company’s borrowing capacity may be influenced and its financing costs may fluctuate. The EUR 3,072 million in cash and short-term deposits and the USD 3,500 million stand-by facility mitigate the liquidity risk for the Company.

Equity price risk

Philips is a shareholder in several publicly listed companies such as TSMC, Atos Origin, ASML, FEI, Vivendi Universal, JDS Uniphase and GN Great Nordic. As a result, Philips is exposed to the equity price risk through movements in the share prices of these companies. The aggregate market value of all these equity investments amounted to approximately EUR 8,290 million at year-end 2003 (2002: 6,798 million)

Commodity price risk

The Company is a purchaser of certain base metals (such as copper), precious metals and energy. The Company hedges certain commodity price risks using derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity price volatility. The commodity price derivatives that the Company enters into are concluded as cash flow hedges to offset forecasted purchases. A 10% increase in the market price of all commodities would increase the fair value of the derivatives by EUR 1 million.

Credit risks

Credit risk represents the loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. As of December 31, 2003, there are no customers with significant outstanding receivables. To reduce exposure to credit risk, the Company performs ongoing credit evaluations of the financial condition of its customers and adjusts payment terms and credit limits when appropriate.

The Company invests available cash and cash equivalents with various financial institutions. The Company is also exposed to credit risks in the event of non-performance by counterparties with respect to derivative financial instruments.

The Company measures on a daily basis the potential loss under certain stress scenarios should a financial counterparty default. These worst-case scenario losses are monitored and limited by the Company. As of December 31, 2003 the Company had credit risk exceeding EUR 25 million to the following number of counterparties:

	25-100	100-500
Credit risk in EUR	million	million	> 500 million

AAA rated bank counterparties		1	1
AAA rated money market funds	2
AA rated bank counterparties	2	9
A rated bank counterparties	1
Lower rated bank counterparties in China	2

The Company does not enter into any derivative financial instruments to protect against default of financial counterparties. However, where possible the Company requires all financial counterparties with whom it deals in derivative transactions to complete legally enforceable netting agreements under an ISDA (International Swap Dealers Association) master agreement or otherwise prior to trading and, whenever possible, to have a strong credit rating from Standard & Poor’s and Moody’s Investor Services. Wherever possible, cash is invested and financial transactions are concluded with financial institutions with strong credit ratings.

Country risk

The Company is exposed to country risk by the very nature of running a global business. The country risk per country is defined as the sum of equity of all subsidiaries and associated companies in country cross-border transactions, such as intercompany loans, guarantees (unless country risk is explicitly excluded in the guarantee), accounts receivable from third parties and intercompany accounts receivable. The country risk is monitored on a regular basis.

As of December 31, 2003 the Company had country risk exceeding EUR 500 million in each of the following countries: the Netherlands, Germany, Belgium, France, the United States, South Korea and Taiwan.

The degree of risk of a country is taken into account when new investments are considered. The Company does not, however, enter into derivative financial instruments to hedge country risk.

Other insurable risks

The Philips Group is covered for a range of different kinds of losses by global insurance policies. There are 7 policies:

Property Damage, Business Interruption, Liability, Transport, Directors and Officers Liability, Employment Practice Liability, Crime and Aviation Products Liability.

To lower exposures and to avoid potential losses, Philips has a worldwide Risk Engineering program in place. The main focus is on the business risks, which also include interdependencies. Sites of Philips, but also a limited number of sites of third parties, are inspected on a regular basis by the Risk Engineering personnel of the Insurer. Inspections are carried out against predefined Risk Engineering standards which are agreed between Philips and the Insurers.

Recommendations are made in a Risk Management report and are reviewed centrally. This is the basis for decision-making by the local management of the business, as to which recommendations will be implemented.

For all policies, deductibles are in place which vary from EUR 45,000 to EUR 500,000 per occurrence and this variance is designed to differentiate between the existing risk categories within the Group. Above this first layer of working deductibles, Philips has a re-insurance captive, which retains for business losses EUR 10 million per occurrence and EUR 30 million in the aggregate per year.

Fair value of financial assets and liabilities

The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methods. The estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange or the value that will ultimately be realized by the Company upon maturity or disposal. Additionally, because of the variety of valuation techniques permitted under SFAS No. 107, ‘Disclosures about Fair Value of Financial Instruments’, comparisons of fair values between entities may not be meaningful. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

	December 31, 2002		December 31, 2003

	carrying	estimated	carrying	estimated
	amount	fair value	amount	fair value

Assets:
Cash and cash equivalents	1,858	1,858	3,072	3,072
Accounts receivable — current	5,068	5,068	4,628	4,628
Other financial assets	1,306	1,306	1,213	1,213
Accounts receivable — non-current	219	195	218	194
Derivative instruments	176	176	275	275
Liabilities:
Accounts payable	(3,228)	(3,228)	(3,205)	(3,205)
Debt	(7,109)	(7,443)	(5,876)	(6,181)

The following methods and assumptions were used to estimate the fair value of financial instruments:

Cash, accounts receivable and accounts payable

The carrying amounts approximate fair value because of the short maturity of these instruments.

Cash equivalents

The fair value is based on the estimated market value.

Other financial assets

For other financial assets, fair value is based upon the estimated market prices.

Debt

The fair value is estimated on the basis of the quoted market prices for certain issues, or on the basis of discounted cash flow analyses based upon Philips’ incremental borrowing rates for similar types of borrowing arrangements with comparable terms and maturities.

35   Information relating to product sectors and main countries

Philips’ internal organization and internal reporting structure is organized in compliance with SFAS No. 131. As a result, the following product sectors are distinguished as reportable segments: Lighting, Consumer Electronics, Domestic Appliances and Personal Care, Semiconductors, Medical Systems and Miscellaneous.

Last year, the Company announced that the Components division would be dissolved as from 2003. Part of the division’s activities have been moved to Semiconductors (Mobile Display Systems and the telecom speakers activity). Another part has been moved to Consumer Electronics (LCD TV, multimedia projectors, LCoS TV, wireless connectivity modules and parts of remote control systems). The Optical Storage business was restructured and transferred to the Miscellaneous sector. The remaining activities have been transferred to the Corporate Investments group (in the Miscellaneous sector) for potential sale or merger.

Furthermore, the activities belonging to Digital Networks have been relocated to the Consumer Electronics sector and partly to the Miscellaneous sector from 2003 onwards.

Lighting

Philips is the leader in the world lighting market. The division consists of four lines of business — Lamps, Luminaires, Lighting Electronics and Automotive & Special Lighting. A wide variety of applications are served by a full range of lamps, fixtures, ballasts and lighting electronics. Philips Lighting, along with Lumileds Lighting, the joint venture with Agilent Technologies, is spearheading the development of new applications using LED technology, both in the home and in the wider outside environment.

Consumer Electronics

This division is a global leader in connected displays, home entertainment hubs and networks, and mobile infotainment. The product range includes widescreen and Flat TVs, monitors, optical disc products including DVD recorders and Super Audio CD, set-top boxes and web-enabled products, audio products such as portable audio players and mini and micro audio systems, PC peripherals such as DVD+RW data drives, and personal communication products including cellular phones and DECT phones.

Domestic Appliances and Personal Care

This division markets a wide range of products in the following areas: shaving & beauty (shavers, trimmers, etc.), oral healthcare (electric toothbrushes), home environment care (vacuum cleaners, air cleaners, steam irons, fans, etc.) and food & beverage (mixers, coffee makers, toasters, etc.).

Semiconductors

Philips Semiconductors ranks among the world’s top ten semiconductor manufacturers. As a leading provider of silicon solutions, it focuses on ‘Connected Consumer’ applications and serves the consumer, communications, automotive and computing markets.

Medical Systems

Philips Medical Systems is one of the world’s leading suppliers of medical imaging modalities and patient monitoring systems. Philips Medical Systems holds global No. 1 or 2 positions in most of the markets it serves. The product range includes best-in-class technologies in X-ray, ultrasound, magnetic resonance, computed tomography, nuclear medicine, positron emission tomography, patient monitoring, resuscitation products and healthcare information management, as well as a comprehensive range of customer support services.

Miscellaneous

This sector comprises various activities and businesses not belonging to a product sector. It consists of four groups of activities: the central research and technology centers (such as Philips Research, Intellectual Property and Standards, Philips Centre for Industrial Technology and Philips Design), Corporate Investments (such as Assembléon, Philips Enabling Technologies Group (PETG), Shared Service Centers and other activities. NavTech was consolidated for the first time in 2001 and included in the Miscellaneous sector. Until its deconsolidation in May 2001 FEI Company was included in the consolidated figures of the Miscellaneous sector. Also included are some remaining former businesses from other sectors and the equity investments in Atos Origin, LG.Philips Displays and LG.Philips LCD.

Unallocated

Unallocated includes general and administrative expenses in the corporate center and the regional and country organizations.

The sales volumes of the various business activities and the associated income from operations by product sector and by geographic area are set forth in the following tables. Segment revenues represent the total of sales to third parties (‘sales’) and sales of products and services between the product sectors (‘intersegment revenues’).

Included in segment revenues by geographic area is the total revenue from worldwide sales to third parties and unconsolidated companies by consolidated companies located within that geographic area (‘sales’), as well as the total value of sales to consolidated companies in other geographic areas (‘interregional revenues’).

The transfer prices charged for all intersegment (including interregional) sales are based on the arm’s length principle as set forth in internationally accepted transfer pricing policies and guidelines.

Product sectors

	2003

					results
	sales (to		income	as a % of	relating to
	third	segment	(loss) from	segment	unconsolidated
	parties)	revenues	operations	revenues	companies

Lighting	4,522	4,548	577	12.7	4
Consumer Electronics	9,188	9,271	248	2.7	1
DAP	2,131	2,149	398	18.5	—
Semiconductors	4,988	5,159	(342)	(6.6)	882
Medical Systems	5,990	6,006	431	7.2	(2)
Miscellaneous	2,218	3,041	(263)	(8.6)	(372)
Unallocated	—	—	(561)		(7)

Total	29,037	30,174	488		506
Intersegment revenues		(1,137)

Sales		29,037
Income from operations as a % of sales			1.7

	2002

Lighting	4,845	4,873	602	12.4	(23)
Consumer Electronics	9,855	9,916	208	2.1	—
DAP	2,273	2,294	401	17.5	—
Semiconductors	5,032	5,482	(524)	(9.6)	75
Medical Systems	6,844	6,855	309	4.5	(44)
Miscellaneous	2,971	3,578	(246)	(6.9)	(1,355)
Unallocated	—	—	(330)		1

Total	31,820	32,998	420		(1,346)
Intersegment revenues		(1,178)

Sales		31,820
Income from operations as a % of sales			1.3

	2001

Lighting	5,083	5,122	582	11.4	(13)
Consumer Electronics	10,633	10,789	(585)	(5.4)	—
DAP	2,224	2,246	334	14.9	—
Semiconductors	5,094	5,661	(716)	(12.6)	(118)
Medical Systems	4,834	4,836	(163)	(3.4)	1
Miscellaneous	4,471	5,537	(726)	(13.1)	(474)
Unallocated	—	—	(121)		(4)

Total	32,339	34,191	(1,395)		(608)
Intersegment revenues		(1,852)

Sales		32,339
Income from operations as a % of sales			(4.3)

Product sectors

	2003

		net	total
	total	operating	liabilities	long-lived	capital
	assets	capital	excl. debt	assets	expenditures	depreciation

Lighting	2,341	1,521	801	1,167	174	194
Consumer Electronics	2,370	(82)	2,432	249	87	105
DAP	840	464	376	450	89	85
Semiconductors	5,777	2,676	1,147	2,370	300	888
Medical Systems	5,420	3,671	1,708	3,246	104	93
Miscellaneous	4,526	150	1,634	945	224	145
Unallocated	7,726	(329)	1,931	217	2	9

Total	29,000	8,071	10,029	8,644	980	1,519

	2002

Lighting	2,608	1,723	866	1,290	183	180
Consumer Electronics	2,609	46	2,544	323	107	165
DAP	961	529	432	501	83	89
Semiconductors	7,394	3,814	1,180	3,647	477	1,019
Medical Systems	6,780	4,849	1,886	4,199	85	84
Miscellaneous	5,109	(181)	1,712	774	173	207
Unallocated	6,828	(241)	2,462	337	53	38

Total	32,289	10,539	11,082	11,071	1,161	1,782

	2001

Lighting	2,936	1,979	929	1,473	224	179
Consumer Electronics	3,215	655	2,508	510	189	253
DAP	1,084	652	432	571	105	81
Semiconductors	8,796	4,993	1,143	4,700	1,060	1,013
Medical Systems	7,962	5,418	2,471	4,880	86	75
Miscellaneous	6,674	477	1,503	684	479	295
Unallocated	8,535	135	2,988	421	–	73

Total	39,202	14,309	11,974	13,239	2,143	1,969

Goodwill assigned to product sectors

	2003

			Goodwill
			amortization		Translation
	Carrying		related to		differences	Carrying
	value at		sale of		and other	value at
	January 1	Acquisitions	business	Impairment	changes	December 31

Lighting	86	4			(11)	79
Consumer Electronics	4	29			(7)	26
DAP	141				(23)	118
Semiconductors	228	4		(9)	(30)	193
Medical Systems	2,692	7		(139)	(515)	2,045
Miscellaneous	—				3	3
Unallocated	41				(11)	30

Total	3,192	44	–	(148)	(594)	2,494

Main countries

	2003

	sales (to		net
	third	total	operating	long-lived	capital
	parties)	assets	capital	assets	expenditures	depreciation

Netherlands	1,181	6,525	2,304	1,610	251	319
United States	7,532	7,458	3,554	3,933	140	444
Germany	2,184	1,675	259	619	90	134
France	1,952	2,267	(88)	206	40	62
United Kingdom	1,258	586	113	240	19	31
China	2,699	1,260	–	361	133	95
Other countries	12,231	9,229	1,929	1,675	307	434

Total	29,037	29,000	8,071	8,644	980	1,519

	2002

Netherlands	1,507	5,694	2,724	1,596	238	345
United States	9,409	9,259	5,303	5,633	127	544
Germany	2,333	1,670	303	664	115	109
France	1,893	2,194	32	426	214	110
United Kingdom	1,503	629	251	293	18	32
China	2,510	1,311	(323)	378	112	157
Other countries	12,665	11,532	2,249	2,081	337	485

Total	31,820	32,289	10,539	11,071	1,161	1,782

	2001

Netherlands	1,555	5,818	2,799	1,767	403	333
United States	8,901	10,640	6,902	6,838	386	516
Germany	2,648	1,831	508	711	226	123
France	1,990	4,794	85	377	157	182
United Kingdom	1,560	752	448	210	46	48
China	2,205	1,428	213	523	224	171
Other countries	13,480	13,939	3,354	2,813	701	596

Total	32,339	39,202	14,309	13,239	2,143	1,969

Other information

Proposed dividend to shareholders of Royal Philips Electronics

A proposal will be submitted to the General Meeting of Shareholders to declare a dividend of EUR 0.36 per common share (EUR 461 million).
Pursuant to article 35 of the Articles of Association, and with the approval of the Supervisory Board and the Meeting of Priority Shareholders, the remainder of the income for the financial year 2003 has been retained by way of reserve.
In 2002, a distribution was made of EUR 0.36 per common share from the other reserves. The balance sheet presented in this report, as part of the consolidated financial statements for the period ended December 31, 2003, is before dividend, which is subject to shareholder approval after year-end.

Corporate governance of the Philips Group

General
Koninklijke Philips Electronics N.V. (the ‘Company’) is the parent company of the Philips Group (‘Philips’ or the ‘Group’). The Company, which started as a limited partnership in 1891, is a public corporation governed by Dutch law since 1912, and its shares have been listed on the Amsterdam Stock Exchange Euronext Amsterdam since 1913. The shares have been traded in the United States since 1962 and have been listed on the New York Stock Exchange since 1987. It is envisaged that the other current listings on the Frankfurt stock exchange and Euronext Paris will be terminated in the first half of 2004.

Over the last decades the Company pursued a consistent policy to enhance and improve its corporate governance in line with US, Dutch and international codes of best practices. A series of reorganizations of its corporate and Board structure resulted in enhanced transparency of its management and oversight structure. The Company has also aimed for a fair disclosure practice in its investor relations policy and has strengthened the accountability of its executive management and its independent supervisory directors, and has increased the rights and powers of shareholders and the communication with investors. As a result of its shares being traded in the US capital market, the Company is required to comply with the US Sarbanes-Oxley Act and related regulations. In Europe, the European Commission is aiming for a harmonized approach whereby listed companies should comply with their home country corporate governance codes, failing which they would have to indicate the reasons for non-compliance.
A new Dutch code on corporate governance was published on December 9, 2003, which is expected to be supported by a governmental decree requiring disclosure, in the annual report, of information regarding the application of the code’s rules or an explanation if rules, have not been applied. It is expected that such disclosure will be mandatory only from the fiscal year 2004 onwards. The Company addresses the way it intends to further implement its overall corporate governance structure already in this report. The Supervisory Board and the Board of Management, who are responsible for the corporate governance structure of the Company, believe that in this structure the vast majority of the best practice provisions of the code are already being applied, while anticipated (implementation) steps to further improve its corporate governance are described below.

146	Philips Annual Report 2003

Board of Management

General
The executive management of Philips is entrusted to its Board of Management under the chairmanship of the President/CEO and consists of at least three members (currently four). The members of the Board of Management have collective powers and responsibilities. They share responsibility for the management of the Company, the deployment of its strategy and policies, and the achievement of its objectives and results. The Board of Management has, for practical internal purposes, adopted a division of responsibilities indicating the functional and business areas monitored and reviewed by the individual members. According to the Company’s corporate objectives and Dutch law, the Board of Management is guided by the interests of the Company and its affiliated enterprises within the Philips Group, taking into consideration the interests of the Company’s stakeholders, and is accountable for the performance of its assignment to the Supervisory Board and the General Meeting of Shareholders. The Board of Management follows its own Rules of Procedure, which govern procedures for meetings, resolutions, minutes and (vice) chairmanship.

(Term of) Appointment, individual data and conflicts of interests
Members of the Board of Management and the President/CEO are elected by the General Meeting of Shareholders upon a binding recommendation from the Supervisory Board and the Meeting of Priority Shareholders. According to the Company’s current articles of association, this binding recommendation may be overruled by a resolution of the General Meeting of Shareholders taken by a majority of at least 2/3 of the votes cast and representing more than half of the issued share capital. From 2004 onwards, appointment will be for four years, renewable for consecutive terms of four years. Pending expected amendment of Dutch legislation, if the General Meeting of Shareholders, by simple majority, representing at least 1/3 of the Company’s share capital, does not adopt the proposed election, the Board of Management and the Supervisory Board may reconsider the recommended candidate. Members may be suspended by the Supervisory Board and the General Meeting of Shareholders and dismissed by the latter.
Individual data on the members of the Board of Management are published in the Annual Report, and updated on the Company’s website. Under its own rules, the acceptance by a member of the Board of Management of a membership of the supervisory board of another listed company requires the approval of the Supervisory Board. The Supervisory Board is notified of other important positions (to be) held by a member of the Board of Management. No member of the Board of Management holds more than two supervisory board memberships of listed companies (other than (former) subsidiaries), or is a chairman of such supervisory board. Because of the historic relationship between the Company and the French listed company Atos Origin S.A. and Philips’ large stake therein, Mr Hommen’s supervisory board membership of Atos Origin in this respect is not considered to be an external membership.
The Company is considering further formalizing its rules to avoid conflicts of interests between the Company and members of the Board of Management. Any transaction that could create a conflict of interests for members of the Board of Management require the approval of the Supervisory Board — except for transactions between the Company and its associated companies, general transactions with the Board member as a customer or customary transactions pursuant to arrangements applicable to other Philips Executives in the Netherlands. No (potential) conflicts of interests have been reported.

Relationship between Board of Management and Supervisory Board
The Board of Management is supervised by the Supervisory Board and provides the latter with any and all (written) information the Supervisory Board needs to fulfill its own responsibilities. Major decisions of the Board of Management require the approval of the Supervisory Board; these include those concerning (a) the operational and financial objectives of the Company, (b) the strategy designed to achieve the objectives, and (c) the boundary conditions to be applied in relation to the strategy.

Philips Annual Report 2003	147

Other information

Risk management approach
The Board of Management is responsible for ensuring that the Company complies with all relevant legislation and regulations. It is responsible for proper financing of the Company and the management of the risks that the Company is facing. It reports on and accounts for internal risk management and control systems to the Supervisory Board and its Audit Committee. Risk factors and the risk management approach — including the internal risk management and control system and the certification thereof by the Board of Management, as well as the sensitivity of the Company’s results to external factors and variables — are described in more detail on pages 39-41. Within Philips, risk management and control forms an integral part of business management and is embedded in the periodic business planning and review cycle. The Company’s risk management approach includes company-wide self-assessments and evaluation and monitoring procedures with formal certification statements by Product Division management to the Board of Management to confirm the adequacy of the design and effectiveness of internal controls over financial reporting.

Philips also has a financial code of ethics which applies to some senior officers, including the CEO and CFO (the principal financial and principal accounting officer), and to employees performing an accounting or financial function (refer to the Company’s website).

In view of the requirements under the US Securities Exchange Act, procedures are in place to enable the CEO and the CFO to certify the annual report on Form 20-F (which incorporates major parts of the Annual Report). In 2003, the Board of Management installed a Disclosure Committee which advises the various officers and departments involved, including the CEO and the CFO, on the timely review, publication and filing of periodic and current (financial) reports. Apart from the certification by the CEO and CFO under US law, each individual member of the Supervisory Board and the Board of Management signs off under Dutch law the financial statements as being disclosed and submitted to the General Meeting of Shareholders for adoption. If one or more of their signatures is missing, this shall be stated, giving the reasons therefor.

Amount and composition of the remuneration of the Board of Management
The remuneration of the members of the Board of Management is determined by the Supervisory Board on the advice of the Remuneration Committee of the Supervisory Board, and is consistent with any policies thereon as adopted by the General Meeting of Shareholders. For the first time, the remuneration policy applicable to the Board of Management will be submitted for approval to the General Meeting of Shareholders of March 25, 2004. A full and detailed description of the composition of the remuneration of the members of the Board of Management is included in the Report of the Supervisory Board and other parts of the Annual Report of the Company.

The remuneration structure, including severance pay, is such that it promotes the interests of the Company in the medium and long term, does not encourage members of the Board of Management to act in their own interests and neglect the interests of the Company, and does not reward failing Board members upon termination of their employment. The level and structure of remuneration shall be determined in the light of factors such as the results, the share price performance and other developments relevant to the Company.

The main elements of the contract of employment of a new member of the Board of Management — including the amount of the (fixed) base salary, the structure and amount of the variable remuneration component, any severance plan, pension arrangements and performance criteria — shall be made public immediately after it has become effective, but at the latest prior to the appointment. From 1 August 2003 onwards, for new members of the Board of Management the term of their contract of employment is set at 4 years, and in case of termination, severance payment is in principle limited to a maximum of one year’s base salary. The Company does not grant personal loans, guarantees or the like to members of the Board of Management, and no such (remissions of) loans and guarantees have been granted to such members in 2003, nor are outstanding as of December 31, 2003.

148	Philips Annual Report 2003

In 2003, Philips adopted a Long-Term Incentive Plan (‘LTIP’ or the ‘Plan’) consisting of a mix of restricted shares and stock options for members of the Board of Management, Group Management Committee, Philips Executives and other key employees. This Plan was approved by the General Meeting of Shareholders of 2003. Future substantial changes to that Plan will be submitted to the shareholders meeting for approval. As from 2002, the Company grants fixed stock options that expire after ten years to members of the Board of Management (and other grantees). The options vest after three years and may not be exercised in the first three years after they have been granted. Options are granted at fair market value, based on the closing price of Euronext Amsterdam on the date of grant, and neither the exercise price nor the other conditions regarding the granted options can be modified during the term of the options, except in certain exceptional circumstances. The value of the options granted to the Board of Management and other personnel and the method followed in calculating this value are stated in the notes to the annual accounts. Philips is one of the first firms to have introduced restricted shares as part of the LTIP. A grantee will receive the restricted shares in three equal instalments in three successive years, provided he/she is still with the Company on the respective delivery dates. If the grantee still holds the shares after three years from the delivery date, Philips will grant 20% additional (premium) shares, provided he/she is still with Philips. This Plan is designed to stimulate long-term investment in Philips shares. To further align the interests of members of the Board of Management and shareholders, restricted shares granted to these Board members shall be retained for a period of at least five years or until at least the end of employment, if this period is shorter.

The actual number of long-term incentives (both stock options and restricted shares) that are to be granted to the members of the Board of Management will be determined by the Supervisory Board and depends on the achievement of the set team targets based on the areas of responsibility monitored by the individual members of the Board of Management and on the share performance of Philips.

The share performance of Philips is measured on the basis of the Philips Total Shareholder Return (TSR) compared to the TSR of a peer group of 24 leading multinational electronics/electrical equipment companies over a three-year period; the composition of this group is described in the report of the Supervisory Board. The TSR performance of Philips and the companies in the peer group is divided into quintiles. Based on this relative TSR position at the end of December, the Supervisory Board establishes a multiplier which varies from 0.8 – 1.2 and depends on the quintile in which the Philips TSR result falls. Every individual grant, the size of which depends on the positions and performance of the individuals, will be multiplied by the multiplier.

According to Philips’ Rules of Conduct on Inside Information, members of the Board of Management are only allowed to trade in Philips securities (including the exercise of stock options) during ‘windows’ of ten business days following the publication dates of annual and quarterly results (provided the person involved has no ‘inside information’ regarding Philips at that time). The Supervisory Board is considering developing a policy concerning ownership of and transactions in securities by members of the Board of Management, other than Philips securities and the notification thereof to the Philips Compliance officer.

Philips Annual Report 2003	149

Other information

Supervisory Board

General
The Supervisory Board supervises the policies of the executive management (the Board of Management) and the general course of affairs of the Company and its affiliates and advises the executive management thereon. The Supervisory Board, in the two-tier structure prescribed by Dutch law, is a separate and independent body from the Board of Management. That independent character is also reflected in the requirement that members of the Supervisory Board can neither be a member of the Board of Management nor an employee of the Company. The Supervisory Board considers all its members to be independent under the applicable US standards and pursuant to the Dutch Corporate Governance Code.

The Supervisory Board, acting in the interests of the Company and the Philips Group and taking into account the relevant interest of the Company’s stakeholders, supervises and advises the Board of Management in performing its management tasks and setting the direction of the Group’s business, including (i) achievement of the Company’s objectives, (ii) corporate strategy and the risks inherent in the business activities, (iii) the structure and operation of the internal risk management and control systems, (iv) the financial reporting process, and (v) compliance with legislation and regulations. Major management decisions and the Group’s strategy are discussed with and approved by the Supervisory Board. In its report, the Supervisory Board describes its activities in the financial year, the number of committee meetings and the main items discussed.

Rules of Procedure of the Supervisory Board
The Supervisory Board’s Rules of Procedure consolidate its own governance rules (including meetings, items to be discussed, resolutions, appointment and re-election, profile of the Supervisory Board). Its composition follows the profile, which aims for an appropriate combination of knowledge and experience among its members encompassing marketing, manufacturing, technology, financial, economic, social and legal aspects of international business and government and public administration in relation to the global and multi-product character of the Company’s businesses. The Supervisory Board further aims to have available appropriate experience within Philips by having one former Philips executive as a member of its Board. The Chairman of the Supervisory Board is not a former Philips executive. The Rules of Procedure of the Supervisory Board are published on the Company’s Internet website. They include the charters of its committees, to which the plenary Supervisory Board, while retaining overall responsibility, has assigned certain tasks : the Corporate Governance and Nomination & Selection Committee, the Audit Committee and the Remuneration Committee. A maximum of one member of each committee need not be independent as defined by the Dutch Corporate Governance Code. Each committee reports, and submits its minutes for information, to the Supervisory Board.

The Supervisory Board is assisted by the General Secretary of the Company. He sees to it that correct procedures are followed and that the Supervisory Board acts in accordance with its statutory obligations and its obligations under the articles of association. He assists the Chairman of the Supervisory Board in the actual organization of the affairs of the Board (information, agenda, evaluation, training program) and is the contact person for interested parties who want to make concerns known to the Supervisory Board. The General Secretary of the Company shall, either on the recommendation of the Supervisory Board or otherwise, be appointed by the Board of Management and may be dismissed by the Board of Management, after the approval of the Supervisory Board has been obtained. The Supervisory Board is considering formalizing this procedure in its Rules of Procedure.

150	Philips Annual Report 2003

(Term of) Appointment, individual data and conflicts of interests

The Supervisory Board consists of at least three members (currently eight), including a Chairman, Vice-Chairman and Secretary. The so-called Dutch ‘structure regime’ does not apply to the Company. Members are elected by the General Meeting of Shareholders for fixed terms of four years, upon a binding recommendation from the Supervisory Board and the Meeting of Priority Shareholders. According to the Company’s current articles of association, this binding recommendation may be overruled by a resolution of the General Meeting of Shareholders taken by a majority of at least 2/3 of the votes cast and representing more than half of the issued share capital. Pending expected amendment of Dutch legislation, if the General Meeting of Shareholders, by simple majority, representing at least 1/3 of the Company’s share capital, does not adopt the proposed election, the Board of Management and the Supervisory Board may reconsider the recommended candidate.

Members may be suspended by the Supervisory Board and the General Meeting of Shareholders and dismissed by the latter. In the event of inadequate performance, structural incompatibility of interests, and in other instances in which resignation is deemed necessary in the opinion of the Supervisory Board, the Board shall submit to the General Meeting of Shareholders a proposal to dismiss the respective member of the Supervisory Board. There is no age limit applicable, and members may be re-elected twice. The expiration of the term of Supervisory Board members is put on the Company’s website.

Individual data on the members of the Supervisory Board are published in the Annual Report, and updated on the Company’s website.

After their appointment, all members of the Supervisory Board shall follow an introduction programme, which covers general financial and legal affairs, financial reporting by the Company, any specific aspects that are unique to the Company and its business activities, and the responsibilities of a Supervisory Board member. Any need for further training or education of members will be reviewed annually, also on the basis of an annual evaluation survey.

In accordance with policies adopted by the Supervisory Board, no member of the Supervisory Board shall hold as of year-end 2004 more than five supervisory board memberships of Netherlands-listed companies, the chairmanship of a supervisory board counting double.

In compliance with the Dutch Corporate Governance Code, the Company is considering formalizing its strict rules to avoid conflicts of interests between the Company and members of the Supervisory Board; all information about a conflict of interests situation is to be provided to the Chairman of the Supervisory Board. No conflicts of interests were reported in 2003.

Meetings of the Supervisory Board

The Supervisory Board meets at least six times per year, including a two-day meeting on strategy. The Supervisory Board, on the advice of its Audit Committee, also discusses, in any event at least once a year, the risks of the business, and the result of the assessment by the Board of Management of the structure and operation of the internal risk management and control systems, as well as any significant changes thereto. In 2003 all members of the Board participated in five or more of the meetings of the Supervisory Board. The members of the Board of Management attend meetings of the Supervisory Board except in matters regarding the desired profile, composition and competence of the Supervisory Board, the Board of Management and the Group Management Committee, as well as the remuneration and performance of individual members of the Board of Management and the Group Management Committee and the conclusions that must be drawn on the basis thereof. In addition to these items, the Supervisory Board, being responsible for the quality of its own performance, discusses, at least once a year on its own, without the members of the Board of Management being present, both its own functioning and that of the individual members, and the conclusions that must be drawn on the basis thereof. The above conclusions will be published in the Report of the Supervisory Board in the Annual Report. The Chairman and other members of the Board of Management have regular contacts with the Chairman and other members of the Supervisory Board. The Board of Management is required to keep the Supervisory Board informed of all facts and developments concerning the Company that the Supervisory Board may need in order to function as required and to properly carry out its duties, to consult it on important matters and to submit certain important decisions to it for its prior approval. The Supervisory Board and its individual members each have their own responsibility for requesting from the Board of Management and the external auditor all information that the Supervisory Board needs in order to be able to carry out its duties properly as a supervisory organ. If the Supervisory Board considers it necessary, it may obtain information from officers and external advisers of the Company.

The Company provides the necessary means for this purpose. The Supervisory Board may also require that certain officers and external advisers attend its meetings.

The Chairman of the Supervisory Board

The Supervisory Board’s Chairman will see to it that: (a) the members of the Supervisory Board follow their induction and education or training program, (b) the members of the Supervisory Board receive in good time all information which is necessary for the proper performance of their duties, (c) there is sufficient time for consultation and decision-making by the Supervisory Board, (d) the committees of the Supervisory Board function properly, (e) the performance of the Board of Management members and Supervisory Board members will be assessed at least once a year, and (f) the Supervisory Board elects a Vice-Chairman.

Remuneration of the Supervisory Board/share ownership

The remuneration of the members of the Supervisory Board is determined by the General Meeting of Shareholders of the Company. In accordance with the articles of association of the Company, the Supervisory Board has determined the additional remuneration for its chairman and the members of its committees. The remuneration of a Supervisory Board member is not dependent on the results of the Company. Further details are published in the Annual Report.

Shares or rights to shares shall not be granted to a Supervisory Board member. In accordance with the Rules of Procedure, any shares in the Company held by a Supervisory Board member are long-term investments. The Supervisory Board is considering a policy on ownership of and transactions in non-Philips securities by members of the Supervisory Board. The Company shall not grant its Supervisory Board members any personal loans, guarantees or similar arrangements. No such (remissions of) loans and guarantees have been granted to such members in 2003, nor were outstanding as of December 31, 2003.

The Corporate Governance and Nomination & Selection Committee

The Corporate Governance and Nomination & Selection Committee consists of at least the Chairman, Vice-Chairman and Secretary of the Supervisory Board (ex officio). If one and the same member of the Supervisory Board fulfils the function of Vice-Chairman and Secretary, the Board considers a minimum of two members of the Corporate Governance and Nomination & Selection Committee sufficient. The Committee reviews the corporate governance principles applicable to the Company at least once a year, and advises the Supervisory Board on any changes to these principles as it deems appropriate. It also (a) draws up selection criteria and appointment procedures for members of the Supervisory Board, the Board of Management and the Group Management Committee; (b) periodically assesses the size and composition of the Supervisory Board, the Board of Management and the Group Management Committee, and makes any proposals for a composition profile of the Supervisory Board, if appropriate; (c) periodically assesses the functioning of individual members of the Supervisory Board, the Board of Management and the Group Management Committee, and reports on this to the Supervisory Board. The Committee also consults with the President/CEO and the Board of Management on candidates to fill vacancies on the Supervisory Board, the Board of Management and the Group Management Committee, and advises, together with the Meeting of Priority Shareholders, the Supervisory Board on the candidates for appointment. It further supervises the policy of the Board of Management on the selection criteria and appointment procedures for Philips Executives.

The Remuneration Committee

The Remuneration Committee meets at least twice a year and is responsible for preparing decisions of the Supervisory Board on the remuneration of members of the Board of Management and the Group Management Committee. It drafts the proposal for the remuneration policies to be pursued and a proposal for the remuneration of the individual members of the Board of Management to be adopted by the Supervisory Board. The Committee prepares an annual remuneration report.

The remuneration report contains an account of the manner in which the remuneration policy has been implemented in the past financial year, as well as an overview of the implementation of the remuneration policy planned by the Supervisory Board for the next years. The Supervisory Board aims to have available appropriate experience within the Remuneration Committee. Currently, the Chairman of the Supervisory Board is also Chairman of the Remuneration Committee; the Board will reflect on the recommendation of the Dutch Corporate Governance Code that these functions should not be combined. No more than one member of the Remuneration Committee shall be a member of the management board of another listed company.

The Audit Committee

The Audit Committee meets at least four times a year, before the publication of the annual and quarterly results. At least one of the members of the Audit Committee, which currently consists of three members of the Supervisory Board, is a financial expert as set out in the Dutch Corporate Governance Code. In accordance with this code, a financial expert has relevant knowledge and experience of financial administration and accounting at the company in question. The Supervisory Board considers the fact of being compliant with the Dutch Corporate Governance Code, in combination with the knowledge and experience available in the Audit Committee as well as the possibility to take advice from internal and external experts and advisors, to be sufficient for the fulfillment of the tasks and responsibilities of the Audit Committee. Therefore, none of the members of the Audit Committee has been determined by the Supervisory Board to be an Audit Committee financial expert as defined under the regulations of the US Securities and Exchange Commission. The Supervisory Board will reconsider this decision if the composition of the Audit Committee changes. The Audit Committee shall not be chaired by the Chairman of the Supervisory Board or by a former Philips executive. The tasks and functions of the Audit Committee, as described in its charter which is published on the Company’s website as part of the Rules of Procedure of the Supervisory Board, include the duties recommended in the Dutch Corporate Governance Code. More specifically, the Audit Committee assists the Supervisory Board in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements, the financial reporting process, the system of internal business controls and risk management, the internal and external audit process, the internal and external auditor’s qualifications, its independence and its performance as well as the Company’s process for monitoring compliance with laws and regulations and the General Business Principles. It reviews the Company’s annual and interim financial statements, including non-financial information, prior to publication and advises the Supervisory Board on the adequacy and appropriateness of internal control policies and internal audit programs and their findings.The Supervisory Board is considering a policy according to which complaints, if any, received by the Company in respect of the financial reporting, the internal risk management and control systems, and the audit shall be recorded and handled by the Audit Committee. Internal ‘whistleblowers’ will have the opportunity, without jeopardizing their position, to report on irregularities in the above-mentioned matters and to report complaints about members of the Board of Management to the Chairman of the Supervisory Board.

In reviewing the Company’s annual and interim statements, including non-financial information, and advising the Supervisory Board on the adequacy and appropriateness of internal control policies and internal audit programs and their findings, the Audit Committee reviews matters relating to accounting policies and compliance with accounting standards, compliance with statutory and legal requirements and regulations particularly in the financial domain. Important findings and identified risks are examined thoroughly by the Audit Committee in order to allow appropriate measures to be taken. With regard to the internal audit, the Audit Committee, in cooperation with the external auditor, reviews the internal audit charter, audit plan, audit scope and its coverage in relation to the scope of the external audit, staffing, independence and organizational structure of the internal audit function.

With regard to the external audit, the Committee reviews the proposed audit scope, approach and fees, the independence of the external auditor, its performance and its (re-) appointment, audit and permitted non-audit services provided by the external auditor in conformity with the Philips Policy on Auditor Independence, as well as any changes to this Policy. The Committee also considers the report of the external auditor and its report with respect to the annual financial statements. According to the procedures, the Audit Committee acts as the principal contact for the external auditor if the said auditor discovers irregularities in the content of the financial reports. It also advises on the Supervisory Board’s statement to shareholders in the annual accounts. The Audit Committee periodically discusses the Company’s policy on business controls, the General Business Principles including the deployment thereof, overviews on tax, IT, litigation, environmental exposures, financial exposures in the area of treasury, real estate, pensions, and the Company’s major areas of risk. The Company’s external auditor attends all Committee meetings and the Committee meets separately on a quarterly basis with each of the President/Chief Executive Officer, the Chief Financial Officer, the internal auditor and the external auditor.

Group Management Committee

The Group Management Committee consists of the members of the Board of Management, Chairmen of product divisions and certain key officers. Members other than members of the Board of Management are appointed by the Supervisory Board. The task of the Group Management Committee, the highest consultative body within Philips, is to ensure that business issues and practices are shared across Philips and to implement common policies.

General Meeting of Shareholders

General

A General Meeting of Shareholders is held at least once a year to discuss and resolve on the report of the Board of Management, the annual financial statements with explanation and appendices, the report of the Supervisory Board, any proposal concerning dividends or other distributions, the appointment of members of the Board of Management and Supervisory Board, important management decisions as required by Dutch law, and any other matters proposed by the Supervisory Board, the Board of Management, the Meeting of Priority Shareholders or shareholders in accordance with the provisions of the Company’s articles of association. As a separate agenda item and in application of Dutch law, the General Meeting of Shareholders discusses the discharge of the members of the Board of Management and the Supervisory Board from responsibility for the performance of their respective corporate assignments in the preceding financial year.

However, this discharge only covers matters that are known to the Company and the shareholders when the resolution is adopted. The General Meeting of Shareholders is held in Eindhoven, Amsterdam, Rotterdam or The Hague no later than six months after the end of the financial year.

Meetings are convened by public notice and mailed by letter to registered shareholders. Extraordinary General Meetings may be convened by the Supervisory Board or the Board of Management if deemed necessary and must be held if the Meeting of Priority Shareholders or shareholders jointly representing at least 10% of the outstanding share capital make a written request to that effect to the Supervisory Board and the Board of Management, specifying in detail the business to be dealt with. The agenda of the General Meeting of Shareholders shall contain such business as may be placed thereon by the Board of Management, the Supervisory Board or the Meeting of Priority Shareholders, and agenda items will be explained – where necessary – in writing. In accordance with the articles of association, requests from shareholders for items to be included on the agenda will generally be honored, subject to the Company’s rights to refuse to include the requested agenda item under Dutch law, provided that such requests are made to the Board of Management and the Supervisory Board by shareholders representing at least 1% of the Company’s outstanding capital at least 60 days before a General Meeting of Shareholders.

Main powers of the General Meeting of Shareholders

All outstanding shares carry voting rights. The main powers of the General Meeting of Shareholders are to appoint, suspend and dismiss members of the Board of Management and of the Supervisory Board, to adopt the financial statements, declare dividends and to discharge the Board of Management and the Supervisory Board from responsibility for the performance of their respective duties for the previous financial year, to appoint the external auditor, to adopt amendments to the articles of association and proposals to dissolve or liquidate the Company, to issue shares or rights to shares, to restrict or pass pre-emptive rights of shareholders, to repurchase or cancel outstanding shares, and to determine the record date for a General Meeting of Shareholders. Following common corporate practice in the Netherlands, the Company each year requests limited authorization to issue (rights to) shares, to pass pre-emptive rights and to repurchase shares. In compliance with Dutch law, decisions of the Board of Management that are so far-reaching that they would greatly change the identity of the Company or the business require the approval of the General Meeting of Shareholders. This, in principle, concerns resolutions to take or dispose of a holding in the capital of the Company, which holding is worth at least a quarter of the market value of the outstanding share capital of the Company, plus the nominal value of the gross interest-bearing liabilities. The reference price shall be the closing price prior to the date on which the Board of Management decision is announced.

The Board of Management and Supervisory Board are also accountable, at the annual General Meeting of Shareholders, for the policy on the additions to reserves and dividends (the level and purpose of the additions to reserves, the amount of the dividend and the type of dividend). This subject shall be dealt with and explained as a separate agenda item at the General Meeting of Shareholders. Philips aims for a sustainable and stable dividend distribution to shareholders in the long term. A resolution to pay a dividend shall be dealt with as a separate agenda item at the General Meeting of Shareholders.

The Board of Management and the Supervisory Board provide the General Meeting of Shareholders with all requested information, unless this would be prejudicial to an overriding interest of the Company. If the Board of Management and the Supervisory Board invoke an overriding interest, explicit reasons must be given. If a serious private bid is made for a business unit or a participating interest and the value of the bid exceeds a certain threshold, and such bid is made public, the Board of Management shall, at its earliest convenience, make public its position on the bid and the reasons for this position.

Logistics of the General Meeting of Shareholders and provision of information

General

The Company may set a registration date for the exercise of the voting rights and the rights relating to General Meetings of Shareholders. Shareholders registered at such date are entitled to attend the meeting and to exercise the other shareholder rights (in the meeting in question) notwithstanding subsequent sale of their shares thereafter. This date will be published in advance of every General Meeting of Shareholders. Shareholders who are entitled to attend a General Meeting of Shareholders may be represented by proxies.

All information distributed via the Shareholders’ Communication Channel (see below), and further information which is required to be published or deposited pursuant to the provisions of company law and securities law applicable to the Company, is placed and updated on the Philips website, or hyperlinks are established. The Board of Management and Supervisory Board shall ensure that the General Meeting of Shareholders is informed by means of a ‘shareholders circular’ – published on the Company’s website – of facts and circumstances relevant to the proposed resolutions.

Resolutions taken at a General Meeting of Shareholders shall be recorded by a civil law notary and co-signed by the chairman of the meeting; such resolutions shall also be published in English and Dutch on the Company’s website within one day after the meeting. A summary of the discussions during the General Meeting of Shareholders, in the language of the meeting, is made available to shareholders, on request, no later than three months after the meeting. Shareholders shall have the opportunity to react to this summary in the following three months, after which a final summary is adopted by the chairman of the meeting in question.

Other information

Proxy voting and the Shareholders Communication Channel
Philips was one of the key companies in the establishment of the Shareholders’ Communication Channel — a project of Euronext Amsterdam, banks in the Netherlands and several major Dutch companies — to simplify contacts between a participating company and shareholders that hold their shares through a Dutch bank account with a participating bank. The Company uses the Shareholders’ Communication Channel to distribute the Management Report booklet of its Annual Report, the Agenda for the annual General Meeting of Shareholders, and a voting instruction form. By returning this form, shareholders grant power to an independent proxy holder who will vote according to the instructions expressly given on the voting instruction form. The Shareholders’ Communication Channel can also be used, under certain conditions, by participating Philips shareholders to distribute information directly related to the agenda of the General Meeting of Shareholders to other participating Philips shareholders.

Meeting of Priority Shareholders and the Dr. A.F. Philips-Stichting
There are ten priority shares, which were originally held by individuals affiliated with the Company and/or the Philips family and are currently held by a foundation called the Dr. A.F. Philips-Stichting. The self-electing Board of the Dr. A.F. Philips-Stichting consists of the Chairman and the Vice-Chairman and Secretary of the Supervisory Board, certain other members of the Supervisory Board, and the President of the Company. At present, the Board consists of Messrs L.C. van Wachem, W. de Kleuver, J-M. Hessels, K.A.L.M. van Miert and G.J. Kleisterlee.

A Meeting of Priority Shareholders is held at least once a year, at least thirty days before the General Meeting of Shareholders. Approval of the Meeting of Priority Shareholders is required for resolutions of the General Meeting of Shareholders regarding the issue of ordinary shares of the Company or rights to shares, the cancellation of the shares, amendments to the articles of association, and the liquidation of the Company. Acting in agreement with the Supervisory Board, the Meeting also makes binding recommendations to the General Meeting of Shareholders for the appointment of members of the Board of Management and the Supervisory Board of the Company, which can be overruled by the General Meeting of Shareholders approved by a majority of at least 2/3 of the votes cast and representing more than half of the issued share capital.
The Board of Management of the Company and the Board of the Dr. A.F. Philips Stichting declare that they are jointly of the opinion that the Dr. A.F. Philips Stichting is independent of the Company as required by the Listing Requirements of Euronext Amsterdam N.V.’s stock market.

Preference shares and the Stichting Preferente Aandelen Philips
As a means to protect the Company and its stakeholders against an unsolicited attempt to take over control of the Company, the General Meeting of Shareholders in 1989 adopted amendments to the Company’s articles of association that allow the Board of Management and the Supervisory Board to issue (rights to) preference shares to a third party. As then anticipated and disclosed, the Stichting Preferente Aandelen Philips (‘the Foundation’) was created, which was granted the right to acquire preference shares in the Company. The mere notification that the Foundation wishes to exercise its rights, should a third party ever seem likely in the judgment of the Foundation to gain a controlling interest in the Company, will result in the preference shares being effectively issued.
The Foundation may exercise this right for as many preference shares as there are ordinary shares in the Company outstanding at that time.

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The object of the Foundation is to represent the interests of the Company, the enterprises maintained by the Company and its affiliated companies within the Philips Group, such that the interests of Philips, those enterprises and all parties involved with them are safeguarded as effectively as possible, and that they are afforded maximum protection against influences which, in conflict with those interests, may undermine the autonomy and identity of Philips and those enterprises, and also to do anything related to the above ends or conducive to them. In the event of a hostile takeover attempt this arrangement will allow Philips and its Board of Management and Supervisory Board to determine its position in relation to the bidder and its plans, seek alternatives and defend the Company’s interests and those of its stakeholders from a position of strength.

The members of the self-electing Board of the Foundation are Messrs J.R. Glasz, S.D. de Bree, W.E. Scherpenhuijsen Rom, L.C. van Wachem and G.J. Kleisterlee. As Chairman of the Supervisory Board and the Board of Management respectively, Messrs Van Wachem and Kleisterlee are members of the Board ex officio. Mr Kleisterlee is not entitled to vote.

The Board of Management of the Company and the Board of the Stichting Preferente Aandelen Philips declare that they are jointly of the opinion that the Stichting Preferente Aandelen Philips is independent of the Company as required by the Listing Requirements of Euronext Amsterdam N.V.’s stock market.

Audit of the financial reporting and the position of the external auditor
The annual financial statements, observing Dutch law and applying US GAAP, are prepared by the Board of Management and reviewed by the Supervisory Board upon the advice of its Audit Committee and the external auditor. Upon approval, the accounts are signed by all members of both the Board of Management and the Supervisory Board and, together with the final opinion of the external auditor, disclosed promptly. The Board of Management is responsible, under supervision of the Supervisory Board, for the quality and completeness of such publicly disclosed financial reports. The financial statements are presented for discussion and adoption to the Annual General Meeting of Shareholders, to be convened subsequently. Philips, under US securities regulations, separately discloses its Annual Report on Form 20-F, incorporating major parts of the Annual Report as prepared under the requirements of Dutch law.

Internal controls and disclosure policies
Comprehensive internal procedures, compliance with which is supervised by the Supervisory Board, are in place for the preparation and publication of the Annual Report, the annual accounts, the quarterly figures and ad hoc financial information. As from 2003, the internal assurance process for business risk assessment has been strengthened and the review frequency has been upgraded to a quarterly review cycle, in line with emerging best practices in this area.
As part of these procedures, a Disclosure Committee is appointed by the Board of Management to oversee the Company’s disclosure activities and to assist the Board of Management in fulfilling its responsibilities in this respect. The Committee’s purpose is to ensure that the Company implements and maintains internal procedures for the timely collection, evaluation and disclosure, as appropriate, of information potentially subject to public disclosure under the legal, regulatory and stock exchange requirements to which the Company is subject. Such procedures are designed to capture information that is relevant to an assessment of the need to disclose developments and risks that pertain to the Company’s various businesses, and their effectiveness for this purpose will be reviewed periodically.

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Other information

Auditor information
In accordance with the procedures laid down in the Philips Policy on Auditor Independence and as mandatorily required by Dutch law, the external auditor of the Company is appointed by the General Meeting of Shareholders on the proposal of the Supervisory Board, after the latter has been advised by the Audit Committee and the Board of Management. Under this policy, once every three years the Supervisory Board and the Audit Committee conduct a thorough assessment of the functioning of the external auditor. The main conclusions of this assessment shall be communicated to the General Meeting of Shareholders for the purposes of assessing the nomination for the appointment of the external auditor. The current auditor of the Company, KPMG Accountants N.V., was appointed by the General Meeting of Shareholders on May 2, 1995. In 2002, when the Auditor Policy was adopted, the appointment of KPMG Accountants N.V. was confirmed by the Supervisory Board for an additional three years. The General Meeting of Shareholders has to decide again at its meeting in 2005 on the appointment of the auditor. Mr. J.F.C. van Everdingen is the current partner of KPMG Accountants N.V. in charge of the audit duties for the Philips Group. In accordance with the rotation schedule determined in accordance with the Auditor Policy, he will be replaced by another partner of KPMG Accountants N.V. no later than in 2006.

The external auditor shall attend the Annual General Meeting of Shareholders.
The Board of Management and the Audit Committee of the Supervisory Board shall report on their dealings with the external auditor to the Supervisory Board on an annual basis, particularly with regard to the auditor’s independence. The Supervisory Board shall take this into account when deciding its nomination for the appointment of an external auditor. The external auditor attends all meetings of the Audit Committee. The findings of the external auditor, the audit approach and the risk analysis are also discussed at these meetings. The external auditor attends the meeting of the Supervisory Board, at which the report of the external auditor with respect to the audit of the annual accounts is discussed, and at which the annual accounts are approved. In its audit report on the annual accounts to the Board of Management and the Supervisory Board, the external auditor refers to the financial reporting risks and issues that were identified during the audit, internal control matters, and any other matters, as appropriate, requiring communication under the auditing standards generally accepted in the Netherlands and the USA.

Auditor policy
The Company maintains a policy of strict separation between the auditing and consulting functions of its auditing company, in line with US Securities and Exchange Commission rules under which the appointed external auditor must be independent of the Company both in fact and appearance. The policy is laid down in the comprehensive policy on auditor independence published on the Company’s website.

160	Philips Annual Report 2003

Investor Relations

General
The Company is continuously striving to improve relations with its shareholders. In addition to communication with its shareholders at the Annual General Meeting of Shareholders, Philips elaborates its financial results during (public) conference calls, which are broadly accessible. It acts within its fair disclosure policies which are designed to provide all shareholders and other parties in the financial markets with equal and simultaneous information about matters that may influence the share price, publishes informative annual and quarterly reports and press releases, and informs investors via its extensive website. Furthermore, each year the Company organizes major Philips Product Divisional analysts days and participates in around ten broker conferences, announced in advance on the Company’s website and by means of press releases. Shareholders can follow some of these meetings and presentations in real time, by means of webcasting or telephone lines. It is Philips’ policy to post presentations to analysts and shareholders on the Company’s website. These meetings and presentations will not take place shortly before the publication of annual and quarterly financial information.

The Company shall not, in advance, assess, comment upon or correct, other than factually, any analyst’s reports and valuations. No fee(s) will be paid by the Company to parties for the carrying-out of research for analysts’ reports or for the production or publication of analysts’ reports, with the exception of credit-rating agencies.

Major shareholders and other information for shareholders
As of December 31, 2003, no person is known to the Company to be the owner of more than 5% of its Common Shares. The Common Shares are held by shareholders worldwide in bearer and registered form. Outside the United States, shares are held primarily in bearer form. As of December 31, 2003, approximately 88% of the Common Shares were held in bearer form. In the United States shares are held primarily in the form of registered shares of New York Registry (Shares of New York Registry) for which Citibank, N.A., 111 Wall Street, New York, New York 10043 is the transfer agent and registrar. As of December 31, 2003, approximately 12% of the total number of outstanding Common Shares were represented by Shares of New York Registry issued in the name of approximately 1,500 holders of record, including Cede & Co, acting as nominee for the Depository Trust Company holding the shares (indirectly) for individual investors as beneficiaries.

Only bearer shares are traded on the stock market of Euronext Amsterdam and other European stock exchanges. Only shares of New York Registry are traded on the New York Stock Exchange. Bearer shares and registered shares may be exchanged for each other. Since certain shares are held by brokers and other nominees, these numbers may not be representative of the actual number of United States beneficial holders or the number of Shares of New York Registry beneficially held by US residents.

Corporate seat and head office
The statutory seat of the Company is Eindhoven, the Netherlands, and the statutory list of all subsidiaries and affliated companies, prepared in accordance with the relevant legal requirements (The Netherlands Civil Code, Book 2, Articles 379 and 414), forms part of the notes to the consolidated financial statements and is deposited at the office of the Commercial Register in Eindhoven, the Netherlands (file no. 1910).
The executive offices of the Company are located at the Breitner Center, Amstelplein 2, 1096 BC Amsterdam, The Netherlands, telephone 31 (0)20 59 77 777.

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